UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PAREXEL INTERNATIONAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 15, 2017

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of the shareholders of PAREXEL International Corporation (“PAREXEL” or the “Company”), to be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 on September 15, 2017 at 10:00 A.M., Eastern Time (the “shareholder meeting”).

At the shareholder meeting, shareholders will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 19, 2017, by and among PAREXEL, West Street Parent, LLC (“Parent”) and West Street Merger Sub, Inc. (“Merger Sub”) (as it may be amended or modified from time to time, the “Merger Agreement”), providing for the acquisition of the Company by an affiliate of the private equity investment firm Pamplona Capital Management LLP (“Pamplona”). Subject to the terms and conditions of the Merger Agreement, the acquisition will occur by means of a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent in accordance with the Massachusetts Business Corporation Act (the “MBCA”). The PAREXEL board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement.

At the shareholder meeting, shareholders will also be asked to vote on (i) a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger, (ii) a proposal to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to adopt the Merger Agreement and (iii) such other business as may properly come before the shareholder meeting or any adjournment of the shareholder meeting. The PAREXEL board of directors unanimously recommends that you vote “FOR” the proposal to approve by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting.

The enclosed proxy statement describes the Merger Agreement, the merger and related matters, and attaches a copy of the Merger Agreement. We urge shareholders to read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the merger.

The merger cannot be completed unless the holders of a majority in voting power of the outstanding shares of PAREXEL common stock, voting together as a single class, affirmatively vote in favor of the proposal to approve the Merger Agreement.

Your vote is very important. Regardless of the number of shares you own it is important that your voice be heard. Whether or not you plan to attend the shareholder meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

On behalf of the entire board of directors, I want to thank you for your continued support.

Sincerely,

/s/ Josef H. von Rickenbach
Josef H. von Rickenbach
Chairman of the Board and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed judgment upon the merits of the Merger Agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 15, 2017 and is first being mailed to shareholders on or about August 16, 2017.

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 15, 2017

To PAREXEL Shareholders:

A meeting of the shareholders of PAREXEL International Corporation, a Massachusetts corporation (“PAREXEL”), will be held on September 15, 2017, at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 (the “shareholder meeting”), for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 19, 2017, by and among West Street Parent, LLC (“Parent”), a Delaware limited liability company, West Street Merger Sub, Inc. (“Merger Sub”), a Massachusetts corporation and a wholly-owned subsidiary of Parent, and PAREXEL. Parent and Merger Sub were formed by an affiliate of the private equity investment firm Pamplona Capital Management LLP (“Pamplona”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into PAREXEL with PAREXEL surviving the merger as a wholly-owned subsidiary of Parent (the “merger”) in accordance with the Massachusetts Business Corporation Act (the “MBCA”);

2. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger;

3. To consider and vote on a proposal to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement; and

4. To transact such other business as may properly come before the shareholder meeting or any adjournment of the shareholder meeting.

Our board of directors (the “Board”) has fixed the close of business on July 26, 2017 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the shareholder meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the shareholder meeting and at any adjournment of that meeting. Each shareholder is entitled to one vote for each share of PAREXEL common stock held on the record date.

Under the MBCA, PAREXEL is required to state whether it has concluded that PAREXEL shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA subject to certain exceptions. For the reasons described in the accompanying proxy statement, we do not believe our shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The relevant provisions of the MBCA have not yet been the subject of judicial interpretation and it is possible that a court could conclude that the relevant exception under which we have concluded that our shareholders are not entitled to appraisal rights is not applicable in the present circumstances and that PAREXEL shareholders are entitled to appraisal rights under Massachusetts law. Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to the accompanying proxy statement, which sets forth the procedures to be complied with in perfecting such appraisal rights, if available. Failure to strictly comply with the procedures specified in Part 13 of the MBCA, including voting, or causing or permitting to be voted, any of the shareholder’s votes in favor of the merger, would result in the loss of any appraisal rights to which such shareholder may be entitled.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT; “FOR” THE PROPOSAL TO APPROVE BY

NON-BINDING, ADVISORY VOTE, COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY PAREXEL TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER; AND “FOR” THE PROPOSAL TO ADJOURN THE SHAREHOLDER MEETING.

Whether or not you plan to attend the shareholder meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the shareholder meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

By Order of the Board of Directors,

/s/ Douglas A. Batt
Douglas A. Batt
Senior Vice President, General Counsel and Secretary

This proxy statement is dated August 15, 2017 and is first being mailed to shareholders on or about August 16, 2017.

YOUR VOTE IS IMPORTANT

Whether or not you are able to attend the shareholder meeting in person, please follow the instructions included on the enclosed proxy card and submit your proxy via the Internet, by telephone, or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the shareholder meeting. If you abstain from voting, it will have the same effect as a vote against the proposal to approve the Merger Agreement and it will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger or on the proposal to adjourn the shareholder meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Merger Agreement and it will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger or on the proposal to adjourn the shareholder meeting. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting.

ADDITIONAL INFORMATION

For additional questions about the merger, assistance in submitting proxies or voting shares of PAREXEL common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: 800-322-2885

Call collect: 212-929-5500

Email: proxy@mackenziepartners.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name”, you should also call your brokerage firm, bank, trust or other nominee for additional information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 15, 2017.

These proxy materials are being made available to shareholders on or about August 16, 2017 at the following URL: www.proxyvoting.com/prxl.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. PAREXEL’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which PAREXEL may not be able to predict and may not be within PAREXEL’s control. Factors that could cause such differences include, but are not limited to:

•	the possibility that all of the closing conditions to the consummation of the merger will not be satisfied in a timely manner, or at all, and the merger will not be completed;

•	the possibility that PAREXEL shareholders will not provide sufficient votes to approve the Merger Agreement under applicable law and the Merger Agreement;

•	the failure by Parent and Merger Sub to arrange, obtain and consummate the financing contemplated by the equity commitment letter and debt commitment letter entered into in connection with the merger, or alternative financing, despite the reasonable best efforts of Parent and Merger Sub, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in certain circumstances where PAREXEL’s only viable recourse would be the $276 million termination fee payable by Parent under the terms of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of $138 million;

•	the outcome of any legal proceedings that may be instituted against us and/or others related to the Merger Agreement or the merger;

•	the inability to obtain certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions required for the merger or the imposition of burdensome conditions in connection with such approvals despite the reasonable best efforts of PAREXEL and Parent;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the impact of the announcement or pendency of the merger on PAREXEL’s business, operating results and relationships with its employees, partners, customers, suppliers, competitors and others;

•	the risk that the merger may disrupt PAREXEL’s current plans and business operations;

•	the potential difficulties retaining employees as a result of the merger;

•	the risk that the merger may divert management’s attention from PAREXEL’s ongoing business operations;

•	the impact of the pending merger on PAREXEL’s strategic plans and operations and PAREXEL’s ability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the response of activist investors to the merger;

•	PAREXEL’s performance, the marketplace for its products and services, industry performance, general business and economic conditions, vendor requirements, competition, PAREXEL’s ability to successfully manage costs in the future, and adverse changes in applicable laws, regulations or rules; and

•	other risks and uncertainties detailed in PAREXEL’s filings with the Securities and Exchange Commission, or “SEC”, including our Annual Report on Form 10-K for the year ended June 30, 2016 and our subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2016, December 31, 2016 and March 31, 2017. See “Where You Can Find More Information” on page 111 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made in this proxy statement remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement related to the merger of West Street Merger Sub, Inc. with and into PAREXEL International Corporation, which we refer to as the “merger”, and the “proposed transaction”, and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

In this proxy statement, the terms “we”, “us”, “our”, the “Company”, and “PAREXEL”, and similar words refer to PAREXEL International Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to West Street Parent, LLC as “Parent” and West Street Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of June 19, 2017, by and among PAREXEL, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

The Companies (Page 27)

PAREXEL International Corporation. PAREXEL is a leading global biopharmaceutical services company, providing a broad range of expertise-based clinical research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. PAREXEL Informatics provides advanced technology solutions, including medical imaging, to facilitate the integrated clinical development and regulatory information management process. Headquartered near Boston, Massachusetts, PAREXEL has offices in 86 locations in 51 countries around the world, and has approximately 19,600 employees.

PAREXEL’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”), under the symbol “PRXL”.

PAREXEL International Corporation

195 West Street

Waltham, MA 02451

(781) 487-9900

www.parexel.com

West Street Parent, LLC. Parent, a Delaware limited liability company, was formed on June 19, 2017 solely for the purpose of entering into the Merger Agreement and related agreements and completing the merger and the other transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities on or prior to the date of this proxy statement other than in connection with the transactions contemplated by the Merger Agreement and the related agreements. Upon completion of the merger, PAREXEL will be a subsidiary of Parent.

West Street Parent, LLC

c/o Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

West Street Merger Sub, Inc. Merger Sub, a Massachusetts corporation and a wholly-owned subsidiary of Parent, was formed on June 19, 2017 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities on or prior to the date of this proxy statement other than in connection with the transactions contemplated by the Merger Agreement and the related agreements. At the effective time of the merger, Merger Sub will merge with and into PAREXEL in accordance with the provisions of the Massachusetts Business Corporation Act (the “MBCA”), and the separate existence of Merger Sub will cease and PAREXEL will be the surviving entity in the merger and continue its existence under the MBCA.

West Street Merger Sub, Inc.

c/o Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

Parent and Merger Sub are each affiliated with Pamplona Capital Management LLP (“Pamplona”). Pamplona is a London, New York, and Boston-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds, and single-manager hedge fund investments. Pamplona manages over $10 billion in assets across a number of funds for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices, and funds of hedge funds. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations and has been one of the most active private equity investors in healthcare in recent years. Notable recent Pamplona healthcare investments include nThrive, Formativ Health, Brighton Health Group, Alvogen, Spreemo, PatientCo and Intralign.

Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

The Shareholder Meeting (Page 20)

Date, Time and Place. The shareholder meeting will be held on Friday, September 15, 2017, starting at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 (the “shareholder meeting”).

Purpose. At the shareholder meeting, you will be asked to consider and vote upon (1) a proposal to approve the Merger Agreement, (2) a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger, (3) a proposal to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement and (4) such other business as may properly come before the shareholder meeting or any adjournments of the shareholder meeting. We are currently not aware of any other business to come before the shareholder meeting.

Record Date and Quorum. You are entitled to vote at the shareholder meeting if you owned shares of PAREXEL common stock at the close of business on July 26, 2017, the record date for the shareholder meeting. You will have one vote for each share of PAREXEL common stock that you owned on the record date. As of July 26, 2017, there were 51,099,609 shares of PAREXEL common stock issued and outstanding and entitled to vote. A majority of PAREXEL common stock entitled to vote at the shareholder meeting present in person or represented by proxy will constitute a quorum for the purpose of the shareholder meeting. In the event that a quorum is not present at the shareholder meeting, the meeting may be adjourned pursuant to the terms of the Merger Agreement.

Voting and Proxies. Any shareholder of record entitled to vote at the shareholder meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the shareholder meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card(s). Please have your proxy card handy when you call or when you go online. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. As with telephone voting, you can confirm that your instructions have been properly recorded. Even if you plan to attend the shareholder meeting, if you hold shares of PAREXEL common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting.

If your shares of PAREXEL common stock are held in “street name”, you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker or nominee. If your shares of PAREXEL common stock are held in “street name”, you must obtain a legal proxy from such nominee in order to vote in person at the shareholder meeting. If you fail to provide your nominee with instructions on how to vote your shares of PAREXEL common stock, your nominee will not be able to vote such shares at the shareholder meeting.

Vote Required. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Merger Agreement.

The approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes properly cast for and against such matter. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger.

The approval of the proposal to adjourn the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement, requires the affirmative vote of a majority of the votes properly cast for and against such matter. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the shareholder meeting.

Revocability of Proxy. Any holder of record of PAREXEL common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the shareholder meeting by any of the following actions:

•	delivering to PAREXEL’s secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the shareholder meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy relating to the same shares of PAREXEL common stock and bearing a later date; or

•	submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PAREXEL International Corporation

195 West Street

Waltham, Massachusetts 02451

Attn: Douglas A. Batt, Senior Vice President, General Counsel and Secretary

If you are a “street name” holder of PAREXEL common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

The Merger (Page 29)

The Merger Agreement provides that, to consummate the merger, Merger Sub will merge with and into PAREXEL, with PAREXEL surviving the merger (which we refer to as the “surviving corporation”) as a wholly-owned subsidiary of Parent in accordance with the MBCA.

If the merger is completed, at the effective time of the merger, each issued and outstanding share of PAREXEL common stock (other than shares owned by Parent or Merger Sub (or their respective affiliates) or shares of PAREXEL common stock held by a shareholder who has properly exercised, and has not failed to perfect, withdraw, waive or otherwise lose, appraisal rights in accordance with Massachusetts law) will be automatically canceled and converted into the right to receive $88.10 in cash, without interest and less applicable withholding taxes. We refer to this amount as the “merger consideration”.

The merger consideration of $88.10 per share to be received by PAREXEL shareholders represents:

•	a 27.9% premium to the unaffected closing share price of our common stock on May 5, 2017 (the last trading day prior to published market speculation regarding a potential transaction involving the Company);

•	a 38.5% premium to the unaffected 30-day volume weighted average closing share price of our common stock as of May 5, 2017; and

•	a 5.6% premium to the closing price of our common stock on June 18, 2017 (the last trading date preceding the public announcement of the merger).

The closing sale price of a share of PAREXEL common stock on NASDAQ on August 14, 2017 was $87.67. You are encouraged to obtain current market quotations for PAREXEL common stock in connection with voting your shares.

Upon completion of the merger, shares of PAREXEL common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the surviving corporation. The Merger Agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of the Board and Reasons for the Merger (Page 45)

At a meeting duly called and held, prior to the execution of the Merger Agreement, our board of directors (the “Board”) unanimously (1) determined that Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of PAREXEL’s shareholders, (2) approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, (3) recommended approval of the Merger Agreement to PAREXEL shareholders and (4) directed that the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement be submitted to a vote of PAREXEL’s shareholders. Accordingly, the Board unanimously recommends that holders of shares of PAREXEL common stock vote “FOR” the proposal to approve the Merger Agreement at the shareholder meeting.

For the factors considered by our Board in reaching its decision to approve the Merger Agreement, see “The Merger – Recommendation of the Board and Reasons for the Merger” beginning on page 45 of this proxy statement.

The Board also unanimously recommends that holders of shares of PAREXEL common stock vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting.

Opinion of PAREXEL’s Financial Advisor (Page 49 and Annex B)

At a meeting of the Board held on June 19, 2017, Goldman Sachs & Co. LLC, which we refer to as “Goldman Sachs”, rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of June 19, 2017, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $88.10 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of PAREXEL common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 19, 2017, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of PAREXEL common stock should vote with respect to the proposed transaction or any other matter.

For more information, see “The Merger – Opinion of PAREXEL’s Financial Advisor” and Annex B.

Conditions to the Merger (Page 92)

The obligations of PAREXEL, Parent and Merger Sub, as applicable, to consummate the merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions) the following:

•	adoption of the Merger Agreement by an affirmative vote of holders of a majority in voting power of the outstanding shares of PAREXEL common stock, voting together as a single class;

•	no governmental or quasi-governmental authority having jurisdiction over any party to the Merger Agreement having issued any order or other action that is in effect restraining, enjoining or otherwise prohibiting the consummation of the merger and no applicable law having been adopted that makes consummation of the merger illegal or otherwise prohibited;

•	the applicable waiting period (and any extension thereof, subject to the terms of the Merger Agreement) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, and all consents required under any other antitrust law of the European Union and the Russian Federation shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated;

•	there shall not have occurred and be continuing any material adverse effect on PAREXEL;

•

other than certain representations and warranties as specified in the Merger Agreement, the representations and warranties of PAREXEL, Parent and Merger Sub set forth in the Merger Agreement shall be true and correct, subject to materiality qualifiers (generally, in the case of PAREXEL, other than as would not constitute a material adverse effect on PAREXEL) or, in the case of the capitalization representations and warranties of PAREXEL, other than as would not, individually or in the aggregate, increase the aggregate merger consideration by more than a de minimus amount), as of the date of the Merger Agreement and as of the closing date of the merger, or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	PAREXEL, Parent and Merger Sub having each performed or complied in all material respects with all their respective obligations under the Merger Agreement at or before the effective time of the merger; and

•	receipt by Parent of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of PAREXEL to the effect that the conditions described in the preceding three bullets have been satisfied and receipt by PAREXEL of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions described in the preceding two bullets have been satisfied.

Unsolicited Proposals (Page 82)

Between the date of the Merger Agreement and the earlier of the effective time of the merger or the termination of the Merger Agreement in accordance with its terms, PAREXEL is subject to certain limitations on our ability to take action with respect to acquisition proposals. Notwithstanding these limitations, the Merger Agreement provides that, at any time prior to obtaining the requisite Company shareholder vote for the approval of the Merger Agreement, we may consider and discuss with a third party an acquisition proposal, and furnish information or data with respect to PAREXEL and our subsidiaries, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with our directors’ fiduciary duties under applicable law, subject to the limitations and conditions set forth in the Merger Agreement and as further described in detail under the heading “The Merger Agreement – Unsolicited Proposals” beginning on page 82.

Company Board Recommendation (Page 84)

Our Board may make an adverse recommendation change if it determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Additional limitations and conditions to our Board’s ability to make an adverse recommendation change are described in detail under the heading “The Merger Agreement – Company Board Recommendation” beginning on page 84.

Termination of the Merger Agreement (Page 93)

The Merger Agreement may be terminated and the merger may be abandoned at any time before the consummation of the merger, if:

•	PAREXEL and Parent mutually agree in writing;

•	the merger has not been consummated on or before March 19, 2018 (which we refer to as the “end date”); provided that a party will not be permitted to terminate the Merger Agreement pursuant to this provision if such party has breached in any material respects its obligations under the Merger Agreement and such breach is the proximate cause of the failure of the merger to be consummated by the end date (for the avoidance of doubt, Parent’s and Merger Sub’s failure to consummate the merger as a result of all, or any portion, of the debt financing (or any alternative financing) to be funded at the closing of the merger for any reason will not limit such of Parent’s termination rights);

•

any governmental authority of competent jurisdiction has issued a final and non-appealable order, decree, injunction or ruling or takes any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; provided that the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to have such order lifted if and to the extent described under the heading “The Merger Agreement – Reasonable Best Efforts” beginning on page 89; or

•	the approval of the Merger Agreement by PAREXEL’s shareholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the shareholder meeting.

Parent may also terminate the Merger Agreement if:

•	PAREXEL has breached any of its representations, warranties or covenants contained in the Merger Agreement that (1) would result in any of PAREXEL’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following Parent’s delivery of written notice describing such breach to PAREXEL; provided that neither Parent nor Merger Sub is in breach of its obligations under the Merger Agreement such that PAREXEL would be entitled to terminate the Merger Agreement pursuant to the first bullet under the following paragraph; or

•	prior to the approval of the Merger Agreement by PAREXEL’s shareholders, the Board has effected an adverse recommendation change.

PAREXEL may also terminate the Merger Agreement if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement that (1) would result in any of Parent or Merger Sub’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following PAREXEL’s delivery of written notice describing such breach to Parent; provided that PAREXEL is not in breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement pursuant to the first bullet under the preceding paragraph; or

•	prior to the adoption of the Merger Agreement by PAREXEL shareholders, the Board has effected an adverse recommendation change in respect of a superior proposal and substantially concurrently with such termination, PAREXEL enters into a definitive agreement with respect to such superior proposal and pays the PAREXEL termination fee as described below; or

•	(i) the closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger; provided that each such condition is then capable of being satisfied at a closing on such date) have been satisfied or waived, (ii) Parent and Merger Sub fail to consummate the merger on or prior to the time the closing of the merger should have occurred pursuant to the Merger Agreement and (iii) PAREXEL will have given Parent written notice following the satisfaction of such conditions to the extent specified in the foregoing clause (i) that PAREXEL stood and continues to stand ready, willing and able to consummate the merger and (iv) Parent and Merger Sub fail to consummate the merger on or prior to the date that is three business days after delivery of the notice described in the preceding clause (iii).

Termination Fees and Expenses (Page 94)

PAREXEL has agreed to pay Parent $138 million in cash upon the termination of the Merger Agreement under certain circumstances (which we refer to as the “termination fee”).

Parent has agreed to pay PAREXEL $276 million in cash upon the termination of the Merger Agreement under certain circumstances (which we refer to as the “parent termination fee”).

Except as expressly set forth in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense; provided that Parent will pay all filing fees under the HSR Act and any applicable foreign antitrust or competition law. The Federal Trade Commission (the “FTC”) terminated the applicable waiting period on July 18, 2017.

Regulatory Matters (Page 103)

Under the Merger Agreement, the merger cannot be completed until the applicable waiting period under the HSR Act, has expired or been terminated. PAREXEL received notification from the FTC on July 18, 2017 that the applicable waiting period under the HSR Act was immediately terminated.

The Merger Agreement also cannot be completed until each of the European Commission and the Federal Antimonopoly Service of the Russian Federation (“FAS”) have adopted decisions approving the merger. Notifications were submitted to the European Commission on August 1, 2017 and to the FAS on August 10, 2017.

Material U.S. Federal Income Tax Considerations (Page 100)

The receipt of cash in exchange for shares of PAREXEL common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. PAREXEL shareholders who are U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) generally will recognize gain or loss equal to the difference between the amount of cash received in the merger and the adjusted tax basis of the shares of PAREXEL common stock surrendered. PAREXEL shareholders who are Non-U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless they have certain connections to the United States. PAREXEL shareholders should read the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 100 of this proxy statement and consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances, as well as the tax consequences arising under any state, local or foreign tax laws or non-income tax laws.

Appraisal Rights (Page 104)

Under the MBCA, PAREXEL is required to state whether it has concluded that PAREXEL shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA subject to certain exceptions. For the reasons described in this proxy statement, we do not believe our shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. Section 13.02(a)(1) of the MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration they receive consists of cash and so long as no director, officer or controlling shareholder of such corporation has a direct or indirect material financial interest in the merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

PAREXEL believes that this exception applies to the merger and that our shareholders will not be entitled to appraisal rights in connection with the merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that PAREXEL shareholders are entitled to appraisal rights under Massachusetts law.

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting such appraisal rights, if available. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Litigation Related to the Merger (Page 106)

On July 24, 2017, a putative class action lawsuit was filed in the United States District Court of Massachusetts by a shareholder of PAREXEL against the Company, members of the Board of Directors, Pamplona, Parent and Merger Sub, captioned Louis Scarantino v. PAREXEL International Corporation, et al., 1:17-cv-11360. On July 25, 2017, a second putative class action lawsuit was filed in the United States District Court of Massachusetts by a shareholder of PAREXEL against the Company and members of the Board of Directors, captioned Catherine Fischer v. PAREXEL International Corporation, et al., 1:17-cv-11364. On July 27, 2017, a third putative class action lawsuit was filed in the United States District Court of Massachusetts by another shareholder of PAREXEL against the Company and members of the Board of Directors, captioned Peter Manning v. PAREXEL International Corporation, et al., 1:17-cv-11376. All three complaints allege that the preliminary proxy statement violates Section 14(a) and Section 20(a) of the Securities Exchange Act by materially omitting material information related to the Company’s projections and the explanation of the analysis of the Company’s financial advisor, among other claims. All of the complaints seek, among other things, equitable relief to enjoin the consummation of the merger, rescission of the merger or rescissory damages, compensatory damages, and attorneys’ fees and costs. The Company, the Board of Directors, Pamplona, Parent and Merger Sub believe that the claims asserted against them are without merit and intend to vigorously defend against these lawsuits.

Interests of PAREXEL’s Directors and Executive Officers in the Merger (Page 59)

PAREXEL’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of PAREXEL shareholders generally. These interests include:

•	severance arrangements covering our executive officers;

•	accelerated vesting and cash-out of all Company equity awards; and

•	indemnification of our directors and executive officers by the surviving corporation following the merger.

The Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Treatment of Company Equity Awards (Page 97)

Stock Options. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, each PAREXEL stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically converted into the right to receive from Parent or the surviving corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of $88.10 over the per share exercise price of such PAREXEL stock option, by (ii) the aggregate number of shares of PAREXEL common stock that were issuable upon exercise or settlement of such PAREXEL stock option immediately prior to the effective time, less any applicable withholding taxes. Any PAREXEL stock option with a per share exercise price in excess of $88.10 will be cancelled immediately prior to the effective time of the merger without payment of any consideration.

Restricted Stock. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, each PAREXEL restricted stock award will automatically become fully vested and the restrictions with respect thereto will lapse. All PAREXEL restricted stock awards, including shares that become fully vested and with respect to which the restrictions will lapse immediately prior to the effective time, will automatically be cancelled and converted into the right to receive $88.10 per share, less any applicable withholding taxes, and will be treated in the merger in the same manner as the other shares of PAREXEL common stock.

Restricted Stock Unit Awards. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, each PAREXEL restricted stock unit award that is not subject to performance-based vesting, or RSU Award, whether or not vested, that is outstanding immediately prior to the effective time will not be assumed by Parent or Merger Sub in the merger and will automatically be cancelled as of the effective time of the merger in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such RSU Award by (ii) $88.10, less any applicable withholding taxes.

Performance Restricted Stock Unit Awards. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, each outstanding PAREXEL restricted stock unit award that is subject to performance-based vesting, or PRSU Award, will automatically be deemed fully earned but not yet settled at the target performance level regardless of the actual achievement of the applicable performance metric as of the effective time, any time-based restrictions thereon will lapse, and such PRSU Awards will be cancelled as of the effective time in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such PRSU Award (taking into account the achievement and acceleration described above) by (ii) $88.10, less any applicable withholding taxes.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETING

The following questions and answers address briefly some questions you may have regarding the Merger Agreement, the merger and the shareholder meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of PAREXEL common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the purpose of the merger?

A:	PAREXEL, Parent, and Merger Sub have entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into PAREXEL. PAREXEL will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of Parent.

Q:	What will happen to my PAREXEL stock as a result of the merger?

A:	If the merger is completed, each share of PAREXEL common stock that you hold at the effective time of the merger will be converted into the right to receive $88.10 in cash, without interest, less any applicable withholding taxes. This does not apply to shares of PAREXEL common stock held by any PAREXEL shareholders who have properly perfected their appraisal rights under Massachusetts law as more fully described below. The closing sale price of a share of PAREXEL common stock on NASDAQ on August 14, 2017 was $87.67. You are encouraged to obtain current market quotations for PAREXEL common stock in connection with voting your shares.

Q:	What will happen to PAREXEL generally as a result of the merger?

A:	If the merger is completed, PAREXEL will cease to be an independent public company and will be wholly-owned by Parent. As a result, you will no longer have any ownership interest in PAREXEL. Upon completion of the merger, shares of PAREXEL common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ. In addition, following the completion of the merger, the registration of PAREXEL common stock and our reporting obligations under the Exchange Act will be terminated.

Q:	How does the merger consideration compare to the market price of PAREXEL common stock?

A:	The merger consideration of $88.10 per share to be received by PAREXEL shareholders represents:

•	a 27.9% premium to the unaffected closing share price of our common stock on May 5, 2017 (the last trading day prior to published market speculation regarding a potential transaction involving the Company);

•	a 38.5% premium to the unaffected 30-day volume weighted average closing share price of our common stock as of May 5, 2017; and

•	a 5.6% premium to the closing price of our common stock on June 16, 2017 (the last trading day preceding the public announcement of the merger).

The closing sale price of a share of PAREXEL common stock on NASDAQ on August 14, 2017 was $87.67. You are encouraged to obtain current market quotations for PAREXEL common stock in connection with voting your shares.

Q:	When do you expect the merger to be completed?

A:

We currently expect the merger to be completed late in the third quarter or early in the fourth quarter of 2017. However, the merger is subject to various closing conditions, including PAREXEL shareholder approval and certain regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could delay or prevent the completion of the merger. We cannot assure you that we will complete the merger on this schedule or at all.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a shareholder of PAREXEL as of July 26, 2017, the record date for the shareholder meeting. To complete the merger, holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting must vote to approve the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. PAREXEL will submit the Merger Agreement to its shareholders for approval at the shareholder meeting described in this proxy statement. You should read the section entitled “The Shareholder Meeting” beginning on page 20 of this proxy statement.

Q:	When and where will the shareholder meeting of shareholders be held?

A:	The shareholder meeting of PAREXEL shareholders will be held on September 15, 2017, starting at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

Q:	What are the proposals that will be voted on at the shareholder meeting?

A:	You will be asked to consider and vote on (1) a proposal to approve the Merger Agreement with Parent and Merger Sub, (2) a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and (3) a proposal to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board unanimously approved the Merger Agreement and determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of PAREXEL and our shareholders and unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement. You should read the section entitled “The Merger – Recommendation of the Board and Reasons for the Merger” beginning on page 45 of this proxy statement. The Board also unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting.

Q:	Who is entitled to attend and vote at the shareholder meeting?

A:	The record date for the shareholder meeting is July 26, 2017. If you own shares of PAREXEL common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the shareholder meeting or any adjournment of the shareholder meeting. As of the record date, there were approximately 51,099,609 shares of PAREXEL common stock issued and outstanding held collectively by approximately 349 shareholders of record.

Q:	How many votes are required to approve the Merger Agreement?

A:	Under applicable law, we must receive the affirmative approval of the holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting in order to complete the merger.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed by the Company for the shareholder meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Merger Agreement.

Approval, by non-binding, advisory vote, of compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger requires that the number of votes cast “FOR” the proposal by holders of shares of PAREXEL common stock present, in person or by proxy, at the PAREXEL shareholder meeting and entitled to vote thereon, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of PAREXEL common stock present, in person or by proxy, at the PAREXEL shareholder meeting and entitled to vote thereon. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of any non-binding, advisory vote to approve compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger.

Approval of the adjournment of the PAREXEL shareholder meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement requires that the number of votes cast “FOR” the proposal by holders of shares of PAREXEL common stock present, in person or by proxy, at the PAREXEL shareholder meeting and entitled to vote thereon, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of PAREXEL common stock present, in person or by proxy, at the PAREXEL shareholder meeting and entitled to vote thereon. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of any vote to adjourn the PAREXEL shareholder meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of PAREXEL common stock you own as of the record date.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote:

•	by using the telephone voting instructions printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope; or

•	in person by appearing and casting your vote at the shareholder meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s). When voting over the telephone or online you can confirm that your instructions have been properly recorded. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the shareholder meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the shareholder meeting in person, to ensure that your shares of PAREXEL common stock are present in person or represented at the shareholder meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting. With respect to any other matter that properly comes before the shareholder meeting, shares present in person or represented by all proxies received by PAREXEL will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name”. “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the shareholder meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct it to vote your shares. If you wish to vote in person at the shareholder meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the shareholder meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the shareholder of record of PAREXEL common stock, you have the right to change or revoke your proxy at any time before the vote being taken at the shareholder meeting:

•	by delivering to PAREXEL’s secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the shareholder meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy relating to the same shares of PAREXEL common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PAREXEL International Corporation

195 West Street

Waltham, Massachusetts 02451

Attn: Douglas A. Batt, Senior Vice President, General Counsel and Secretary

If you are a “street name” holder of PAREXEL common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Is the merger taxable to PAREXEL shareholders?

A:	The receipt of cash in exchange for shares of PAREXEL common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”), you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors in light of your particular circumstances, as well as tax consequences arising under any state, local or foreign tax laws or any non-income tax laws. For a more detailed summary of the U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Considerations” beginning on page 100 of this proxy statement.

Q:	What will the holders of PAREXEL stock options, restricted stock, RSU Awards and PRSU Awards receive in the merger?

Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, (i) each outstanding PAREXEL stock option, whether or not vested and exercisable, will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (a) the excess, if any, of $88.10 over the per share exercise price of such PAREXEL stock option, by (b) the aggregate number of shares of PAREXEL common stock subject to such PAREXEL stock option, less applicable withholding taxes (provided that, if the exercise price of any PAREXEL stock option exceeds $88.10, then it will be cancelled without payment of any consideration); (ii) each PAREXEL restricted stock award will become fully vested and the restrictions with respect thereto will lapse, and such PAREXEL restricted stock award will automatically be cancelled and converted into the right to receive $88.10 per share, less applicable withholding taxes, and be treated in the merger in the same manner as the other shares of PAREXEL common stock; (iii) each outstanding RSU Award, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (a) the aggregate number of shares of PAREXEL common stock subject to such RSU Award by (b) $88.10, less applicable withholding taxes; and (iv) each outstanding PRSU Award will be deemed fully earned but not yet settled at the target performance level regardless of the actual achievement of the applicable performance metric as of the effective time of the merger in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (a) the aggregate number of shares of PAREXEL common stock subject to such PRSU Award (taking into account the achievement and acceleration described above) by (b) $88.10, less applicable withholding taxes.

Q:	Am I entitled to appraisal rights?

A:

We do not believe that our shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration they receive consists of cash so long as no director, officer or controlling shareholder of such corporation has a direct or indirect material financial interest in the merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

PAREXEL believes that this exception applies to the merger and that our shareholders are not entitled to appraisal rights in connection with the merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that shareholders are entitled to appraisal rights under Massachusetts law.

A copy of the full text of Section 13.22 of the MBCA, is included as Annex C to this proxy statement. Failure to strictly comply with the procedures set forth in Part 13 of the MBCA will result in the loss of appraisal rights.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of PAREXEL common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q:	What happens if I sell my shares of PAREXEL common stock before the shareholder meeting?

A:	The record date for shareholders entitled to vote at the shareholder meeting is earlier than the date of the shareholder meeting and the expected closing date of the merger. If you transfer your shares of PAREXEL common stock after the record date but before the shareholder meeting, you will, unless special arrangements are made, retain your right to vote at the shareholder meeting but will transfer the right to receive the merger consideration to the person or entity to whom you transfer your shares.

In addition, if you sell your shares prior to the shareholder meeting or prior to the effective time of the merger, you will not be eligible to exercise appraisal rights, to the extent there are appraisal rights, in respect of the merger. For a more detailed discussion of the applicability of appraisal rights and the requirements for perfecting appraisal rights, see “Appraisal Rights” beginning on page 104 and Annex C of this proxy statement.

Q:	What happens if the merger is not completed for any reason?

A:	If the merger is not completed for any reason, PAREXEL shareholders will not receive any payment for their shares in connection with the merger. Instead, PAREXEL will remain a stand-alone public company, and PAREXEL common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, in connection with a termination of the Merger Agreement, we may be required to pay to Parent a termination fee or expenses associated with the transaction, as described below under “The Merger Agreement – Termination Fees and Expenses” beginning on page 94 of this proxy statement.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of PAREXEL common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: 800-322-2885

Call collect: 212-929-5500

Email: proxy@mackenziepartners.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name”, you should also call your brokerage firm, bank, trust or other nominee for additional information.

THE SHAREHOLDER MEETING

Date, Time, Place and Purpose of the Shareholder meeting

This proxy statement is being furnished to PAREXEL shareholders as part of the solicitation of proxies by PAREXEL’s officers, directors and employees for use at the shareholder meeting to be held on September 15, 2017, starting at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, or at any adjournment of the shareholder meeting. The purpose of the shareholder meeting is for PAREXEL shareholders to consider and vote on the following:

1.	a proposal to approve the Merger Agreement;

2.	a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger;

3.	a proposal to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement; and

4.	such other business as may properly come before the shareholder meeting or any adjournment of the shareholder meeting.

PAREXEL shareholders must approve the Merger Agreement in order for the merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

In addition, in accordance with Section 14A of the Exchange Act, we are providing shareholders with the opportunity to cast an advisory, non-binding, vote on specified compensation that may be payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger – Interests of PAREXEL’s Directors and Executive Officers in the Merger – “Golden Parachute” Compensation for the Company’s Named Executive Officers”. The vote on specified compensation payable in connection with the merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, a shareholder may vote to approve the adoption of the Merger Agreement and vote not to approve the specified compensation and vice versa. Because the compensation vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger is completed and regardless of the outcome of the advisory vote.

Record Date and Quorum

Our Board has fixed the close of business on July 26, 2017 as the record date for the shareholder meeting, and only holders of record of PAREXEL common stock on the record date are entitled to vote at the shareholder meeting. As of July 26, 2017, there were 51,099,609 shares of PAREXEL common stock outstanding and entitled to vote. Each share of PAREXEL common stock entitles its holder to one vote on all matters properly coming before the shareholder meeting.

A majority of the shares of PAREXEL common stock entitled to vote at the shareholder meeting, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of PAREXEL common stock held by shareholders present in person or represented at the shareholder meeting but not voted, including shares of PAREXEL common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the shareholder meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum fails to attend the shareholder meeting, the presiding officer may adjourn the shareholder meeting. See “– Adjournments” below.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, each proposal to be considered and voted on at the shareholder meeting.

Consummation of the merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting. Therefore, if you abstain or fail to vote on the proposal to approve the Merger Agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the approval of the Merger Agreement.

The approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes properly cast for and against such matter. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger.

The approval of the proposal to adjourn the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement, requires the affirmative vote of a majority of the votes properly cast for and against such matter. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the shareholder meeting.

Voting and Proxies

Holders of record of PAREXEL common stock may vote their shares by attending the shareholder meeting and voting their shares of PAREXEL common stock in person. Alternatively, you may vote your shares in one of the following three ways, whether or not you plan to attend the shareholder meeting:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage prepaid envelope.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the shareholder meeting. You are encouraged to submit a proxy via the Internet, by telephone or by mail, even if you plan to attend the shareholder meeting, to ensure that your shares of PAREXEL common stock are represented at the shareholder meeting. Please have your proxy card handy to verify your identity using the control number provided on your proxy card. When voting over the telephone or online you can confirm that your instructions have been properly recorded. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

All shares of PAREXEL common stock represented by properly signed and dated proxies received in time for the shareholder meeting will be voted at the shareholder meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and “FOR” the proposal to adjourn the shareholder meeting. With respect to any other matter that properly comes before the shareholder meeting, shares present in person or represented by all proxies received by PAREXEL will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

If your shares of PAREXEL common stock are held in “street name”, you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of PAREXEL common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine”, such as adoption of the Merger Agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the shareholder meeting are non-routine and non-discretionary, PAREXEL anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of PAREXEL common stock in “street name”, your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Revocation of Proxies

Proxies received by PAREXEL at any time before the vote being taken at the shareholder meeting, which have not been revoked or superseded before being voted, will be voted at the shareholder meeting. If you are a shareholder of record of shares of PAREXEL common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the shareholder meeting by any of the following actions:

•	delivering to PAREXEL’s secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the shareholder meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of PAREXEL common stock and bearing a date later than the date of the earlier proxy; or

•	submitting another proxy by Internet or telephone by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

PAREXEL International Corporation

195 West Street

Waltham, MA 02451

Attn: Douglas A. Batt, Senior Vice President, General Counsel and Secretary

If you are a “street name” holder of PAREXEL common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments

PAREXEL is submitting a proposal for consideration at the shareholder meeting to authorize the named proxies to approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement if there are not sufficient votes to approve the Merger Agreement at the time of the shareholder meeting. Even though a quorum may be present at the shareholder meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement by the time of the shareholder meeting. In that event, we would expect to adjourn the shareholder meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the shareholder meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the Merger Agreement. Any other adjournment of the shareholder meeting to the extent permitted by the Merger Agreement, including an adjournment required because of the absence of a quorum, would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the shareholder meeting, if necessary, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement, requires a majority of the votes properly cast for such matter. The failure to vote shares of PAREXEL common stock for this proposal would have no effect on the approval of the adjournment proposal.

The Board recommends that you vote “FOR” the proposal to adjourn the shareholder meeting so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the proposal to adjourn the shareholder meeting, unless otherwise noted on the proxies. If the shareholder meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless the adjournment is for more than 30 days or our board fixes a new record date for the shareholder meeting.

Solicitation of Proxies

Our directors, officers and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. PAREXEL has also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the shareholder meeting. We have agreed to pay MacKenzie approximately $75,000, plus reasonable out-of-pocket expenses. PAREXEL has also agreed to indemnify MacKenzie against liabilities arising out of or relating to the rendering of services by MacKenzie in connection with the proposed transaction. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of PAREXEL common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. PAREXEL will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses.

Shareholder List

A list of PAREXEL shareholders entitled to vote at the shareholder meeting will be available for inspection at our principal executive offices located at 195 West Street, Waltham, MA 02451 beginning two business days after notice is given of the shareholder meeting and continuing through the shareholder meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any shareholder present at the meeting.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: 800-322-2885

Call collect: 212-929-5500

Email: proxy@mackenziepartners.com

PROPOSALS SUBMITTED TO PAREXEL SHAREHOLDERS

The Merger Agreement Proposal

(Item 1 on the Proxy Card)

PAREXEL is asking its shareholders to approve the Merger Agreement that PAREXEL has entered into with Parent and Merger Sub. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

For a summary and detailed information regarding this proposal, see the information about the Merger Agreement and the merger throughout this proxy statement, including the information set forth in the sections entitled “The Merger” beginning on page 29 of this proxy statement and “The Merger Agreement” beginning on page 73 of this proxy statement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Under applicable law, we cannot complete the merger without the affirmative vote of the holders of a majority of the outstanding shares of PAREXEL common stock entitled to vote at the shareholder meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Merger Agreement.

The Board unanimously determined that the merger and the Merger Agreement are advisable and in the best interests of PAREXEL and its shareholders, approved the Merger Agreement and recommends that PAREXEL shareholders approve the Merger Agreement. Accordingly, the Board unanimously recommends that holders of shares of PAREXEL common stock vote “FOR” the proposal to approve the Merger Agreement. See “The Merger – Recommendation of the Board and Reasons for the Merger” beginning on page 45 of this proxy statement.

The Advisory Vote on Named Executive Officer Specified Compensation Proposal

(Item 2 on the Proxy Card)

As required by Section 14A of the Exchange Act and the related SEC rules, the Company is required to submit a proposal to PAREXEL shareholders for a non-binding, advisory vote to approve the payment by the Company of specified compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute”, gives PAREXEL shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This specified compensation is summarized in the table under “The Merger – Interests of PAREXEL’s Directors and Executive Officers in the Merger – “Golden Parachute” Compensation for the Company’s Named Executive Officers” beginning on page 65, including the footnotes to the table.

Our board encourages you to review carefully the named executive officer specified compensation information disclosed in this proxy statement.

Our board unanimously recommends that PAREXEL shareholders approve the following resolution:

“RESOLVED, that the shareholders of PAREXEL International Corporation hereby approve, on a non-binding, advisory basis, specified compensation to be paid or become payable by the Company to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer specified compensation proposal is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Accordingly, you may vote to approve the adoption of the Merger Agreement and vote not to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and vice versa. The vote on the named executive officer specified compensation proposal is also a vote separate and apart from the vote to adjourn the shareholder meeting. Accordingly, a shareholder may vote to adjourn the shareholder meeting and vote not to approve the compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger and vice versa. Because the vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger is advisory only, it will not be binding on either PAREXEL or Parent. As a result, if the merger is completed, the specified compensation will be payable, subject only to the conditions applicable to such payment, regardless of the outcome of the non-binding, advisory vote of PAREXEL shareholders.

The above resolution approving specified compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of votes cast on such proposal at the shareholder meeting. Under our bylaws, abstentions will not be considered votes cast at the shareholder meeting and, therefore, will have no effect on the voting results for this proposal.

The board unanimously recommends a vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL to its named executive officers in connection with the merger.

The Adjournment Proposal

(Item 3 on the Proxy Card)

PAREXEL is asking its shareholders to approve a proposal for one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL has not obtained sufficient affirmative shareholder votes to approve the Merger Agreement. If the PAREXEL shareholders approve the adjournment proposal, PAREXEL could adjourn the shareholder meeting, and any adjourned session of the shareholder meeting, and use the additional time to solicit additional proxies.

If, at the shareholder meeting, the number of shares of PAREXEL common stock present in person or by proxy and voting in favor of the proposal to approve the Merger Agreement is not sufficient to approve that proposal, PAREXEL may move to adjourn the shareholder meeting in order to enable PAREXEL’s directors, officers and employees to solicit additional proxies for the adoption of the Merger Agreement. In that event, PAREXEL will ask its shareholders to vote only upon the adjournment proposal, and not the Merger Agreement proposal. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes properly cast for and against the adjournment proposal at the shareholder meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the shareholder meeting.

The adjournment proposal relates only to an adjournment of the shareholder meeting occurring for purposes of soliciting additional proxies for approval of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. PAREXEL retains full authority to the extent set forth in its bylaws and Massachusetts law (subject to the terms of the Merger Agreement) to adjourn the shareholder meeting for any other purpose without the consent of any PAREXEL shareholders.

The Board unanimously recommends that holders of PAREXEL common stock vote “FOR” the proposal to adjourn the shareholder meeting.

THE COMPANIES

PAREXEL International Corporation.

PAREXEL International Corporation is a leading global biopharmaceutical services company, providing a broad range of expertise-based clinical research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. PAREXEL Informatics provides advanced technology solutions, including medical imaging, to facilitate the integrated clinical development and regulatory information management process. Headquartered near Boston, Massachusetts, PAREXEL has offices in 86 locations in 51 countries around the world, and has approximately 19,600 employees.

PAREXEL International Corporation

195 West Street

Waltham, MA 02451

Attn: Douglas A. Batt, Senior Vice President, General Counsel and Secretary

(781) 487-9900

www.parexel.com

West Street Parent, LLC.

Parent, a Delaware limited liability company, was formed on June 19, 2017, solely for the purpose of entering into the Merger Agreement and related agreements and completing the merger and the other transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities on or prior to the date of this proxy statement other than in connection with the transactions contemplated by the Merger Agreement and the related agreements. Upon completion of the merger, PAREXEL will be a subsidiary of Parent.

West Street Parent, LLC

c/o Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

West Street Merger Sub, Inc.

Merger Sub, a Massachusetts corporation and a wholly-owned subsidiary of Parent, was formed on June 19, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities on or prior to the date of this proxy statement other than in connection with the transactions contemplated by the Merger Agreement and the related agreements. At the effective time of the merger, Merger Sub will merge with and into PAREXEL in accordance with the provisions of the MBCA, and the separate existence of Merger Sub will cease and PAREXEL will be the surviving entity in the merger and continue its existence under the MBCA.

West Street Merger Sub, Inc.

c/o Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

Parent and Merger Sub are each affiliated with Pamplona. Pamplona is a London, New York, and Boston-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds, and single-manager hedge fund investments. Pamplona manages over $10 billion in assets across a number of funds for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices, and funds of hedge funds. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations and has been one of the most active private equity investors in healthcare in recent years. Notable recent Pamplona healthcare investments include nThrive, Formativ Health, Brighton Health Group, Alvogen, Spreemo, PatientCo and Intralign.

Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, members of Company management or the Company’s representatives and other parties.

The Board, together with the Company’s senior management and with the assistance of the Company’s advisors, periodically reviews and considers various strategic and other opportunities available to the Company to enhance shareholder value, taking into consideration the Company’s performance, competitive dynamics, macroeconomic developments and industry trends. These reviews have included discussions as to whether the continued execution of the Company’s strategy as a standalone company (including possible operational and capital structure changes) or the possible sale of the Company to, or combination of the Company with, a third party offered the best avenue to enhance shareholder value, and the potential benefits and risks of any such course of action.

In that connection, during the second half of 2016 and beginning of 2017 the Board reviewed and considered the current and future industry trends and risks to the Company’s ability to execute its long-term plan as a standalone company, including the impact on the Company of continuing consolidation in the clinical research organization (“CRO”) industry in which the Company operates and increasingly competitive operating margins demonstrated by the Company’s peers. Also during this time, the Company’s chief financial officer departed and the Company committed substantial resources to improving its internal control environment in response to material weaknesses related to revenue recognition accounting that also resulted in the delayed filing of certain Company SEC reports. During this time, the Board was also aware that some investors may have then recently acquired positions in the Company’s shares because they viewed the Company as a potential acquisition target in light of the strong growth trends and private equity activity in the CRO industry. Also during this time, the Company announced an accelerated share repurchase program and a major restructuring plan.

In February 2017, in light of these factors, the Company’s chief executive officer, Josef H. von Rickenbach, after discussions with several directors, met with a representative of Goldman Sachs to discuss the Company, its future prospects and the possibility of Goldman Sachs acting as its financial advisor in evaluating strategic alternatives that might be available to the Company in light of the increasing consolidation and acquisition activity in the CRO industry.

On February 27, 2017, the Board held a meeting to discuss, among other things, recent activist investor interest in the Company and the current consolidation and acquisition activity in the CRO industry. The Board also discussed the increasing trend of consolidation in the CRO industry and related consolidation and acquisition activities. The Board discussed the possibility that the Company could become an acquisition candidate, whether promoted by the Board, recent activist investors or other third parties. Mr. von Rickenbach also updated the Board on his discussions with representatives of Goldman Sachs. Following these discussions, the Board determined that it would be appropriate for the Company to retain a financial advisor to assist the Board in its evaluation of strategic alternatives available to the Company, the Company’s future prospects and its intrinsic value.

On March 10, 2017, the Board held a regularly scheduled meeting to conduct its regular review of the Company’s annual fiscal results and long-term plan, which was provided to the Board in advance of the meeting. At the meeting, senior management presented the Company management’s long-term financial forecasts reflected in the long-term plan (referred to below as the “Company Projections” and summarized below under the caption “– Certain Prospective Financial Information”). The Board discussed the risks, challenges and strategic opportunities facing the Company in the context of the long-term plan. Following discussion and questions of senior management on the assumptions on which the plan was based, the Board approved the long-term plan.

In response to the topics discussed at the February 27, 2017 meeting, representatives of each of Goldman Sachs, Chestnut Securities (“Chestnut Securities”) and Locke Lord LLP (“Locke Lord”) joined portions of the March 10, 2017 meeting. Chestnut Securities had from time to time, at the request of the Board and senior management, provided general thoughts and advice on the Company’s financial strategy and its future prospects (for more information regarding the engagement of Chestnut Securities see below under the caption “– Chestnut Securities”). The independent directors of the Board, consisting of all the directors other than Mr. von Rickenbach, the Company’s Chairman of the Board and Chief Executive Officer, retained Locke Lord to act as their special counsel in connection with the Board’s evaluation of strategic alternatives. The independent directors are A. Dana Callow, Jr., Patrick J. Fortune, Maykin Ho, Eduard Holdener, Christopher J. Lindop, Richard L. Love and Ellen M. Zane, and together are referred to hereinafter as the “independent directors”.

At the March 10, 2017 meeting, representatives of Chestnut Securities reviewed with the Board its periodic financial analyses of the Company, updated to include the Company Projections. The Board then discussed certain operational, financial and strategic alternatives that certain activist investors had recommended the Company consider. Following discussion, it was the consensus of the Board that some of these suggested actions were not in the long-term best interests of the Company, including increased Company borrowings, expanded share repurchases and the spin-out of business units.

Representatives of Goldman Sachs then joined the meeting and discussed with the Board recent consolidation activity in the CRO industry, the public market perspectives on the Company and the Company’s investor base. Representatives of Goldman Sachs also reviewed with the Board an illustrative analysis reflecting that a financial sponsor could acquire the Company at a premium and realize attractive returns on its investment. Representatives of Goldman Sachs further discussed with the Board various factors that could become relevant should the Board determine to explore the possibility of a sale of the Company, including that potential acquirers could be expected to seek access to customer-related and backlog information as part of their due diligence process. Representatives of Goldman Sachs also discussed with the Board a preliminary financial analysis of the Company and reviewed with the Board potential strategic parties and financial sponsors who might have an interest in acquiring the Company. Following these presentations the representatives of Goldman Sachs and Chestnut Securities left the meeting.

Following these presentations, the Board discussed consolidation in the CRO industry and considered whether the Company’s market leadership position would be attractive to both strategic and financial buyers. The Board discussed strategic alternatives available to the Company that could potentially enhance shareholder value, including whether to conduct further accelerated returns of capital to shareholders, whether to pursue acquisitions and divestitures, whether to engage in a process to explore interest in a potential sale of the Company and whether to execute the long-term plan as a standalone company. Following discussion, the Board concluded that, given the challenges faced by the Company, privately soliciting interest in a potential acquisition from a limited number of potentially interested parties could lead to an opportunity to enhance shareholder value.

The Board also discussed the potential disruptions to the Company’s business during a protracted sale process, the risk of leaks that might arise from contacting other parties, particularly competitors, and the potential impact of such leaks on the Company’s business, including the potential loss of customers and employees. The Board also discussed the potential need to disclose during such process proprietary and confidential information, such as customer-related and backlog information, to competitors and potential competitors. The Board discussed sequencing any potential process so that financial sponsors were contacted first to limit the diligence by competitors regarding sensitive customer-related and backlog information until later in the process once the likelihood of the Company being able to complete a sale transaction on terms that were compelling for the Company and its shareholders could be better assessed. The Board concluded that initially contacting a limited number of financial sponsors and emphasizing confidentiality in any process design would help address the discussed concerns. The Board also observed that if it did initiate such a process, it could in the future terminate the process if appropriate or invite additional parties, both financial and strategic, to participate in the process if appropriate. The Board determined that it should interview Goldman Sachs and at least one other financial advisor candidate to assist the Board in the evaluation of strategic alternatives.

Following such discussion, representatives of Locke Lord reviewed with the Board their fiduciary duties under Massachusetts law, particularly in the context of exploring a possible sale of the Company. Representatives of Locke Lord also discussed the role of the Board in overseeing the strategic review process and ways for doing so, including evaluating potentially forming a special committee of the Board consisting solely of independent and disinterested directors as well as Company management being restricted from having discussions with financial sponsors regarding their roles, compensation, retention or investment arrangements in connection with a proposed transaction. After discussion with Locke Lord, the Board determined that at this time a special committee was not necessary, but that during the strategic review process the independent directors of the Board would continue their practice of holding executive sessions and, at the invitation of the independent directors, the financial advisors and outside counsel would participate in those sessions. Over the course of the strategic review process, there were 21 Board meetings and each director attended every meeting. Additionally, there were nine executive sessions of the independent directors and each independent director attended every executive session.

On March 17, 2017, the Board held a meeting to, among other things, interview potential legal advisor candidates to act as special counsel in connection with the Company’s exploration of strategic alternatives. Representatives from two law firms, one of which was Goodwin Procter LLP (“Goodwin”), participated separately in the meeting, discussing their respective experience and responding to various questions asked of them by members of the Board. Following discussion, the Board determined to retain Goodwin as a legal advisor to assist the Board in its evaluation of strategic alternatives that might be available to the Company.

On March 21, 2017, the Board held a meeting to interview potential financial advisor candidates and to further discuss the exploration of strategic alternatives. Representatives of Goodwin were in attendance. Representatives from two investment banks, one of which was Goldman Sachs, participated separately in the meeting, discussing their respective expertise and experience and responding to various questions asked of them by the members of the Board.

During their discussion with the Board, representatives of Goldman Sachs discussed with the Board potentially interested strategic and financial buyers of the Company. Representatives of Goldman Sachs discussed certain of the relationships that it had and may in the future have with the parties it identified as potentially interested in acquiring the Company. The representatives of Goldman Sachs discussed with the Board the possibility of the Company initially conducting a process with a limited number of financial sponsors who had recently shown significant interest in acquiring a CRO company, and based on the response, the Board could then decide whether to expand the process to other potential acquirers, including strategic parties. The representatives of Goldman Sachs reviewed with the Board recent financial sponsor transactions. Representatives of Goldman Sachs also shared their view that presently only a select few strategic parties were likely to have serious interest in exploring a possible acquisition of the Company due to customer overlap and negative synergy.

The independent directors then met in executive session to continue discussions. Representatives of Goodwin were in attendance. Following further discussion, the independent directors determined to retain Goldman Sachs as a financial advisor to assist the Board in its evaluation of strategic alternatives that might be available to the Company, subject to reaching mutually agreeable terms of engagement. The independent directors selected Goldman Sachs in light of Goldman Sachs’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the CRO industry and its experience with acquisition transactions generally, as well as the Board’s belief that Goldman Sachs was well qualified to advise the Board and the Company in connection with the review of strategic alternatives. The independent directors also determined that Chestnut Securities should provide supplemental assistance to the independent directors in their evaluation of strategic alternatives, subject to reaching mutually agreeable terms of engagement. Chestnut Securities also has substantial knowledge of and familiarity with the Company’s business and operations, competitors and the industries in which the Company operates.

On March 24, 2017, the Board held a meeting to discuss, among other things, the engagement of financial advisors. Representatives of Goodwin were in attendance. As part of this discussion, Goodwin outlined the material terms of the proposed engagements of each of Goldman Sachs and Chestnut Securities. Following this discussion, the Board determined to engage Goldman Sachs as the Company’s financial advisor and Chestnut Securities as the independent directors’ financial advisor to assist in the evaluation of strategic alternatives.

On March 24 and March 30, 2017, the Company executed engagement letters with Chestnut Securities and Goldman Sachs, respectively, as the Board authorized during the March 24, 2017 meeting.

During the week of March 27, 2017, while on a previously scheduled business trip in Europe, and following informal discussions with multiple directors, Mr. von Rickenbach had separate brief introductory discussions with representatives of certain financial sponsors based in Europe (which did not include Pamplona) and provided a brief overview of the Company’s business and operation. These discussions were preliminary and introductory in nature and there was no indication that the Company was considering a possible sale process. Neither Mr. von Rickenbach nor any of the other parties made any proposals during these meetings or otherwise discussed the specific terms of a potential strategic transaction, or any agreement to work towards a potential transaction.

On March 31, 2017, the Board held a meeting to discuss, among other things, the exploration of strategic alternatives. Representatives of the Company’s financial and legal advisors were in attendance. The representatives of Goldman Sachs again reviewed with the Board potential strategic parties and financial sponsors who might have an interest in acquiring the Company. The Board again discussed the potential risks and benefits of commencing a process in which parties, and particularly strategic parties, would be invited to review confidential information and submit indications of interest with respect to a potential business combination involving the Company. In particular, the Board again discussed the potential disruptions to the Company’s business during a protracted process, the risk of leaks that might arise from contacting other parties, and the potential impact of such leaks on the Company’s business, including the potential loss of customers and employees. The Board also discussed the potential need to disclose during such process proprietary and confidential information to competitors and potential competitors. The representatives of Goodwin reviewed with the directors their fiduciary duties under Massachusetts law. Representatives of Goldman Sachs and Goodwin then discussed considerations associated with postponing outreach to strategic parties until after the execution of a definitive merger agreement with a financial sponsor, which would be possible if the agreement contained a “go-shop” provision permitting the Company and its advisors to solicit competing proposals following the execution of the definitive agreement.

Based on the benefits and risks discussed at this meeting and the previous Board meetings, the Board determined, based on their knowledge of the CRO industry and the Company, its discussions with the Company’s legal and financial advisors and the strategic alternatives potentially available to the Company, including remaining as an independent public company, that it was in the best interests of the Company and its shareholders to take steps to further explore a potential Company sale.

The Board also determined that the Company should privately solicit interest in a potential acquisition from a limited number of financial sponsors that it viewed as the most qualified potential acquirers of the Company. These parties included three financial sponsors (“Sponsor A”, “Sponsor B” and Pamplona). The parties were selected based on the Board’s review of numerous factors, including that each had shown recent interest in acquiring a company in the CRO industry, had the capacity to complete a transaction with significant committed equity and had a successful track record of acquiring companies of similar size on an expeditious basis. The Board concluded that, while numerous factors discussed at this meeting and prior meetings supported the exclusion of strategic parties at the outset of the strategic process, the Board could at any time decide to solicit interest from strategic parties. The Board determined that Goldman Sachs should contact each of Sponsor A, Sponsor B and Pamplona on a confidential basis to gauge its interest in a potential acquisition of the Company, which we refer to as the “strategic process”. Representatives of Goldman Sachs then discussed with the Board an overall timetable for the strategic process and the materials that would be provided to bidders as part of the process and other related matters. The Board then approved requesting initial non-binding indications of interest from the three financial sponsors by April 19, 2017.

The Board and members of Company management then discussed the role of Company management in the strategic process. They agreed that, except as otherwise instructed by the Board, management would not engage in discussions regarding any compensation, retention or investment arrangements with bidders so as not to favor any one bidder over other bidders. The representatives of the financial advisors were then excused and Mr. von Rickenbach provided an update to the Board on his recent business trip to Europe and his preliminary and informal conversations with representatives of certain European-based financial sponsors. The independent directors then met in executive session with outside counsel and continued discussions. Representatives of Locke Lord reviewed with the independent directors their fiduciary duties under Massachusetts law, particularly in the context of exploring a possible sale of the Company, including, recognizing that the Board could decide at any point in the process not to proceed with a potential acquisition or to open the process up more broadly, including to strategic parties.

Between April 3 and April 11, 2017, each of Sponsor A, Sponsor B and Pamplona (on April 6, 2017) executed confidentiality agreements with the Company. The standstill obligations under the confidentiality agreement with Sponsor A automatically terminated upon the Company’s entry into a merger agreement. The standstill obligations under the confidentiality agreement with Sponsor B allowed it to make confidential proposals to the Company at any time following the Company’s entry into a merger agreement. Each of these three parties that entered into a confidentiality agreement received the Company Projections and attended a high-level management presentation conducted by members of Company management and attended by representatives of Goldman Sachs.

On April 6, 2017, Mr. von Rickenbach had a meeting with representatives of Pamplona in Boston and provided an overview of the Company’s business and operations. Representatives of Goldman Sachs attended this meeting. This meeting was preliminary and introductory in nature and no proposals were made during this meeting.

On April 13, 2017, Goldman Sachs distributed an initial bid instruction letter on behalf of the Company to Sponsor A, Sponsor B and Pamplona. The letter indicated a deadline for submitting preliminary non-binding indications of interest by April 19, 2017.

Between April 12 and April 18, 2017, members of senior management met over lunch or dinner separately with representatives of each of Sponsor A, Sponsor B and Pamplona (the latter of which occurred on April 12, 2017) to discuss the Company’s business. Representatives of Goldman Sachs attended each of those meetings.

Between April 13 and April 19, 2017, members of senior management conducted separate detailed management presentations with representatives of each of Sponsor A, Sponsor B and Pamplona (the latter of which occurred on April 13, 2017) that were also attended by representatives of Goldman Sachs. Following these management presentations, members of senior management and representatives of Goldman Sachs and Goodwin participated in follow-up diligence sessions with each of Sponsor A, Sponsor B and Pamplona and their respective advisors.

On April 14, 2017, the Board held a meeting to discuss the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs provided an update on the developments related to the strategic process. Mr. von Rickenbach updated the Board on the Company’s preliminary second quarter results and management’s financial forecast for the third quarter. The independent directors then met in executive session and continued discussions. Representatives of Locke Lord were in attendance and reviewed with the independent directors their fiduciary duties under Massachusetts law.

On April 19, 2017, Sponsor A, Sponsor B and Pamplona presented written preliminary non-binding indications of interest that were each subject to satisfactory completion of due diligence, among other conditions. Each of these indications provided for an all-cash transaction funded with equity commitments from fund sponsors and third party debt financing. Sponsor A indicated a price range of $74.00 – $78.00 per share. Sponsor B indicated a price of $80.00 per share. Pamplona indicated a price range of $80.00 – $82.00 per share, and also provided a form of exclusivity agreement. The closing price for the Company’s common stock on that day was $61.81 per share.

On April 21, 2017, the Board held a meeting to receive an update on the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. The Board, with the assistance of Goldman Sachs, discussed the three preliminary indications of interest received on April 19, 2017. Representatives of Goldman Sachs also reviewed with the Board preliminary financial information with respect to each of the three indications of interest and preliminary financial analyses with respect to the Company based on the Company Projections. Representatives of Goldman Sachs also reviewed with the Board each of the bidders’ proposed sources of equity and debt financing, including that some of them overlapped. Representatives of Goodwin reviewed with the Board its fiduciary duties under Massachusetts law.

Although the Board believed that the preliminary indications of interest received on April 19, 2017 were in a range that would provide substantial value to the Company’s shareholders, the Board discussed how best to further enhance shareholder value through the next phase of the strategic process. Following these discussions, because Sponsor A, Sponsor B and Pamplona had submitted proposals within close range of each other and in an effort to maximize competitive dynamics, the Board instructed Goldman Sachs to advance all three parties to the second phase of the strategic process, during which each such party would be provided additional diligence access, and to encourage them to increase their respective offer prices. The Board also discussed that to date, none of the three financial sponsors had, and had not requested to have, discussions with Company management regarding any roles, compensation, retention or investment arrangements in connection with a possible transaction.

The Board again considered, with assistance from its financial and legal advisors, the potential advantages and disadvantages of contacting and discussing a potential sale of the Company with strategic parties. The Board again considered the potential risk of competitive harm to the Company if strategic parties conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company’s employees as well as its customer and vendors. Following these discussions the Board determined that, absent a change in circumstances, it would be preferable for interest from strategic parties to be solicited through a “go-shop” process following the execution and announcement of a definitive merger agreement with a financial sponsor.

Mr. von Rickenbach also updated the Board on recent communications with two activist investors, each of which requested to schedule a call with the Company for a later date. One such call occurred on May 4, 2017, and the other call occurred on June 5, 2017. Both of these calls consisted of brief conversations regarding the business and operations of the Company and did not relate to the strategic process. The independent directors then met in executive session and continued discussions. Representatives of each of Chestnut Securities and Locke Lord were in attendance. The independent directors reviewed the process being followed, and were comfortable with the process.

On April 24, 2017, Sponsor A, Sponsor B and Pamplona were provided access to an online data room containing nonpublic information regarding the Company.

On April 25, 2017, Sponsor A requested the ability to partner with another financial sponsor (“Sponsor C”) to make a joint proposal for the acquisition of the Company.

On April 26, 2017, Sponsor A, Sponsor B and Pamplona were provided a draft merger agreement on behalf of the Company. The draft merger agreement contemplated, among other things, a 40-day “go-shop” period, a company termination fee equal to 2% of transaction equity value and a reverse termination fee equal to 7% of transaction equity value. Additionally, the draft merger agreement contemplated that in the event the merger agreement was terminated to accept a superior proposal from a party who had submitted an acquisition proposal during the go-shop period, the company termination fee would be 1% of the transaction equity value rather than 2%. Drafts of an equity commitment letter and limited guaranty were concurrently provided to the bidders.

Also, on April 26, 2017, the Company permitted Sponsor A to partner with Sponsor C and entered into a confidentiality agreement with Sponsor C. The standstill obligations under the confidentiality agreement with Sponsor C automatically terminated upon the Company’s entry into a merger agreement.

On April 28, 2017, the Board held a meeting to receive an update on the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs provided an update on the developments related to the strategic process since the last Board meeting. The Board then approved requesting revised bids from the three financial sponsors by May 19, 2017. The independent directors then met in executive session and continued discussions. Representatives of Chestnut Securities and Locke Lord were in attendance.

On May 3, 2017, the Company announced its financial results for the third quarter of fiscal year 2017. At the time, the Company’s stock was trading at approximately $64.54 per share.

On May 5, 2017, the Board held a meeting to receive an update on the strategic process. Representatives of the Company’s legal advisors were in attendance. Mr. von Rickenbach provided an update on the developments related to the strategic process since the last Board meeting. Mr. von Rickenbach also provided an update on his previously scheduled May 4, 2017 conversation with an activist investor.

On May 7, 2017, Goldman Sachs sent bid process letters to Sponsor B and Pamplona, requesting marked drafts of the Company’s proposed form of merger agreement by May 16, 2017 and setting a final bid deadline of May 19, 2017.

On May 8, 2017, Sponsor A informed Goldman Sachs that in light of its view of the Company after its diligence, if it and Sponsor C were to submit a second round bid, it was likely to be at a value lower than the price indicated in its April 19, 2017 preliminary indication of interest, and Sponsor A stated that it and Sponsor C were no longer interested in participating in the strategic process.

On May 8, 2017, The Wall Street Journal reported that the Company was exploring strategic alternatives. The closing price on May 5, 2015, the most recent close prior to the news story about the ongoing sale process, was $68.86 per share. On May 8, 2017, the closing price for the Company’s common stock was $73.97 per share.

On May 11, 2017, Starboard Value LP and certain affiliated investment funds (collectively, “Starboard”) filed a Schedule 13D disclosing that Starboard had acquired beneficial ownership of approximately 5.7% of the Company’s outstanding common shares. Starboard’s Schedule 13D stated that Starboard believed that there was a large disparity in the Company’s operating margins versus its peers, and that there would be significant interest from both financial and strategic parties in a Company sale process.

On May 11, 2017, the Board held a meeting to discuss, among other things, the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. The Board discussed with its financial and legal advisors the potential impact on the strategic process of the recent news story indicating that the Company was conducting a strategic process, Starboard’s Schedule 13D filing and additional recently announced strategic transactions by CROs. Representatives of Goldman Sachs provided an update on the developments related to the strategic process since the last Board meeting, including that they had informed each of Sponsor A, Sponsor B and Pamplona that the Board was seeking improved bids from each of them, and that Sponsor A and Sponsor C had withdrawn.

Representatives of Goldman Sachs also updated the Board regarding unsolicited correspondence that they had received from two potentially interested strategic parties in light of the recent news story. The Board discussed the potential risks and benefits of inviting strategic parties into the process and determined to solicit interest in a possible acquisition of the Company from potentially interested strategic acquirers. Representatives of Goldman Sachs discussed with the Board the most likely interested potential strategic parties to contact. The Board instructed Goldman Sachs to contact six strategic parties identified by the Board, with input from Goldman Sachs and senior management, that had the financial wherewithal to engage in a transaction of this size. These parties included each of the two parties that had contacted either the Company or Goldman Sachs on an unsolicited basis following the May 8, 2017 news story.

On May 11 and May 12, 2017, at the direction of the Board, Goldman Sachs contacted and had discussions with the six strategic parties the Board had instructed it to contact at its May 11, 2017 meeting. Of these parties contacted, three strategic parties executed confidentiality agreements with the Company by May 12, 2017. Each of these three parties is a competitor of the Company in the CRO industry, and is referred to as “Strategic 1”, “Strategic 2” and “Strategic 3”. The standstill obligations under the confidentiality agreements with each of Strategic 1 and Strategic 3 allowed each of them to make confidential proposals to the Company at any time following the Company’s entry into a merger agreement. The standstill obligations under the confidentiality agreement with Strategic 2 automatically terminated upon the Company’s entry into a merger agreement. Each of Strategic 1, Strategic 2 and Strategic 3 received the Company Projections and Strategic 2 and Strategic 3 attended a high-level management presentation conducted by members of Company management and attended by representatives of Goldman Sachs.

On May 12, 2017, the Board held a meeting to receive an update on the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs provided an update on the developments related to the strategic process since the previous Board meeting, including Goldman Sachs’ discussions to date with the strategic parties that they contacted following the previous Board meeting. Goldman Sachs then discussed with the Board an overall timetable for the process with the strategic parties. Following discussion, the Board then approved requesting initial non-binding indications of interest from Strategic 1, Strategic 2 and Strategic 3 by May 19, 2017.

The independent directors then met in executive session to continue discussions. Representatives of each of Chestnut Securities, Goodwin and Locke Lord were in attendance. The independent directors discussed management’s long-term plan previously approved by the Board on March 10, 2017. After discussion, the independent directors reaffirmed their support for the continuation of the strategic process.

On May 12, 2017, Goldman Sachs distributed a bid instruction letter on behalf of the Company to Strategic 1, Strategic 2 and Strategic 3. The letter indicated a deadline for submitting indications of interest by May 19, 2017.

On May 12, 2017, Sponsor B informed Goldman Sachs that in light of its revised views on the Company’s growth outlook, if it were to submit a final bid, it would be below the price indicated in its April 19, 2017 preliminary indication of interest, and Sponsor B stated that it was no longer interested in participating in the strategic process.

On May 12, 2017, Pamplona informed Goldman Sachs that in light of its revised views on the Company’s growth outlook, it would likely submit a revised proposal that was at a value below the price indicated in its April 19, 2017 preliminary indication of interest and that it would need additional time to submit a revised proposal. Representatives of Goldman Sachs indicated that they would communicate this to the Board.

On May 16, 2017, Pamplona’s outside counsel, Kirkland & Ellis LLP (“Kirkland”) provided a revised draft of the merger agreement, which among other things, removed the go-shop period, increased the company termination fee to 3% of transaction equity value and reduced the reverse termination fee to 6% of transaction equity value. Kirkland also provided the Company with drafts of an equity commitment letter and limited guaranty.

On May 17, 2017, Strategic 1 informed representatives of Goldman Sachs that because of other internal corporate priorities, it was no longer interested in exploring a potential transaction with the Company.

On May 19, 2017, the Board held a meeting to discuss the strategic process. Representatives of the Company’s legal advisors were in attendance. Mr. von Rickenbach provided an update on the developments related to the strategic process, including Goldman Sachs’ discussions to date with the strategic bidders. Mr. von Rickenbach also provided an update on the recent discussions between Goldman Sachs and Pamplona.

On May 19, 2017, Pamplona delivered a letter to the Company asking for an additional week to present its second round bid price and finalize its third party debt financing. The letter also requested additional diligence information that Pamplona wanted to review before it would submit a revised proposal.

On May 19, 2017, Strategic 2 and Strategic 3 presented written preliminary non-binding indications of interest. Strategic 2 indicated a price range of $82.00 – $86.00 per share, and contemplated an all-cash transaction with debt financing, but without a financing condition. Strategic 3 indicated a price range of $84.00 –$88.00 per share, and contemplated an all-cash transaction with debt financing, but without a financing condition. Strategic 3 also indicated that it would be open to discussing paying a portion of the transaction consideration in the form of Strategic 3’s common stock. The closing price for the Company’s common stock on that day was $79.15 per share.

On May 19, 2017, the Board was provided with disclosures provided by Goldman Sachs regarding its relationships with the parties that had submitted indications of interest.

On May 20, 2017, the Board held a meeting to receive an update on the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs reported that Pamplona had submitted a letter indicating that it needed an additional week to finalize its due diligence and secure debt financing. Representatives of Goldman Sachs also reported to the Board that while Strategic 1 had executed a confidentiality agreement, it did not submit a bid by the May 19, 2017 deadline and had withdrawn from the strategic process.

The Board, with the assistance of Goldman Sachs, discussed the two preliminary indications of interest received from Strategic 2 and Strategic 3 on May 19, 2017. Representatives of Goldman Sachs also reviewed with the Board preliminary financial information with respect to each of the two indications of interest and preliminary financial analyses with respect to the Company based on the Company’s long-term plan approved by the Board on March 10, 2017 (as more fully described below under the caption “– Certain Prospective Financial Information”). Representatives of Goodwin reviewed with the Board its fiduciary duties under Massachusetts law.

Although the Board believed that the preliminary indications of interest received from Strategic 2 and Strategic 3 on May 19, 2017 were in a range that would provide substantial value to the Company’s shareholders, the Board discussed how best to further enhance shareholder value through the next phase of the strategic process with Strategic 2 and Strategic 3 and other potential strategic alternatives involving the Company. Following these discussions, because Strategic 2 and Strategic 3 had submitted proposals within close range of each other, the Board instructed Goldman Sachs to advance both parties to the next phase of the strategic process and to encourage them to increase their respective offer prices. The Board authorized a bid deadline of June 9, 2017. In an effort to attempt to have Pamplona increase its offer price, the Board also authorized senior management to provide the requested additional diligence information to Pamplona.

On May 22, 2017, Strategic 2 and Strategic 3 were provided access to an online data room containing nonpublic information regarding the Company. Strategic 2 and Strategic 3 were also provided a draft merger agreement on behalf of the Company. The draft merger agreement contemplated, among other things, a company termination fee equal to 2% of transaction equity value and a “hell or high water” antitrust covenant.

On May 23, 2017, Mr. von Rickenbach met with the chief executive officer of Strategic 3 in Boston and generally discussed the status of Strategic 3’s diligence review of the Company and the discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On May 24, 2017, members of Company management and representatives of Pamplona conducted a follow-up diligence meeting in Boston. Representatives of Goldman Sachs attended this meeting.

On May 24, 2017, Goldman Sachs sent bid process letters to Strategic 2 and Strategic 3, requesting marked drafts of the Company’s proposed form of merger agreement by June 6, 2017, and setting a final bid deadline of June 9, 2017.

On May 25, 2017, members of Company management and representatives of Pamplona conducted a brief follow-up diligence call. Representatives of Goldman Sachs attended this call. Following this call there were no material discussions between Company management and representatives of Pamplona prior to the execution of the Merger Agreement.

On May 25, 2017, the Board held a regularly scheduled quarterly meeting and devoted a portion of the meeting to a discussion of the strategic process. Representatives of the Company’s financial and legal advisors were in attendance for this portion of the meeting. Mr. von Rickenbach updated the Board regarding his recent meeting with the chief executive officer of Strategic 3. Representatives of Goldman Sachs provided an update on the developments related to the strategic process. The Board discussed with its advisors the advisability of conducting reverse due diligence on Strategic 3’s business and operations given that it had indicated a willingness to present an offer of a mix of cash and stock consideration.

On May 26, 2017, Mr. von Rickenbach had a call with the chief executive officer of Strategic 2 and generally discussed the status of Strategic 2’s diligence review of the Company and the discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On May 26, 2017, Pamplona submitted a revised written proposal to acquire the Company at a price of $75.00 per share in cash, which provided for an equity commitment for a portion of the purchase price and debt financing to pay the remainder of the purchase price. Pamplona also provided debt commitment letters securing the necessary debt financing. The closing price for the Company’s common stock on that day was $80.21 per share.

On May 30, 2017, members of Company management conducted a detailed management presentation with representatives of Strategic 3 that was also attended by Goldman Sachs. Following the management presentation, members of senior management and representatives of Goldman Sachs and Goodwin participated in follow-up diligence sessions with Strategic 3 and its advisors.

On May 30, 2017, the independent directors met to discuss the status of the strategic process. Representatives of Locke Lord were in attendance and described the Board’s fiduciary duties under Massachusetts law.

On June 1, 2017, the Board held a meeting to discuss, among other things, the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs reviewed with the Board that Pamplona had submitted a revised and complete bid on May 26, 2017 at a per share purchase price of $75.00. Representatives of Goldman Sachs also updated the Board on the discussions with Pamplona, Strategic 2 and Strategic 3, their diligence efforts to date and perceived levels of interest. The Board discussed that at this time it would not be in the best interest of the Company and its shareholders to accept Pamplona’s proposal for $75.00 per share, particularly in light of the potential value and opportunities that may be presented in the revised bids of Strategic 2 and Strategic 3 expected on June 9, 2017. Following these discussions the Board directed Goldman Sachs to communicate to Pamplona that its revised $75.00 per share proposal was insufficient and to indicate that the Board would be continuing the strategic process and reviewing proposals from other parties and would reconnect with Pamplona as and when appropriate. Representatives of Goldman Sachs subsequently communicated this to Pamplona. The closing price for the Company’s common stock on June 1, 2017 was $82.05 per share.

On June 2, 2017, members of Company management conducted a detailed management presentation with representatives of Strategic 2 that was also attended by Goldman Sachs. Following the management presentation, members of senior management and representatives of Goldman Sachs and Goodwin participated in follow-up diligence sessions with Strategic 2 and its advisors. Also on June 2, 2017, Mr. von Rickenbach had a discussion with the chief executive officer of Strategic 2 and generally discussed the status of discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On June 5, 2017, in consideration of the amount of remaining diligence to be completed by Strategic 2 and Strategic 3 and the desire to have fully diligenced bids submitted for the Board’s consideration, and following discussion with senior management and representatives of Goodwin, Goldman Sachs sent letters to Strategic 2 and Strategic 3, extending the bid deadline until June 14, 2017 and requesting marked drafts of the Company’s proposed form of merger agreement by June 9, 2017.

On June 7, 2017, Mr. von Rickenbach had a discussion with the chief executive officer of Strategic 3 and generally discussed the status of discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On June 8, 2017, a Mergermarket article stated that the Company was working with Goldman Sachs in connection with a possible sale, and provided details regarding allegedly active parties in the strategic process, citing unnamed sources.

On June 9, 2017, the Board held a meeting to discuss, among other things, the strategic process. Representatives of Chestnut Securities and the Company’s legal advisors were in attendance. Mr. von Rickenbach provided an update on the discussions with Strategic 2 and Strategic 3 and their diligence efforts since the last Board meeting and their perceived levels of interest. Mr. von Rickenbach reported to the Board on his recent discussion with the chief executive officers of both Strategic 2 and Strategic 3. The Board also discussed the status of Pamplona’s revised proposal and concluded that the Company should take no further action regarding Pamplona at this time. The Board discussed the recent published report that contained alleged details of the strategic process, including the effect of this story and other potential leaks on the Company’s relationships with employees and existing and potential customers.

The Board discussed the disclosure provided by Goldman Sachs that had been distributed to the Board on May 19, 2017 regarding certain relationships between Goldman Sachs and the parties that had submitted indications of interest. Representatives of Goodwin noted that Goldman Sachs carried out its customary procedures to provide this information. Representatives of Goodwin also informed the Board of the relationships disclosure that Chestnut Securities had previously communicated to Goodwin. The Board determined that those relationships would not impair the advice that either of Goldman Sachs or Chestnut Securities would provide to the Board.

On June 9, 2017, Mr. von Rickenbach had a call with the chief executive officer of Strategic 2, and generally discussed the status of discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On June 9, 2017, Strategic 2’s outside counsel provided a revised draft of the merger agreement to Goodwin. From June 12 through June 17, 2017, representatives of Goodwin and Strategic 2’s outside counsel exchanged drafts and had discussions regarding the terms of the merger agreement. Representatives of Goodwin led these discussions with input from representatives of Company management, including the Company’s Chairman of the Board and Chief Executive Officer, Senior Vice President and General Counsel, and Vice President and Associate General Counsel, and representatives of Goldman Sachs. They also had the benefit from time to time of the views of the independent directors at the Board meetings described below.

On June 9, 2017, Strategic 3’s outside counsel provided a revised draft of the merger agreement to Goodwin. From June 12 through June 19, 2017, representatives of Goodwin and Strategic 3’s outside counsel exchanged drafts and had discussions regarding the terms of the merger agreement. Representatives of Goodwin led these discussions with input from representatives of Company management, including the Company’s Chairman of the Board and Chief Executive Officer, Senior Vice President and General Counsel, and Vice President and Associate General Counsel, and representatives of Goldman Sachs. They also had the benefit from time to time of the views of the independent directors at the Board meetings described below.

On June 12, 2017, the Company and Strategic 3 entered into a confidentiality agreement to facilitate the Company’s reverse due diligence, which was in anticipation of Strategic 3 submitting a revised proposal containing an equity component. Also on that day, Company management held a meeting with Strategic 3 management, in which Strategic 3 presented an overview of its business and operations.

On June 13, 2017, representatives of Goldman Sachs contacted a representative of Pamplona to confirm Pamplona’s continued interest in participating in the strategic process. The conversation did not result in any specific proposals.

On June 14, 2017, Strategic 2 and Strategic 3 presented revised non-binding written proposals. Strategic 2’s revised proposal was at a price of $85.25 per share, payable in a combination of 85% cash and 15% in Strategic 2’s common stock. Strategic 3’s revised proposal was at a price of $86.00 per share, payable in a combination of 85% cash and 15% in Strategic 3’s common stock. Strategic 2 indicated that it had completed all of its due diligence and Strategic 3 indicated that its diligence review could be completed within hours of it being provided with certain materials. On June 14, 2017, the closing price for the Company’s common stock was $83.43 per share.

On June 15, 2017, the Company and Strategic 2 entered into a confidentiality agreement to facilitate reverse due diligence, which was in response to Strategic 2’s June 14, 2017 proposal containing an equity component. Also on that day, Company management held a meeting with Strategic 2 management, in which Strategic 2 presented an overview of its business and operations.

On June 15, 2017, Mr. von Rickenbach had a call with the chief executive officer of Strategic 3 and generally discussed the status of discussions between the parties and their respective representatives. The conversation did not result in any specific proposals.

On June 15, 2017, representatives of Strategic 3’s financial advisor confirmed to representatives of Goldman Sachs that Strategic 3 would need to review certain customer-related and operational information before Strategic 3 would be prepared to enter into a binding merger agreement with the Company.

On June 16, 2017, the Board held a meeting to discuss the strategic process. Representatives of the Company’s financial and legal advisors were in attendance. The Board, with the assistance of Goldman Sachs, discussed the revised proposals received from Strategic 2 and Strategic 3 on June 14, 2017. Representatives of Goldman Sachs also reviewed with the Board preliminary financial information with respect to each of the two revised proposals and preliminary financial analyses with respect to the Company based on the Company Projections. Representatives of Goldman Sachs also reviewed with the Board the mix of consideration proposed in each of the revised proposals of Strategic 2 and Strategic 3. Mr. von Rickenbach discussed with the Board management’s reverse due diligence review of each of Strategic 2 and Strategic 3. The Board also reviewed the status of Pamplona’s proposal from May 26, 2017. Representatives of Goodwin and Locke Lord reviewed with the Board its fiduciary duties under Massachusetts law. Representatives of Goodwin also reviewed with the Board key execution risks associated with each of the three proposals and the material open points on the latest drafts of the merger agreements received from each of the three parties.

Although the Board believed that the revised proposals received from Strategic 2 and Strategic 3 on June 14, 2017 were in a range that would provide substantial value to the Company’s shareholders, particularly given the risk and uncertainty associated with execution of the Company’s long-term plan, the Board discussed how best to further enhance shareholder value by encouraging each of Strategic 2, Strategic 3 and Pamplona to increase their offer price and submit a final revised proposal. Following these discussions, the Board instructed Goldman Sachs to request that Strategic 2, Strategic 3 and Pamplona each submit a best and final revised offer by 12:00 p.m. on June 17, 2017 for the Board to consider and potentially select a party with which to expeditiously finalize terms of a transaction. Following the meeting, representatives of Goldman Sachs communicated this to each of Strategic 2, Strategic 3 and Pamplona. The independent directors then met in executive session and continued discussions. Representatives of Locke Lord were in attendance. The independent directors discussed the merits of the different proposals and agreed to discuss them again after final proposals were in hand.

On June 17, 2017, Strategic 2, Strategic 3 and Pamplona presented revised non-binding written proposals. Strategic 2’s revised proposal was at a price of $86.10 per share, payable in a combination of 80% cash and 20% in Strategic 2’s common stock. Strategic 3’s revised proposal was at a price of $87.50 per share, payable in a combination of 85% cash and 15% in Strategic 3’s common stock. Pamplona’s revised proposal was at a price of $84.00 per share in all cash. Representatives of Goldman Sachs followed up with each of the three parties or their financial advisors to confirm that they had in fact submitted their best and final offer price. The financial advisors of each of Strategic 2 and Strategic 3 indicated that they had submitted their best and final offer price and Strategic 3 indicated that it would remove its condition for final confirmatory customer-related and operational diligence. Although Pamplona indicated that it may have the ability to increase its offer price, representatives of Goldman Sachs informed Pamplona that, if it did not submit a written proposal with an increased offer price, then Pamplona’s written offer price of $84.00 would be presented to the Board as Pamplona’s best and final offer.

Later on June 17, 2017, the Board held a meeting to discuss the revised proposals. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs updated the Board as to the revised proposals received from the three parties prior to the meeting and the related discussions that Goldman Sachs had with each of the parties. The Board reviewed the execution risks and open points associated with each proposal. Following discussion, the Board concluded that Strategic 3’s June 17, 2017 proposal would provide greater value to shareholders than the June 17, 2017 proposals received from Strategic 2 or Pamplona. Goodwin discussed with the Board the status of the draft merger agreement with Strategic 3. The Board directed Goldman Sachs to communicate to each of Strategic 2 and Pamplona that their revised proposals were insufficient and that the Board was focused on a proposal submitted by another party. The Board instructed Goodwin to continue work with Strategic 3’s legal counsel in an attempt to resolve the remaining open points in the merger agreement. The Board also directed Goldman Sachs to convey to Strategic 3’s financial advisor that the Board did not reach a decision to proceed to a transaction with a specific party, and that the Board would meet again the next day to continue its deliberations.

Following the meeting, representatives of Goldman Sachs contacted each of Strategic 2, Strategic 3 and Pamplona as directed. The financial advisor to Strategic 2 indicated to Goldman Sachs that Strategic 2 was no longer interested in participating in the strategic process.

On June 18, 2017, a representative of Pamplona contacted representatives of Goldman Sachs and indicated that Pamplona may be able to increase its per share offer price. Representatives of Goldman Sachs indicated that the Board had concluded that Pamplona’s last written proposal was insufficient and that the Board was focused on a proposal from another party.

On June 18, 2017, the Board held a meeting to discuss the status of the negotiations with Strategic 2, Strategic 3 and Pamplona. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs reviewed with the Board the latest discussions with each of the parties. Representatives of Goodwin again reviewed with the Board the unresolved issues raised in the latest draft of the merger agreement provided by Strategic 3. Representatives of Goldman Sachs discussed with the Board certain financial aspects of Strategic 3’s $87.50 per share proposal, advising the Board that Strategic 3’s financial advisor had indicated to Goldman Sachs that this was Strategic 3’s best and final offer and that Strategic 3 was prepared to move expeditiously to negotiate and sign a definitive merger agreement.

The Board discussed Strategic 3’s $87.50 per share offer in the context of the Company’s strategic alternatives, including continuing as a standalone company. The Board discussed the advantages and risks of the proposed transaction with Strategic 3, including, among other things, whether the offer price of $87.50 per share represented an attractive valuation of the Company for shareholders when considered in light of the Board’s knowledge and understanding of the business, operations, management, financial condition and prospects of the Company, including the various challenges presented if the Board were to reject the offer and the Company were to continue as a standalone company.

Based on the discussion at this meeting and the previous meeting, the Board did not believe that Strategic 3 would improve upon its $87.50 offer and that asking again for improvement on this offer would put at risk the ongoing negotiations with Strategic 3 to finalize the terms of the merger agreement. Based on the discussion at this meeting and the earlier Board discussions, the Board concluded that Strategic 3’s $87.50 per share offer would, if consummated, provide greater certainty of value (and less risk) to the Company’s shareholders relative to the potential trading price of the Company shares over a longer period after accounting for the long-term risks to the Company’s business resulting from operational execution risk and evolving industry dynamics. After considering the Company’s strategic alternatives to a potential transaction with Strategic 3 and the Company’s ability to continue as a standalone company, the Board instructed Goodwin to work with counsel to Strategic 3 to finalize the merger agreement. The Board instructed Mr. von Rickenbach to have a discussion with the chief executive officer and the chairman of the board of directors of Strategic 3 to also attempt to resolve any remaining issues on the merger agreement.

The independent directors then met in executive session to continue discussions. Representatives of Locke Lord were in attendance. Following further discussion, the independent directors determined that the Company’s senior management and its advisors should work as expeditiously as possible to finalize the merger agreement and related documents with Strategic 3. The independent directors also instructed Goldman Sachs to contact Strategic 3’s financial advisor and indicate that the Board had directed its advisors to expeditiously finalize a transaction with Strategic 3. A representative of Locke Lord relayed these instructions to representatives of Goodwin and Goldman Sachs.

Later in the evening of June 18, 2017, Goodwin provided a revised draft of the merger agreement to Strategic 3’s outside counsel. Representatives of Goldman Sachs contacted Strategic 3’s financial advisor to schedule a meeting between the senior management teams of the Company and Strategic 3 to finalize any remaining open points on the merger agreement to expeditiously finalize the transaction with Strategic 3.

Early in the morning of June 19, 2017, a representative of Pamplona contacted representatives of Goldman Sachs and indicated that Pamplona would be willing to increase its offer price to $88.00 per share or more, subject to finalizing the draft merger agreement. Representatives of Goldman Sachs indicated that the Board was focused on a proposal from another party because Pamplona’s last written proposal was insufficient. In response to Pamplona’s request, the Company’s advisors provided a revised draft of the merger agreement to Pamplona, which draft had been previously prepared by Goodwin, with input from representatives of Company management, including the Company’s Chairman of the Board and Chief Executive Officer, Senior Vice President and General Counsel, and Vice President and Associate General Counsel, and representatives of Goldman Sachs, following receipt of Pamplona’s May 16, 2017 revised draft of the merger agreement. Goodwin also received from time to time the views of the independent directors at the Board meetings described below.

Later in the morning on June 19, 2017, representatives of Goodwin and Strategic 3’s outside counsel had a call to finalize the merger agreement. Also on the morning of June 19, 2017, Mr. von Rickenbach and members of the Company’s senior management had a call with members of senior management of Strategic 3 to discuss the remaining open points on the merger agreement, which points were not resolved during the call.

Later in the day on June 19, 2017, Pamplona presented a revised written proposal to acquire the Company for a price of $88.00 per share. The proposal indicated that Pamplona was prepared to immediately negotiate a binding merger agreement and execute the merger agreement that night with an announcement prior to the open of the stock market on June 20, 2017. Shortly after submitting this written proposal, a representative of Pamplona contacted representatives of Goldman Sachs and presented a revised verbal offer of $88.10 per share. The representative indicated that this was Pamplona’s best and final offer and was conditioned on executing a merger agreement that night and announcing the transaction before the stock market opened on June 20, 2017 and that Pamplona would withdraw its offer if the Company were to seek bids from other parties to exceed it. Representatives of Goldman Sachs indicated that they would inform the Board of Pamplona’s $88.10 revised proposal. Pamplona also provided a revised draft of the merger agreement.

During the afternoon of June 19, 2017, the Board held a meeting to receive an update on discussions with Strategic 3 and to discuss Pamplona’s revised proposal. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs reviewed the proposal from, and the latest discussions with, Strategic 3, and discussed with the Board Pamplona’s revised offer and the financial aspects of the offer price of $88.10 per share included in such revised offer.

Representatives of Goldman Sachs informed the Board that Pamplona had advised that this was Pamplona’s best and final offer, that this revised proposal was conditioned upon the parties reaching an agreement and executing a merger agreement that evening and announcing the agreement before the stock market opened the next day, and conditioned on the Company not seeking competing offers. Representatives of Goodwin informed the Board of the status of the draft merger agreement with Strategic 3. The Board discussed the proposal from Strategic 3. The Board then further discussed the advantages and risks of the proposed transaction with Pamplona that are described in “Recommendation of the Board and Reasons for the Merger” beginning on page 45 of this proxy statement. In light of these discussions, the Board concluded that Pamplona’s improved and final offer would, if consummated, provide greater certainty of value (and less risk) to the Company’s shareholders relative to the potential trading price of the Company’s shares over a longer period after accounting for the long-term risks to the Company’s business resulting from operational execution risk and evolving industry dynamics. After considering the Company’s strategic alternatives to the Pamplona transaction and the Company’s ability to continue as a standalone company and the terms of the proposal from Strategic 3, the Board concluded that Pamplona’s final proposal was the best alternative for the Company’s shareholders and directed the Company’s advisors to continue discussions with Pamplona in accordance with its final proposal, including confirming that the parties could be in a position to execute a merger agreement and related documentation in connection with Pamplona’s $88.10 per share proposal later in the day. The Board determined to meet again later in the day to further consider the status of the current proposals from Strategic 3 and Pamplona.

Following the meeting, throughout the remainder of June 19, 2017, representatives of Goodwin and Kirkland had various calls to negotiate the unresolved issues in the Pamplona merger agreement and related agreements. Representatives of Goodwin with input from representatives of Company management, including the Company’s Chairman of the Board and Chief Executive Officer, Senior Vice President and General Counsel, and Vice President and Associate General Counsel, and representatives of Goldman Sachs and with the benefit of views of the independent directors provided at the Board meetings described in this section, and Kirkland exchanged drafts of the merger agreement and held various teleconferences to negotiate and finalize the merger agreement, the accompanying disclosure schedules, the equity commitment letter and the limited guarantee. The key issues negotiated in the draft merger agreement and related agreements included the scope of the representations and warranties, the Company’s obligations to cooperate with Pamplona’s debt financing efforts, the rights of the parties to terminate the transaction and related remedies, the limitation on Pamplona’s liability for monetary damages in connection with the proposed acquisition of the Company, the terms under which the Company could respond to unsolicited proposals, and the amount and conditions of payment by the Company of the company termination fee.

Later in the evening on June 19, 2017, after the stock market closed, the Board held a meeting to discuss the final terms of the proposed transaction with Pamplona and the status of discussions with Strategic 3. Representatives of the Company’s financial and legal advisors were in attendance. Representatives of Goldman Sachs and Goodwin provided an update on the discussions with Pamplona and Strategic 3 since the last Board meeting earlier in the day, including that negotiations with Pamplona were substantially complete. Representatives of Goodwin and Locke Lord reviewed the fiduciary duties of the Board in connection with a potential sale of the Company. Representatives of Goodwin provided an overview of the negotiation process to date with Pamplona’s representatives, as well as a presentation regarding the terms of the merger agreement and related agreements. The Board also discussed that to date, Pamplona had not had, and had not requested to have, discussions with Company management regarding their roles, compensation, retention or investment arrangements in connection with the proposed transaction other than the modifications to existing severance arrangements for certain members of the Company’s senior management (but not Mr. von Rickenbach) that are described in “Severance and Change in Control Provisions of Employment Arrangements” beginning on page 61 of this proxy statement. These modifications were negotiated by representatives of Goodwin with input from representatives of Company management, including the Company’s Senior Vice President and Chief Human Resources Officer, and Corporate Vice President, Compensation Benefits & HRIS, and with the benefit of the views provided at the June 19, 2017 Board meetings by the independent directors. These modifications consisted of amendment of the severance arrangement with the Company’s Senior Vice President and General Counsel on the terms consistent with the Company’s President and Chief Operating Officer (as described in “Severance and Change in Control Provisions of Employment Arrangements – Dr. Goldberg and Mr. Batt” beginning on page 62 of this proxy statement) and amendments to the severance arrangements with certain other executive officers of the Company (as described in “Severance and Change in Control Provisions of Employment Arrangements - Other Executive Officers” beginning on page 64 of this proxy statement). In these discussions, no specific terms or conditions of employment, including potential compensation, or any interest in the surviving corporation, were discussed.

At the meeting, representatives of Goldman Sachs presented to the Board Goldman Sachs’ financial analysis summarized below under “Opinion of PAREXEL’s Financial Advisor” and rendered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated June 19, 2017, to the board of directors to the effect that as of June 19, 2017 and based on and subject to the factors and assumptions set forth in the written opinion, the $88.10 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders. After further discussing the advantages and risks of the proposed transaction that are described in “Recommendation of the Board and Reasons for the Merger” beginning on page 45 of this proxy statement, the Board unanimously adopted and declared the advisability of the Merger Agreement, and further declared that the Merger Agreement was in the best interests of the Company and its shareholders, and recommended that the Company’s shareholders approve the Merger Agreement.

Later on June 19, 2017, the parties finalized and executed the Merger Agreement and received executed final copies of the equity commitment letter and limited guaranty, and Pamplona provided debt financing commitment letters executed by Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A.

On the morning of June 20, 2017, before the stock market opened, the Company and Pamplona issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board and Reasons for the Merger

The Board has unanimously (1) approved and adopted the Merger Agreement, the merger and the other transactions contemplated thereby, (2) determined that the merger is in the best interests of the Company and its shareholders and (3) resolved to recommend that the Merger Agreement be approved by the Company’s shareholders at a shareholders’ meeting duly called and held for such purpose.

The Board unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement; and (2) “FOR” the adjournment of the shareholder meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the shareholder meeting.

Reasons for the Merger

In evaluating the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the Board consulted with Company senior management, as well as the Company’s financial and legal advisors. In the course of making its determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are in the best interests of the Company and its shareholders, the Board considered numerous factors, including the following non-exhaustive list of material factors and benefits of the merger, each of which the Board believed supported its unanimous determination and recommendation:

•	Per Share Merger Consideration. The Board considered:

•	the historical market prices, volatility and trading information with respect to Company shares;

•	the fact that the per share merger consideration represents a 27.9% premium to the undisturbed trading price at which Company shares closed on May 5, 2017 (the most recent trading day preceding the publication of the story in The Wall Street Journal stating the Company was exploring strategic alternatives);

•	the fact that the per share merger consideration represents a 38.5% premium to the undisturbed 30-day volume weighted average price for the 30 trading days ending May 5, 2017;

•	the fact that the per share merger consideration represents a 23.3% premium to the undisturbed 52-week high closing price ending May 5, 2017;

•	the fact that the per share merger consideration represents a valuation of the Company at a multiple of approximately 14.1 times the Company’s adjusted net income before interest expense, income taxes, depreciation and amortization (“EBITDA”) for the period from April 1, 2016 through March 31, 2017 (as defined in “– Certain Prospective Financial Information”, beginning on page 57 of this proxy statement); and

•	the Board’s belief that it had obtained Pamplona’s best and final offer, and that, as of the date of the Merger Agreement, the $88.10 per share price in cash represented the highest per share consideration reasonably obtainable.

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Business and Financial Condition of the Company. The Board considered the Company’s current and historical business, historical trading value, financial condition, results of operations, competitive position, assets and prospects, as well as the long-term plan approved by the Board on March 10, 2017. The Board considered, among other factors, that Company shareholders would continue to be subject to the risks and uncertainties of the Company executing on such long-term plan if it remained an independent public company, including potential higher customer cancellation rates and slower backlog conversion, the execution risk in undertaking its announced major restructuring program and improving adjusted EBITDA margins, and the significant customer and competitor consolidation in the CRO industry, including three significant CRO strategic transactions that occurred during the pendency of the Company’s strategic process. The Board weighed the certainty of realizing a compelling value for Company shares in the merger compared to the uncertainty that trading values would approach the per share merger consideration in the foreseeable future, even if the Company were able to execute on the long-term plan, and the substantial risk and uncertainty associated with the Company and its business (including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K).

•	Strategic Alternatives. The Board considered its belief that the value offered to Company shareholders in the merger was more favorable to Company shareholders than the potential value of remaining an independent public company, that nine different parties were involved in the competitive process, including six strategic parties and three financial sponsors, for several rounds of bids, in an effort to obtain the best value reasonably available to shareholders, and only Pamplona made a final bid ready for execution to acquire the Company. The Board considered its belief that in light of the news stories and market rumors regarding the strategic process, it was likely that there were no additional parties that would be interested in participating in the strategic process.

•	Negotiation Process. The Board actively sought proposals from other parties it believed were logical potential buyers (as more fully described above under the heading “– Background of the Merger”). The Board considered the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of independent financial and legal advisors. The Board believed there was risk that Pamplona would withdraw its $88.10 per share offer and stop participating in the strategic process if the Board did not accept its offer on June 19, 2017.

•	Goldman Sachs’ Fairness Opinion and Related Analyses. The Board considered the financial analyses presented to the Board by Goldman Sachs and its oral opinion (which was subsequently confirmed in writing to the Board) that, as of June 19, 2017 and based upon and subject to the factors and assumptions set forth in its written opinion, the $88.10 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders. For more information, see “– Opinion of PAREXEL’s Financial Advisor”.

•	Certainty of Consideration. The Board considered the all-cash nature of the consideration to be paid in the merger, which allows Company shareholders to realize immediate value, in cash, for their investment in the Company, while avoiding the Company’s significant business risks and while also providing Company shareholders certainty of value and liquidity for their shares.

•	Certain Prospective Financial Information. The Board considered certain limited prospective forecasts for the Company prepared by Company management, which reflect an application of various commercial assumptions of Company management. The Board considered the inherent uncertainty of attaining management’s prospective forecasts, including those set forth in “– Certain Prospective Financial Information”, and that as a result the Company’s actual financial results in future periods could differ materially from management’s forecasted results.

•	Likelihood of Completion; Certainty of Payment. The Board considered its belief that, absent a superior proposal, the merger represented a transaction that would likely be consummated based on, among other factors:

•	the absence of any financing condition to consummation of the merger;

•	the reputation and financial condition of Pamplona, and Pamplona’s general ability to complete acquisition transactions;

•	the fact that the conditions to the closing of the merger are specific and limited in scope; and

•

the Company’s ability to request that the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (or if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction, then any federal court of the United States located within the Commonwealth of Massachusetts) specifically enforce the Merger Agreement, including the consummation of the merger, under certain circumstances described in “The Merger – Financing of the Merger”.

•	Other Terms of the Merger Agreement. The Board considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement”. Certain provisions of the Merger Agreement that the Board considered important include:

•	Ability to Respond to Unsolicited Takeover Proposals. Prior to obtaining the Company shareholder approval, the Company may provide information and data and access to its business, properties, assets and personnel and/or engage in discussions or negotiations in connection with an unsolicited bona fide written acquisition proposal that did not, directly or indirectly, result from or principally arise out of a material breach of the terms of the Merger Agreement (as more fully described below under the heading “The Merger Agreement – Unsolicited Proposals”) if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes, or could reasonably be expected to lead to, a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement;

•	Change in Recommendation in Response to a Superior Proposal; Ability to Accept a Superior Proposal. Prior to obtaining the Company shareholder approval, the Board may, in connection with a superior proposal, effect a change in recommendation (as more fully described below under the heading “The Merger Agreement – Unsolicited Proposals”) and/or cause the Company to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, subject to a three business day “matching right” that would allow Parent and its representatives to match a superior proposal, and which will reset for an additional two business days with any material revisions to the terms of the superior proposal. If the Merger Agreement is terminated by the Company because the Board has effected a change in recommendation in respect of a superior proposal and substantially concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal, or if the Merger Agreement is terminated by Parent because the Board has effected a change in recommendation, then the Company will have an obligation to pay Parent a termination fee of $138 million (equal to approximately 3% of the equity value of the transaction) (as more fully described below under the heading “The Merger Agreement –Termination Fees and Expenses”);

•	Intervening Event Change in Recommendation. Prior to obtaining the Company shareholder approval, the Board may also, in response to any material fact, event, change, development or circumstance (or the results thereof) that was not known or reasonably foreseeable to the Board as of the date of the Merger Agreement (or if known, the consequences of which were not known nor reasonably foreseeable) and which does not relate to a bona fide written acquisition proposal, effect a change in recommendation if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, subject to a three business day “matching right” that would allow Parent and its representatives to make such amendments to the terms and conditions of the Merger Agreement, the limited guarantee and the financing commitment letters that would obviate the need for a change in recommendation of the Board. If Parent terminates the Merger Agreement as a result of such a change in recommendation, then the Company will have an obligation to pay Parent a termination fee of $138 million (equal to approximately 3% of the equity value of the transaction) (as more fully described below under the heading “The Merger Agreement –Termination Fees and Expenses”);

•	Termination Date. The termination date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement;

•	Efforts to Complete the Merger. The Merger Agreement requires the Company and Parent to use their reasonable best efforts to obtain all applicable regulatory approvals or waivers to consummate the merger and to fully carry out the purposes of the Merger Agreement, and if reasonably necessary or advisable to obtain those approvals, to divest any assets, businesses or operations of the Company, subject to certain limitations as further described below under the heading “The Merger Agreement –Reasonable Best Efforts”; and

•	Financing-Related Terms. The Board considered:

•	secured committed equity financing to be provided by an investment fund affiliated with Parent, the aggregate proceeds of which, together with cash on the Company’s balance sheet, will be sufficient for Pamplona and Merger Sub to cover a significant portion of the aggregate merger consideration, and that the Company is a named third party beneficiary of the equity commitment letter;

•	the ability of the parties to consummate the merger, including the fact that Parent’s obligation to complete the merger is not conditioned upon receipt of financing and that Parent has obtained a debt commitment letter from reputable banks that is on customary and commercially reasonable terms;

•	the Company’s ability, subject to certain conditions in the Merger Agreement, to seek specific performance of Pamplona Investment Partners I, L.P.’s (the “Pamplona Fund”) obligation to make the equity contributions pursuant to the equity commitment letter; provided that the debt financing (or alternative financing with respect thereto) is available to be funded at the closing of the merger; and

•	the fact that the Pamplona Fund has entered into a limited guarantee guaranteeing the payment of the obligations of Parent and Merger Sub under the Merger Agreement, subject to a cap equal to $276 million (equal to approximately 6% of the equity value of the transaction) plus certain costs and expenses.

The Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•	No Participation in the Company’s Future. The Board considered that if the merger is consummated, Company shareholders will receive the per share merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•

The Merger Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals. The Board considered the provisions of the Merger Agreement, including the agreed exclusions of certain events and conditions from the definition of “material adverse effect on PAREXEL”, as defined and further discussed below under the heading “The Merger Agreement – Company Representations and Warranties”, the ability of the Company under certain circumstances to entertain unsolicited proposals for an acquisition that would reasonably be expected to lead to an offer that is superior to the merger (including from potential purchasers previously identified in connection with the Company’s strategic alternatives process, none of which are subject to standstill provisions that would prevent them from making such an offer), the ability of the Board under certain circumstances to withdraw or modify its recommendation that the Company’s shareholders approve the merger, including in connection with a superior proposal, the Company’s right to terminate the Merger Agreement under certain circumstances in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, the respective termination rights of the Company and Parent and the $138 million termination fee payable by the Company under certain circumstances (which the Board believed was reasonable relative to termination fees in transactions of a similar size) would not likely preclude competing bids and would not likely be payable unless the Board entered into a definitive agreement for a superior offer;

•	Interim Operating Covenants. The Board considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the merger, and requires the Company and its subsidiaries to, subject to certain exceptions, conduct their business consistent with past practice in the ordinary course of business and to use its commercially reasonable efforts to preserve substantially intact their business organizations, governmental authorizations, assets and material relationships, and maintain the services of their officers and employees, and also considered that such restrictions may limit the Company and its subsidiaries from taking specified actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	Risks that the Merger May Not Be Completed. The Board considered the risk that the conditions to the merger may not be satisfied and that, therefore, the merger would not be consummated. The Board also considered the risks and costs to the Company if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•	Potential Conflicts of Interest. The Board considered the potential conflict of interest created by the fact that the Company’s executive officers and directors may have financial interests in the transactions contemplated by the Merger Agreement that are different from or in addition to those of other shareholders, as more fully described under the heading “Interests of PAREXEL’s Directors and Executive Officers in the Merger”;

•	Financing Risk. The Board considered the risk that, while the Merger Agreement is not subject to any financing condition, if Parent fails to obtain sufficient financing, the merger is unlikely to be consummated;

•	Parent Termination Fee. The Board considered the fact that the Company’s monetary remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub is limited to the amount of the $276 million parent termination fee plus certain costs and expenses, and may not be sufficient to compensation the Company for losses suffered as a result of a breach of the Merger Agreement by Parent or Merger Sub; and

•	Tax Treatment. The Board considered that the receipt of the per share merger consideration will generally be taxable to shareholders of the Company. The Board believed that this was mitigated by the fact that the entire per share merger consideration would be cash, providing adequate cash for the payment of any taxes due.

The foregoing discussion of information and factors considered by the Board is intended to be a summary, and is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. In arriving at their recommendation, the members of the Board were aware of the interests of our executive officers, directors and affiliates as further described under the heading “– Interests of PAREXEL’s Directors and Executive Officers in the Merger”.

Opinion of PAREXEL’S Financial Advisor

At a meeting of the Board held on June 19, 2017, Goldman Sachs & Co. LLC, which we refer to as “Goldman Sachs”, rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of June 19, 2017, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $88.10 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of PAREXEL common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 19, 2017, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of PAREXEL common stock should vote with respect to the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2016;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which we refer to as the “Company Projections” and which are summarized below under “Certain Prospective Financial Information”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of PAREXEL common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical outsourcing services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board that the Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction would be obtained without any adverse effect on the expected benefits of the proposed transaction in any way meaningful to its analysis. Goldman Sachs assumed that the proposed transaction would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of PAREXEL common stock, as of the date of the opinion, of the $88.10 in cash per share to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement, the proposed transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the proposed transaction, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the proposed transaction, whether relative to the $88.10 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of PAREXEL common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the proposed transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of PAREXEL common stock should vote with respect to the proposed transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 19, 2017 and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs calculated the $88.10 in cash per share to be paid to the holders of shares of PAREXEL common stock pursuant to the Merger Agreement in relation to:

•	the closing price per share of PAREXEL common stock of $83.92 as of June 19, 2017, the last completed trading day before Goldman Sachs rendered its opinion to the Board;

•	the closing price per share of PAREXEL common stock of $68.86 as of May 5, 2017, the last completed trading day before The Wall Street Journal published an article reporting that the Company was exploring a potential sale, which we refer to as the “Undisturbed Closing Price”;

•	the volume weighted average price for the shares of PAREXEL common stock of $63.63 over the 30-day period ended May 5, 2017, which we refer to as the “Undisturbed 30-day VWAP”; and

•	the highest trading price for the shares of PAREXEL common stock of $71.44 over the 52 week period ended May 5, 2017, which we refer to as the “Undisturbed 52-week high”.

The results of these calculations are as follows:

Reference Price Per Share	Implied Premium Represented by the $88.10 Per Share
June 19, 2017 Closing Price of $83.92	5.0%
Undisturbed Closing Price of $68.86	27.9%
Undisturbed 30-day VWAP of $63.63	38.5%
Undisturbed 52-week high of $71.44	23.3%

Goldman Sachs calculated the implied equity value of the Company, which we refer to as the “Implied Equity Value” by multiplying the $88.10 per share by the total number of fully diluted shares of PAREXEL common stock outstanding calculated using information provided by the Company’s management. Goldman Sachs then calculated the implied enterprise value for the Company, which we refer to as the “Implied Enterprise Value”, by adding to the Implied Equity Value the Company’s net debt (debt less cash, which we refer to as “Net Debt”) as of March 31, 2017 of $416 million.

Using that information, Goldman Sachs calculated with respect to the Company:

•	the Implied Equity Value as multiple of

•	the estimated adjusted net income for the Company for 2017 and 2018, as reflected in the Company Projections;

•	the median analyst estimate of the net income for the Company for 2017 based on eleven analyst reports received from the Company, or “Analyst Consensus”, as of June 19, 2017;

•	the Implied Enterprise Value as multiple of

•	the Company’s EBITDA, for the last four quarter period ended March 31, 2017, which we refer to as “LTM EBITDA”, as provided by the Company’s management;

•	the estimates of the Company’s adjusted EBITDA for 2017 and 2018, as reflected in the Company Projections; and

•	the median analyst estimate of the Company’s EBITDA for 2017 based on Analyst Consensus as of June 19, 2017.

The results of these calculations were as follows:

Implied Equity Value as a Multiple of:	Multiples
2017 Adjusted net income (Company Projections)	26.7x
2018 Adjusted net income (Company Projections)	24.1x
2017 Adjusted net income (Analyst Consensus)	27.2x

Implied Enterprise Value as a multiple of:	Multiples
LTM EBITDA	14.1x
2017 Adjusted EBITDA (Company Projections)	13.9x
2017 Adjusted EBITDA (Analyst Consensus)	14.1x
2018 Adjusted EBITDA (Company Projections)	12.7x

Illustrative Discounted Cash Flow Analysis

Using the Company Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of PAREXEL common stock as of March 31, 2017.

Using mid-year convention and discount rates ranging from 8.5% to 10.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2017, (a) estimates of the unlevered free cash flow to be generated by the Company for the period from March 31, 2017 to June 30, 2022, as reflected in the Company Projections, and (b) a range of illustrative terminal values for the Company as of June 30, 2022, calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to the estimate of the terminal year unlevered free cash flow of the Company as reflected in the Company Projections. Goldman Sachs then derived a range of illustrative enterprise values for the Company by adding the ranges of present values it derived as described above.

Goldman Sachs then subtracted from the range of illustrative enterprise values the Net Debt of the Company as of March 31, 2017 to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values by the fully diluted shares of PAREXEL common stock outstanding calculated using information provided by the Company’s management, to derive a range of illustrative present values per share of PAREXEL common stock of $60.33 to $90.45.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since May 2011 involving target companies in the biopharmaceutical outsourcing services industry.

Announcement Date	Target	Acquiror	Enterprise Value / LTM EBITDA
May 2017	inVentiv Health, Inc.	INC Research Holdings, Inc.	12.2x
August 2016	inVentiv Health, Inc. (50% stake)	Advent International Corporation	11.2x
November 2014	Covance Inc.	Laboratory Corporation of America Holdings	13.2x
April 2014	Medpace Holdings, Inc. (Majority stake)	Cinven Capital Management (V) General Partner Limited	9.7x
June 2013	PRA International, Inc. [n/k/a PRA Health Sciences, Inc.]	KKR & Co. L.P.	11.3x
October 2011	Pharmaceutical Product Development, Inc.	The Carlyle Group L.P. Hellman & Friedman LLC	10.4x
May 2011	Kendle International Inc.	INC Research, LLC (privately owned by Avista Capital Partners, LP and Ontario Teachers’ Pension Plan Board)	14.3x

While none of the companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and services profile.

Using publically available information, for each of the selected transactions, Goldman Sachs calculated the Implied Enterprise Value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the target company’s LTM EBITDA. The results of these calculations are set forth below.

Enterprise Value / LTM EBITDA
High	14.3x
Low	9.7x
Median	11.3x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of LTM EBITDA multiples of 10.0x to 14.0x to the Company’s actual EBITDA for the four quarter period ended March 31, 2017, as provided by the Company’s management, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from the range of implied enterprise values the amount of the Company’s Net Debt as of March 31, 2017 and divided the result by the total number of fully diluted shares of PAREXEL common stock outstanding calculated using information provided by the Company’s management, to derive a reference range of implied values per share of PAREXEL common stock of $61.11 to $87.69.

Premia Paid Analysis

Goldman Sachs analyzed the premia paid in (i) all acquisition transactions announced during the five years prior to June 19, 2017 with a transaction value ranging from $2 billion to $6 billion involving publicly traded target companies in all industries, referred to as “Global”; (ii) all acquisition transactions announced during the five years prior to June 19, 2017 with a transaction value ranging from $2 billion to $6 billion involving publicly traded U.S. target companies in all industries, referred to as “U.S.” and (iii) all going-private acquisition transactions announced during the five years prior to June 19, 2017 with a transaction value ranging from $2 billion to $6 billion involving public target companies in all industries, referred to as “Public to Private”. With respect to each of these transactions, Goldman Sachs reviewed the implied premium of the price paid in the transactions to the closing stock price of the target company on the last day prior to the announcement of the transaction as published by Thomson Reuters on June 19, 2017. The following table presents the results of this review:

Percentile	Category	Premium
25th Percentile	Global	13%
	U.S.	14%
	Public to Private	7%

Median	Global	24%
	U.S.	25%
	Public to Private	17%

75th Percentile	Global	39%
	U.S.	39%
	Public to Private	33%

Although none of the selected transactions is directly comparable to the transaction contemplated by the Merger Agreement, the target companies in the selected transactions were companies with operations, geography and size, and other factors that, for the purposes of analysis, may be considered similar to the Company, and as such, for purposes of analysis, the selected transactions may be considered similar to the transaction contemplated by the Merger Agreement.

Based on its review of the implied premia for the selected transactions and its professional judgment and experience, Goldman Sachs applied a range of illustrative premiums of 14.0% to 39.0% to the closing price per share of PAREXEL common stock as of May 5, 2017, the last completed day before The Wall Street Journal published an article reporting that the Company was exploring a potential sale. This analysis resulted in a range of implied values per share of PAREXEL common stock of $78.50 to $95.72.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of PAREXEL common stock as of March 31, 2017 based on theoretical future prices calculated by Goldman Sachs for the shares of PAREXEL common stock. Using the Company Projections, Goldman Sachs first derived a range of theoretical values per share of PAREXEL common stock as of the end of the Company’s fiscal year ending June 30 of each of 2017 through 2021, by applying illustrative one year forward price / earnings per share, which we refer to as “EPS”, multiples ranging from 15.0x to 19.0x to an estimate of the Company’s adjusted EPS for the following fiscal year, as reflected in the Company Projections (which reflected Company management’s expectation that the Company would repurchase each year shares of PAREXEL common stock with a value equivalent to 50% of the Company’s estimated levered free cash flow for that year). Using an illustrative discount rate of 9.6%, reflecting an estimate of the Company’s cost of equity, Goldman Sachs discounted to present value as of March 31, 2017 the range of theoretical values it derived above to yield a range of illustrative present values per share of PAREXEL common stock of $55.35 to $81.48.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the proposed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of PAREXEL common stock, as of the date of the opinion, of the $88.10 in cash per share to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Pamplona and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the Board in considering the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Pamplona and its affiliates and their respective portfolio companies, or any currency or commodity that may be involved in the proposed transaction. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the proposed transaction. Goldman Sachs expects to receive fees for its services in connection with the proposed transaction, the principal portion of which is contingent upon consummation of the proposed transaction, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. During the two year period ended June 19, 2017, Goldman Sachs did not receive compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company or its affiliates. Goldman Sachs has provided certain financial advisory and/or underwriting services to Pamplona, its affiliates and/or their respective portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a co-lead arranger and as a joint bookrunner with respect to a senior secured term loan (aggregate principal amount $700,000,000) with respect to Alvogen Pharma US Inc., a portfolio company of Pamplona, in September 2015; as a joint bookrunner with respect to a senior secured loan (aggregate principal amount $717,000,000) to Omnium de Gestion et de Financement S.A. (“OGF”), a portfolio company of Pamplona, in November 2016; and as financial advisor to Pamplona with respect to the sale by an affiliate of Pamplona of such affiliate’s holdings in OGF in April 2017. During the two year period ended June 19, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Pamplona, its affiliates and/or their respective portfolio companies of approximately $6.0 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates and to Pamplona, its affiliates and their respective portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Pamplona and its affiliates from time to time and may have invested in limited partnership units of affiliates of Pamplona from time to time and may do so in the future.

The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs for its services in connection with the proposed merger an aggregate fee currently estimated to be approximately $37 million, $5 million of which has been paid to Goldman Sachs upon announcement of the proposed transaction and the remainder of which is contingent upon consummation of the proposed transaction. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Chestnut Securities, Inc.

On March 24, 2017, PAREXEL engaged Chestnut Securities as a non-exclusive financial advisor to provide supplemental assistance to the independent directors in their evaluation of strategic alternatives, including a possible sale of PAREXEL, which includes the proposed merger. The term of the agreement between PAREXEL and Chestnut Securities ends on December 31, 2017 unless extended by mutual written agreement of the parties. PAREXEL engaged Chestnut Securities because of its longstanding relationship with the Company and because Chestnut Securities also has substantial knowledge of and familiarity with the Company’s business and operations, competitors and the industries in which the Company operates. Chestnut Securities was not asked to, and did not, render to the Company or the Board any opinion as to the fairness of the consideration to be offered to the holders of the Shares in the merger.

As compensation for its services in connection with a proposed transaction, we have agreed to pay Chestnut Securities a fee of $1,000,000 contingent upon the consummation of the merger. In the event that a proposed transaction does not occur by December 31, 2017, we have agreed to pay Chestnut Securities a minimum fee of $200,000 upon the earlier to occur of the termination of a proposed transaction or December 31, 2017, which fee will be fully creditable against a fee paid to Chestnut Securities in connection with a proposed transaction. In addition, PAREXEL has agreed to reimburse Chestnut Securities for their reasonable documented out-of-pocket expenses (excluding fees of legal counsel) incurred in connection with Chestnut Securities’ engagement up to a maximum of $20,000. We have also decided to grant Chestnut Securities a bonus of $150,000 in recognition of their advisory services, which bonus is contingent upon the completion of the merger. PAREXEL has also agreed to indemnify Chestnut Securities and each of its directors, officers, agents, employees and controlling persons against liabilities arising out of Chestnut Securities’ engagement in connection with a proposed transaction. Chestnut Securities has not in the past two years provided investment banking or financial advisory services to Pamplona or any of its affiliates or portfolio companies for which it has received compensation.

Certain Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and generally does not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with its evaluation of potential strategic alternatives and specifically the merger, however, Company management prepared a set of long-term financial projections for fiscal year 2017 through fiscal year 2022 (the “Company Projections”). The Company Projections were developed under the assumption of continued standalone operation and did not give effect to any changes or expenses as a result of the merger or any effects of the merger. The Company Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The Company’s independent registered public accounting firm has not compiled, examined, audited, or performed any procedures with respect to the Company Projections, and has not expressed any opinion or any other form of assurance on this information or its achievability.

The table below presents selected elements of the Company Projections, as prepared by Company management and provided to and approved by the Board on March 10, 2017 and as provided to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion to the Board as described above under the heading “– Opinion of PAREXEL’s Financial Advisor”. The table below is included solely to give Company’s shareholders access to certain long-term financial projections that were made available to the Board and Goldman Sachs for purposes of performing analyses underlying its opinion, and is not included in this proxy statement to influence a Company shareholder’s decision whether to vote for the merger agreement or for any other purpose.

The Company Projections, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. The Company Projections also reflect assumptions as to certain business decisions that are subject to change. Given that the Company Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Company Projections include, but are not limited to, risks and uncertainties pertaining to the Company’s business, including those risks and uncertainties described in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2016, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Company Projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. The Company Projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Company Projections were prepared. In addition, the Company Projections do not take into account any circumstances, transactions or events occurring after the dates on which the Company Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Company Projections. There can be no assurance that the financial results in the Company Projections will be realized, or that future actual financial results will not materially vary from those in the Company Projections.

The inclusion of selected elements of the Company Projections in the table below should not be regarded as an indication that the Company and/or any of its affiliates, officers, directors, advisors or other representatives consider the Company Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. None of the Company and/or its affiliates, officers, directors, advisors or other representatives gives any shareholder of the Company or any other person any assurance that actual results will not differ materially from the Company Projections, and, except as otherwise required by law, the Company and/or its affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the Company Projections to reflect circumstances existing after the dates on which the Company Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Company Projections are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Company Projections, the Company shareholders are cautioned not to place undue reliance on the Company Projections.

Company Projections

	In millions, except Adjusted EPS(1) Fiscal Year Ending June 30,
	2017	2018	2019	2020	2021	2022
Net Revenue	$2,099	$2,168	$2,319	$2,485	$2,648	$2,822
Adjusted Net Income(2)	172	191	224	247	271	296
Adjusted EBITDA(3)	360	393	442	474	507	542
Unlevered Free Cash Flow(4)	159	158	217	235	256	275
Adjusted EPS(5)	3.29	3.78	4.55	5.09	5.70	6.35

(1)	The projected financial data provided in this table has not been updated to reflect the Company management’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2017 or any other period. In addition, the projected financial data provided in this table includes non-GAAP financial measures. These non-GAAP financial measures should not be considered as an alternative to operating income or net income as measures of operating performance, or as an alternative to cash flows, as a measure of liquidity. They also should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The Company’s calculation of non-GAAP financial measures may differ from others in its industry and the non-GAAP financial measures in the table are not necessarily comparable with similar titled measures used by other companies.
(2)	Adjusted net income is defined as net income adjusted for charges related to acquisitions and integration and tax thereon. With respect to fiscal year 2017, adjusted net income also reflects adjustments for charges related to the impairment of internally developed software, severance, facility costs and changes in projections related to the Company’s restructuring program, a loss on fair value in connection with the Company’s accelerated share repurchase program and taxes thereon.
(3)	Adjusted EBITDA is defined as adjusted net income before interest expense, income taxes and depreciation and amortization.
(4)

Goldman Sachs used Unlevered Free Cash Flow in connection with its financial analyses described above under the heading “– Opinion of PAREXEL’s Financial Advisor”. Unlevered Free Cash Flow is defined as

Adjusted EBITDA less depreciation and amortization (to derive earnings before taxes, or “EBIT”), less tax expense (derived by multiplying EBIT by an assumed tax rate), plus depreciation and amortization, less capital expenditures, changes in working capital and, for the fiscal year ending June 30, 2018 only, a post-tax restructuring charge.
(5)	Adjusted EPS is calculated by dividing adjusted net income (as described above) by the expected weighted average diluted shares outstanding. Adjusted EPS reflects expected repurchases by the Company each fiscal year of shares of common stock of the Company with a value equivalent to 50% of the Company’s estimated levered free cash flow for that fiscal year.

Interests of PAREXEL’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you vote to approve the Merger Agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending to PAREXEL shareholders that the Merger Agreement be adopted. See the section entitled “Recommendation of the Board and Reasons for the Merger”. PAREXEL shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

The Company’s directors and executive officers are as follows:

Name	Position
Josef H. von Rickenbach	Chairman of the Board and Chief Executive Officer
Simon Harford	Senior Vice President and Chief Financial Officer
Mark A. Goldberg, M.D.	President and Chief Operating Officer
Roland Andersson, Ph.D.	Senior Vice President, Clinical Research Services
Douglas A. Batt	Senior Vice President, General Counsel and Secretary
Christian Dreger, Ph.D.	Senior Vice President, PAREXEL Access and PAREXEL Consulting
Xavier Flinois	President, PAREXEL Informatics
David Godwin	Senior Vice President, Global Business Development
Michelle Graham	Senior Vice President and Chief Human Resources Officer
Sy Pretorius, M.D.	Senior Vice President and Chief Scientific Officer
Gadi Saarony	Senior Vice President, Clinical Research Services
Joshua Schultz	Senior Vice President, Worldwide Head of PAREXEL Access
A. Dana Callow	Director
Patrick J. Fortune, Ph.D.	Director
Maykin Ho, Ph.D.	Director
Eduard E. Holdener, M.D.	Director
Christopher J. Lindop	Director
Richard L. Love	Director
Ellen M. Zane	Director

Equity-Based Awards

The following table identifies for each of our executive officers and directors the number of shares subject to his or her outstanding and unvested PAREXEL equity-based awards (PAREXEL stock options, RSU Awards, PRSU Awards, and restricted stock awards) and the value of such PAREXEL equity-based awards in the merger. All equity-based awards, including those held by our executive officers and directors, will be cashed out in connection with the merger, including performance-based awards such as PRSU Awards. The following table assumes that the closing of the merger occurs on March 19, 2018. The amounts shown do not attempt to forecast any grants, dividends, deferrals or forfeitures following the date of the filing of this proxy statement, and depending upon when the closing date occurs, certain of the equity-based awards in the table may vest in accordance with their existing terms. The estimated aggregate amounts set forth below are based on the merger consideration of $88.10 in cash, without interest, for each share of PAREXEL common stock, net of the applicable exercise price (for PAREXEL stock options), multiplied by the total number of shares subject to each applicable award (with the number of shares subject to PRSU Awards determined based on achievement of performance at the target level, regardless of the actual achievement of the applicable performance metric).

	Stock Options		RSU Awards		PRSU Awards		Restricted Stock Awards		Total Equity- Based Award Consideration($)(6)
	Number of Shares Subject to Outstanding Stock Options (#)	Aggregate Stock Option Payment ($)(1)	Number of RSUs (#)	Aggregate RSU Payment ($)(2)	Number of PRSUs (#)(3)	Aggregate PRSU Payment ($)(4)	Number of Shares of Restricted Stock (#)	Aggregate Restricted Stock Award Payment ($)(5)
Executive Officers
Josef H. von Rickenbach	108,925	2,529,825	19,733	1,738,507	24,100	2,123,210	21,015	1,851,422	8,242,964
Simon Harford	44,028	622,116	10,736	945,842	—	—	—	—	1,567,958
Mark A. Goldberg, M.D.	38,700	878,886	9,867	869,253	9,983	879,502	5,900	519,790	3,147,431
Gadi Saarony	12,400	284,975	2,467	217,313	2,933	258,397	2,400	211,440	972,125
Douglas A. Batt	13,425	310,831	2,600	229,060	3,037	267,560	2,500	220,250	1,027,701
Roland Andersson, Ph.D.	9,500	242,481	1,733	152,707	2,023	178,226	1,700	149,770	723,184
Christian Dreger, Ph.D.	3,223	82,116	2,869	252,788	—	—	—	—	334,904
Xavier Flinois	11,225	257,310	2,467	217,313	2,727	240,249	2,000	176,200	891,072
David Godwin	10,000	230,677	2,000	176,200	1,500	132,150	2,700	237,870	776,897
Michelle Graham	11,850	243,460	2,267	199,693	1,700	149,770	2,667	234,963	827,886
Sy Pretorius, M.D.	7,525	170,324	1,267	111,593	900	79,290	—	—	361,207
Joshua Schultz	9,700	232,691	1,667	146,833	1,200	105,720	2,300	202,630	687,874
Non-Employee Directors
A. Dana Callow	—	—	—	—	—	—	—	—	—
Patrick J. Fortune	—	—	—	—	—	—	—	—	—
Maykin Ho, Ph.D.	—	—	—	—	—	—	—	—	—
Eduard E. Holdener, M.D.	—	—	—	—	—	—	—	—	—
Christopher J. Lindop	—	—	—	—	—	—	—	—	—
Richard L. Love	—	—	—	—	—	—	—	—	—
Ellen M. Zane	—	—	—	—	—	—	—	—	—

(1)	The amounts included in this column are equal to the sum of (a) the number of shares of PAREXEL common stock subject to each PAREXEL stock option multiplied by (b) the positive difference between the per share merger consideration of $88.10 and the exercise price of such PAREXEL stock option.
(2)	The amounts included in this column are equal to (a) the number of shares of PAREXEL common stock subject to the RSU Award multiplied by (b) the per share merger consideration of $88.10.
(3)	The amounts included in this column are equal to (a) the number of of PAREXEL common stock subject to the PRSU Award at target performance, plus (b) shares earned at above target performance during previous performance periods.
(4)	The amounts included in this column are equal to (a) the number of shares of PAREXEL common stock subject to the PRSU Award multiplied by (b) the per share merger consideration of $88.10. For purposes of calculating the value of outstanding PRSU Awards, such PRSU Awards have been deemed earned at target in accordance with their terms as of the consummation of the contemplated merger.
(5)	The amounts included in this column are equal to (a) the number of shares of PAREXEL restricted stock multiplied by (b) the per share merger consideration of $88.10.
(6)	In addition to the values set forth above, the following amounts represent the value, using the price assumptions set forth above, with respect to each executive officer and director, of equity-based awards expected to vest in accordance with their terms between the date of the filing of this proxy statement and March 19, 2018: Josef H. von Rickenbach ($6,154,999), Mark A. Goldberg, M.D. ($1,940,740), Gadi Saarony ($648,927), Douglas A. Batt ($756,673), Roland Andersson, Ph.D. ($207,043), Christian Dreger, Ph.D. ($153,766), Xavier Flinois ($555,017), David Godwin ($542,267), Michelle Graham ($497,867), Sy Pretorius, M.D. ($222,874), Joshua Schultz ($344,444), A. Dana Callow ($208,709), Patrick J. Fortune ($208,709), Ph.D., Maykin Ho, Ph.D. ($208,709), Eduard E. Holdener, M.D. ($208,709), Christopher J. Lindop ($208,709), Richard L. Love ($208,709), and Ellen M. Zane ($208,709).

Severance and Change in Control Provisions of Employment Arrangements

Certain of our executive officers are entitled to certain severance and change in control benefits pursuant to their employment agreements or Change of Control/Severance Agreements, the material terms of which are described below. The merger will constitute a change in control under these agreements.

Mr. von Rickenbach

On April 15, 2008, we entered into an amended and restated employment agreement with Mr. von Rickenbach. This agreement expires on April 15, 2020 and will automatically renew for an additional three-year period on April 15th of each year, unless either party opts not to renew at least 90 days prior to the end of any applicable three-year period. Under the terms of the agreement, in the event we terminate the agreement by non-renewal, all unvested stock options and awards of restricted stock held by Mr. von Rickenbach would vest and he would receive a lump sum payment for any base salary, incentive payments and benefits, perquisites and services earned through the last day of the term of the agreement.

In addition, in the event of termination (x) by us other than for “cause” (as defined below), or by Mr. von Rickenbach for “good reason” (as defined below), in each case, not in connection with a “change of control” (as defined in the agreement), or (y) due to Mr. von Rickenbach’s death or “disability” (as defined in the agreement), Mr. von Rickenbach (or his estate) would be entitled to receive:

•	a lump sum cash payment equal to the amount of base salary, incentive payments (equal to the greater of Mr. von Rickenbach’s target annual bonus for the termination year or actual annual bonus for the immediately preceding year) and benefits, perquisites and services that otherwise would have been payable to him for the three year period following termination;

•	the accelerated vesting of all unvested stock options and awards of restricted stock; and

•	the accelerated vesting of any outstanding amounts or awards under any other long-term incentive program, payable in a lump sum cash payment within 30 days of termination (60 days solely for a termination due to Mr. von Rickenbach’s disability).

In the event of termination by us other than for “cause”, or by Mr. von Rickenbach for “good reason”, in each case, during the period beginning 12 months prior to, and ending 18 months following, a change of control, Mr. von Rickenbach would be entitled to receive:

•	if the termination occurs on or before the date of the change of control, a lump sum cash payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that would have been payable if he had remained an employee of PAREXEL through the date of the change of control;

•	a lump sum cash payment equal to the amount of base salary, incentive payments (equal to the greater of Mr. von Rickenbach’s target annual bonus for the termination year or actual annual bonus for the immediately preceding year) and benefits, perquisites and services that otherwise would have been payable to him for the three-year period following termination;

•	the accelerated vesting of all unvested stock options (subject to certain limitations that do not apply in connection with the merger) and awards of restricted stock;

•	the accelerated vesting of any outstanding amounts or awards under any other long-term incentive program, payable in a lump sum cash payment within 30 days of termination; and

•	up to $35,000 worth of outplacement services.

For purposes of the agreement, “cause” means any of Mr. von Rickenbach’s (i) material breach of the agreement or refusal to comply in all material respects with a directive reasonably assigned by the Board, which is not cured within a reasonable period of time not to exceed 60 days from the date of notice thereof,

(ii) commission of a felony, either in connection with the performance of his obligations to PAREXEL or which adversely affects his ability to perform such obligations, (iii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of PAREXEL, which is not cured within a reasonable period of time not to exceed 20 days from the date of notice thereof, or (iv) commission of an act of fraud or embezzlement or other acts which result in loss, damage or injury to PAREXEL, whether directly or indirectly.

For purposes of the agreement, “good reason” means any of (i) the assignment to Mr. von Rickenbach of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities as President and Chief Executive Officer of PAREXEL, or any other action by PAREXEL which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of Mr. von Rickenbach’s base or incentive compensation or termination of his rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in the scope or value thereof, other than as a result of across-the-board reductions or terminations affecting PAREXEL’s officers generally, (iii) a change by PAREXEL in the location at which Mr. von Rickenbach performs his principal duties for PAREXEL to a new location that is both (A) outside a 40-mile radius from his principal residence immediately prior to the change of control and (B) more than 30 miles from the location at which he performed his principal duties for PAREXEL immediately prior to the change of control, or a requirement that he travel on PAREXEL business to a substantially greater extent than required immediately prior to the change of control, or (iv) prior to a change of control, the failure of PAREXEL to effect Mr. von Rickenbach’s nomination for election to the Board upon the expiration of his then-current term as director. In order to terminate his employment for “good reason”, Mr. von Rickenbach must provide written notice of the alleged condition within 90 days of its initial occurrence; PAREXEL must fail to cure such condition within 30 days after its recipient of Mr. von Rickenbach’s written notice; and Mr. von Rickenbach must terminate his employment within two years of the initial existence of the condition.

The agreement further provides that Mr. von Rickenbach will be entitled to an additional payment (not to exceed $500,000) to provide him with a “gross up” for any excise tax payable under the “golden parachute” tax provisions of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, unless the after-tax value of all payments to be received under the amended and restated employment agreement or otherwise would be greater when subjected to a specified cap (in which case the payments will be so capped).

Dr. Goldberg and Mr. Batt

We entered into an Amended and Restated Change of Control/Severance Agreement with Dr. Goldberg, dated as of January 31, 2017. We expect to enter into an Amended and Restated Change of Control/Severance Agreement with Mr. Batt after the date of this proxy statement on terms consistent with Dr. Goldberg’s Amended and Restated Change of Control/Severance Agreement. Under the terms of these agreements, if the executive is terminated without “cause” (as defined below) and not due to his death or disability, or if the executive terminates his employment for “good reason” (as defined below), he would be entitled to receive:

•	24 months’ continued base salary (at the highest rate in effect in the preceding 12 month period), payable in accordance with PAREXEL’s regular payroll practices over the 24 month period commencing on the release effective date;

•	subject to certification of performance goal achievement following the end of the applicable performance period in accordance with Section 162(m) of the Code (the “bonus certification”), an amount equal to two times the greater of (a) his target annual bonus for the fiscal year in which the termination occurs or (b) the actual annual bonus paid to him for the immediately preceding fiscal year, payable in accordance with PAREXEL’s regular payroll practices over the 24 month period commencing on the later of the bonus certification date and the release effective date;

•

an amount equal to the annual value of all benefits (excluding medical and dental benefits and life and accident insurance) he receives immediately prior to his termination (less any pre-paid amounts paid in the year of termination for any periods during which services were not provided), payable in accordance with PAREXEL’s regular payroll practices over the 24 month period commencing on the release effective date;

•	subject to his election of COBRA coverage and payment of the employee-portion of the COBRA premiums, Company payment of the employer-portion of the COBRA premiums for up to 18 months post-termination, terminable earlier if he becomes eligible for substantially comparable benefits through new employment (“Comparable Benefits”) or ineligible for COBRA benefits (as applicable, the “COBRA Period”). If he has not become eligible for Comparable Benefits prior to the expiration of the COBRA Period, PAREXEL’s COBRA contributions will continue for up to six months following the end of the COBRA Period, terminable earlier if he becomes eligible for Comparable Benefits;

•	accelerated vesting of all time-based equity awards, with all performance-based vesting based on actual performance as determined by our Compensation Committee following the end of the applicable performance period; and

•	life and/or accident insurance benefits to be provided or paid for up to two years following his termination, terminable earlier if he becomes eligible for substantially comparable benefits through new employment.

If such termination occurs during the period beginning six months prior to, and ending 24 months following, a “change of control” (as defined in the applicable agreement), the executive would also be entitled to receive outplacement services of up to $35,000, and the severance payments described above would be paid in a single lump sum (as opposed to the payment schedule described above). Additionally, the annual bonus component would not be subject to the bonus certification, and the executive’s performance-based equity awards would vest at “target” rather than actual level of performance.

Under the terms of each of these agreements, if the executive’s employment terminates due to death or disability, the executive would be entitled to accelerated vesting of all of his equity awards, except that performance-based awards would be earned as of the last day of the applicable performance period to the extent they would have been earned had he remained employed through the last day of the applicable performance period.

All payments, benefits and equity acceleration made to either executive under his individual agreement (with the exception of any payments of “accrued compensation” (as defined in the applicable agreement)) are subject to the executive’s timely execution and non-revocation of a separation and release agreement in favor of PAREXEL and with his continuing adherence to the terms of his Amended and Restated Key Employee Agreement.

For purposes of these agreements, “cause” means any of the executive’s (i) commission of a felony, either in connection with the performance of his obligations to PAREXEL or which adversely affects his ability to perform such obligations, (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or development agreements in favor of PAREXEL, or (iii) commission of an act of fraud or embezzlement or other acts in intentional disregard of PAREXEL which result in loss, damage or injury to PAREXEL, whether directly or indirectly.

For purposes of these agreements, “good reason” means the occurrence of any of the following without the executive’s written consent: (i) the assignment to him of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities, or any other action by PAREXEL which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of his base compensation, (iii) a change by PAREXEL in the location at which he performs his principal duties for PAREXEL to a new location that is both (A) outside a 40-mile radius from his principal residence immediately prior to the change of control and (B) more than 30 miles from the location at which he performed his principal duties for PAREXEL immediately prior to the change of control, or a requirement that he travel on PAREXEL business to a substantially greater extent than required immediately prior to the change of control; or (iv) PAREXEL’s failure to obtain the agreement of its successor to assume the agreement, In order to terminate his employment for “good reason”, the executive must provide written notice of the alleged condition within 90 days of its initial occurrence; PAREXEL must fail to cure such condition within 30 days after its recipient of his written notice; and the executive must terminate his employment within two years of the initial existence of the condition.

Mr. Harford

We have entered into a Change of Control/Severance Agreement with Mr. Harford, dated as of May 1, 2017, which will be amended and restated prior to the completion of the merger. Under the terms of his amended agreement, if Mr. Harford’s employment is terminated without “cause” (as defined below), he will be entitled to receive:

•	a lump sum cash payment equal to one and a half times the sum of his base salary (at the highest rate in effect in the preceding 12 month period) and the pro rata share of the bonus that would have been payable to him for the fiscal year in which the termination occurs (with such pro rata bonus payment subject to PAREXEL’s determination (a) that its and Mr. Harford’s performance goals have been satisfied) and (b) to pay bonuses to its executive officers for such year).

If we terminate Mr. Harford’s employment without “cause” during the period beginning nine months prior to, and ending 18 months following, a “change of control” (as defined in the agreement), or if Mr. Harford terminates his employment for “good reason” (as defined below) during the 18 month period following a “change of control”, he would be entitled to receive:

•	a lump sum cash payment equal to one and a half times the sum of his base salary (at the highest rate in effect in the preceding 12 month period) and his target annual bonus for the fiscal year of termination;

•	subject to his election of COBRA coverage and payment of the employee-portion of the COBRA premiums, Company payment of the employer-portion of the COBRA premiums for up to 12 months post-termination (or 12 months post-change of control if the termination occurs prior to the change of control), terminable earlier if he becomes eligible for Comparable Benefits or becomes ineligible for COBRA benefits;

•	accelerated vesting of all time-based equity awards (and if the termination occurs prior to the change of control, such awards will remain outstanding for the duration of the protected period and eligible to vest upon a change of control), with any performance-based equity awards governed by their individual award agreement terms; and

•	life and/or accident insurance benefits provided or paid for up to one year, terminable earlier if he becomes eligible for substantially comparable benefits through new employment.

Mr. Harford will be required to sign a waiver and release form in connection with his receipt of the foregoing benefits. In addition to the benefits provided for in his individual agreement, we intend to also provide Mr. Harford with up to $35,000 worth of outplacement services.

For purposes of Mr. Harford’s agreement, “cause” has the same meaning as in the Amended and Restated Change of Control/Severance Agreements for Dr. Goldberg and Mr. Batt; and “good reason” has substantially the same meaning as in the Amended and Restated Change of Control/Severance Agreements for Dr. Goldberg and Mr. Batt but is limited to the occurrence of the designated events following a change of control.

Other Executive Officers

We expect to enter into severance arrangements with each of the following executive officers: Gadi Saarony (who is also a named executive officer), Roland Andersson, Ph.D., Christian Dreger, Ph. D., Xavier Flinois,

David Godwin, Michelle Graham, Sy Pretorius, M.D., and Joshua Schultz prior to the completion of the merger.1 Under the contemplated terms of each of these arrangements, if the executive is terminated without “cause” (as defined below) or for “good reason” (as defined below), and not due to the executive’s death or disability, within one year following a “change in control” (as defined below), the executive would be entitled to receive:

•	severance payments equal to one and one half times the sum of his or her base salary and target annual bonus for the fiscal year of termination, payable in 18 equal monthly installments; and

•	up to $35,000 worth of outplacement services.

For purposes of these arrangements, “cause” means any of (i) the commission by the executive of a felony, either in connection with the performance of his obligations to the Company or which adversely affects the executive’s ability to perform such obligations; (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; or (iii) the commission by the executive of an act of fraud or embezzlement or other acts in intentional disregard of the Company which result in loss, damage or injury to the Company, whether directly or indirectly.

For purposes of these arrangements, “good reason” means either (i) the executive’s work location being changed by more than 20 miles; or (ii) there being a material diminution in the executive’s overall compensation.

For purposes of these arrangements, “change of control” means the closing of (i) a merger, consolidation, liquidation or reorganization of the Company into or with another Company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred); provided that the event described in (i), (ii) or (iii) is also described in Code section 409A(2)(A)(v) and the regulations thereunder.

Golden Parachute Compensation for the Company’s Named Executive Officers

The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding specified compensation that is based on or otherwise relates to the merger that is payable or may become payable to each of the Company’s named executive officers who were named executive officers in the Company’s most recent filing with the SEC under the Securities Act or Exchange Act (the “named executive officers”). This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The table below sets forth an estimate of the approximate values of “golden parachute” compensation that may become payable to our named executive officers in connection with the merger as described in this proxy statement. The table assumes that the closing of the merger will occur on March 19, 2018, that a qualifying termination of employment occurs immediately following the closing of the merger (thereby entitling the named

[1]	The following amounts represent the estimated value of cash severance payable to each of the other executive officers pursuant to the contemplated severance arrangement, including the maximum of $35,000 in outplacement services: Roland Andersson, Ph.D. ($1,018,250), Christian Dreger, Ph. D. ($1,000,813), Xavier Flinois ($912,500), David Godwin ($958,175), Michelle Graham ($874,025), Sy Pretorius, M.D. ($872,375), and Joshua Schultz ($913,700). As a named executive officer, Gadi Saarony’s severance compensation is disclosed below in the section of this proxy statement captioned, “Golden Parachute Compensation for the Company’s Named Executive Officers”.

executive officer to the severance payments and benefits enumerated above), that no withholding taxes are applicable to any payments set forth in the table, that no payments are delayed for six months to the extent required under Section 409A of the Code and that no payments are subject to reduction to the extent required by the terms of any applicable agreement to account for the application of Section 4999 of the Code to such payments. The table also assumes that we have entered into an Amended and Restated Change of Control/Severance Agreement with Mr. Batt on terms consistent with Dr. Goldberg’s Amended and Restated Change of Control/Severance Agreement. The amounts set forth in the table are estimates based on the $88.10 per share merger consideration. As a result of these assumptions and estimates, and the additional assumptions and estimates described in the footnotes accompanying this table, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the below table. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “Treatment of Company Equity Awards” below and “Severance and Change in Control Provisions of Employment Arrangements” above.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Josef H. von Rickenbach	6,398,532	8,242,964	35,000	14,676,496
Simon Harford	1,140,000	1,567,958	51,580	2,759,538
Mark A. Goldberg, M.D.	2,897,608	3,147,431	120,972	6,166,011
Gadi Saarony	1,102,500	972,125	35,000	2,109,625
Douglas A. Batt	1,411,008	1,027,701	68,038	2,506,747

(1)	The cash amounts payable to each of the named executive officers consist of the following cash severance payments. The amount listed in the column for Mr. von Rickenbach equals three (the “Severance Multiplier” in the table below) times the sum of (a) his then current base salary, (b) the greater of his target annual bonus for the termination year or the actual annual bonus he received in the immediately preceding year, and (c) the annual amount of the benefits, perquisites and services payable to him based on the effective rates applicable to such benefits, perquisites and services for calendar year 2017. The amounts listed in the columns for each of Dr. Goldberg and Mr. Batt equal two (the “Severance Multiplier” in the table below) times the sum of (a) his then current base salary, (b) the greater of his target annual bonus for the termination year or the actual annual bonus he received in the immediately preceding year and (c) an amount equal to the annual value of all benefits he receives at the time of termination (excluding medical and dental benefits, and life and accident insurance) based on the effective rates applicable to such benefits for calendar year 2017. The amounts listed in the columns for each of Mr. Harford and Mr. Saarony equal one and a half (the “Severance Multiplier” in the table below) times the sum of his (a) then current base salary and (b) target annual bonus for the termination year.

The cash severance payments are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within either (x) 12 months (for Mr. von Rickenbach), six months (for Dr. Goldberg and Mr. Batt), or nine months (for Mr. Harford) prior to the completion of the merger or (y) 18 months (for Mr. von Rickenbach and Mr. Harford) or 24 months (for Dr. Goldberg and Mr. Batt) after completion of the merger. For all named executive officers other than Mr. von Rickenbach, all such cash payments are subject to the executive’s execution and non-revocation of a release of claims against PAREXEL.

Name	Severance Multiplier	Annual Salary ($)	Target Bonus ($)	Other ($)	Total ($)
Josef H. von Rickenbach	3	975,000	1,072,500	85,344	6,398,532
Simon Harford	1.5	475,000	285,000	0	1,140,000
Mark A. Goldberg, M.D.	2	700,000	700,000	48,804	2,897,608
Gadi Saarony	1.5	490,000	245,000	0	1,102,500
Douglas A. Batt	2	435,000	261,000	9,504	1,411,008

(2)	Except as otherwise agreed upon with Parent, all unvested equity-based awards held by the named executive officers are “single-trigger” and will accelerate and be cashed out in connection with the closing of the merger. For additional details regarding the treatment of these equity-based awards in the merger, see “The Merger Agreement – Treatment of Company Equity Awards” below. The values attributable to the (a) PAREXEL stock options, (b) RSU Awards, (c) PRSU Awards, and (d) restricted stock, in each case, that will vest and become exercisable or nonforfeitable in connection with the merger are set forth in the table below. For purposes of calculating the value of outstanding PRSU Awards held by each named executive officer, such PRSU Awards have been deemed earned at target in accordance with merger agreement. The amounts shown do not attempt to forecast any grants, dividends, deferrals or forfeitures following the date of this proxy statement, and depending upon when the closing date occurs, certain of the equity-based awards in the table may vest in accordance with their existing terms.

Name	PAREXEL Stock Options ($)	RSU Awards ($)	PRSU Awards ($)	Restricted Stock Awards ($)	Total ($)
Josef H. von Rickenbach	2,529,825	1,738,507	2,123,210	1,851,422	8,242,964
Simon Harford	622,116	945,842	0	0	1,567,958
Mark A. Goldberg, M.D.	878,886	869,253	879,502	519,790	3,147,431
Gadi Saarony	284,975	217,313	258,397	211,440	972,125
Douglas A. Batt	310,831	229,060	267,560	220,250	1,027,701

(3)	These perquisites/benefits amounts include the following: (a) the estimated value of PAREXEL’s portion of the premiums for health and dental continuation coverage under PAREXEL’s benefit plans (based on the applicable named executive officer’s elected level of coverage for plan year 2017 and the effective rate applicable to such coverage for calendar year 2017) for 24 months for Dr. Goldberg and Mr. Batt and 12 months for Mr. Harford; (b) the estimated value of the premiums for life and accident insurance continuation coverage under PAREXEL’s benefit plans (based on the applicable named executive officer’s elected level of coverage for plan year 2017 and the effective rate applicable to such coverage for calendar year 2017) for 24 months for Dr. Goldberg and Mr. Batt and 12 months for Mr. Harford; and (c) for the maximum $35,000 worth of outplacement support services provided under the relevant individual agreements or other severance arrangement. For Dr. Goldberg, his amount also includes the estimated value of PAREXEL’s contribution to his Health Savings Account.

In each case, pursuant to the terms of the employment agreements or other arrangements, such amounts are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within either (a) 12 months (for Mr. von Rickenbach), six months (for Dr. Goldberg and Mr. Batt) or nine months (for Mr. Harford) prior to the completion of the merger or (b) 18 months (for Mr. von Rickenbach and Mr. Harford) or 24 months (for Dr. Goldberg and Mr. Batt) after completion of the merger. With respect to medical and dental benefits continuation payments, such amounts are based on the applicable named executive officer’s elected level of coverage for plan year 2017 and the effective rate applicable to such coverage for calendar year 2017. For all named executive officers other than Mr. von Rickenbach, all such benefits and perquisites are subject to the named executive officer’s execution and non-revocation of a release of claims against PAREXEL.

Name	Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Josef H. von Rickenbach	0	35,000	35,000
Simon Harford	16,580	35,000	51,580
Mark A. Goldberg, M.D.	85,972	35,000	120,972
Gadi Saarony	0	35,000	35,000
Douglas A. Batt	33,038	35,000	68,038

New Management Arrangements

As of the date of this proxy statement, none of PAREXEL, Parent or Merger Sub has entered into any employment agreements with PAREXEL’s executive officers in connection with the merger. Prior to or following the closing of the merger, however, certain of PAREXEL’s executive officers have had and may continue to have discussions, or may enter into agreements, with Parent, Merger Sub and/or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Director and Officer Indemnification and Insurance

For six years from and after the effective time of the merger, each of Parent and the surviving corporation will indemnify and hold harmless each individual who at the effective time of the merger is, or at any time prior to that was, a director or officer of PAREXEL or of a PAREXEL subsidiary (each such individual an “indemnified party”) for any and all costs and expenses, judgments, fines, penalties or liabilities imposed upon or reasonably incurred by such indemnified party in connection with or arising out of any action, suit or other legal proceeding in which such indemnified party may be involved or with which he or she may be threatened (a) by reason of such indemnified party’s being or having been such a director, officer, employee or agent of PAREXEL or of a PAREXEL subsidiary or otherwise in connection with any action taken or not taken at the request of PAREXEL of any PAREXEL subsidiary or (b) arising out of such indemnified party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company. For six years from and after the effective time of the merger, each of Parent and the surviving corporation will also fulfill and honor in all respects (1) the obligations of PAREXEL pursuant to each indemnification agreement in effect as of June 19, 2017 between PAREXEL and any indemnified party, as set forth on the Company Disclosure Schedule to the Merger Agreement and (2) any indemnification provision and any exculpation provision set forth in PAREXEL’s articles of organization or bylaws as in effect on June 19, 2017.

The Merger Agreement also provides that for six years after the effective time of the merger, Parent will, or will cause the surviving corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each such person currently covered by PAREXEL’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on June 19, 2017. The obligation of Parent or the surviving corporation, as applicable, is subject to an annual premium cap of 300% of the amount per annum PAREXEL paid in its last full fiscal year prior to June 19, 2017 (the “current premium”). To the extent such premiums for such insurance would at any time exceed the annual premium cap of 300%, then the surviving corporation shall cause to be maintained policies of insurance that, in the surviving corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the current premium.

Financing of the Merger

We anticipate that the total funds needed to complete the merger and the related transactions will be approximately $5.5 billion. Parent has received debt and equity commitments (which are described below) in an aggregate amount that we believe will be sufficient to complete the merger and the other transactions contemplated by the Merger Agreement, including the payment of related transaction fees and expenses at the completion of the merger. The funding of the financing is subject to the satisfaction of various conditions set forth in the equity commitment letter and debt commitment letter pursuant to which the financing will be provided.

Equity Financing

Pamplona Fund, an affiliate of Parent, has committed to provide Parent the equity financing in an aggregate amount not to exceed $2.8 billion (the “equity commitment”). The equity financing will be provided pursuant to the equity commitment letter, dated as of June 19, 2017, between Pamplona Fund and Parent (the “equity commitment letter”), pursuant to which, subject to the terms of the equity commitment letter, Pamplona Fund has committed to contribute the equity financing to Parent solely for the purpose of Parent and Merger Sub funding a portion of the merger consideration, any other payments payable by Parent at the closing and the costs and expenses associated with the merger contemplated by the Merger Agreement for which Parent and Merger Sub are responsible as set forth in the Merger Agreement. The equity commitment letter and Pamplona Fund’s obligation to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the closing of the merger in accordance with the Merger Agreement (at which time the equity commitment will be deemed fulfilled);

•	the valid termination of the Merger Agreement in accordance with its terms;

•	commencement by PAREXEL or any of our controlled affiliates or our controlled affiliates’ directors, officers or employees acting at the direction of PAREXEL of a lawsuit or other proceeding asserting any claim against Pamplona Fund or Parent (or any of their successors’ or assignees’ representatives) or any former, current or future director, officer, stockholder, direct or indirect equity holder, controlling person, agent, affiliate, general or limited partner, member, manager, assignee or employee (each, a “representative”) of Pamplona Fund or Parent (or any of their successors’ or assignees’ representatives) or any former, current or future representative of any of the foregoing (collectively, but excluding Parent and Merger Sub, the “non-recourse parties”) in connection with the Merger Agreement, the equity commitment letter, the limited guarantee or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than (1) in accordance with and subject to the terms and conditions of the limited guarantee, (2) in connection with PAREXEL’s enforcement of its rights as a third party beneficiary under the equity commitment letter, including without limitation by seeking specific performance of Pamplona Fund’s obligation to cause the equity commitment to be funded in accordance with and subject to the terms and conditions of the equity commitment letter and as permitted by the Merger Agreement (3) in connection with PAREXEL’s enforcement of its rights against Parent and Merger Sub under the Merger Agreement; and

•	payment in full by Pamplona Fund (or its successors and/or permitted assigns) of its obligations under the limited guarantee.

Limited Guarantee

Pursuant to a limited guarantee delivered by Pamplona Fund in favor of PAREXEL, dated as of June 19, 2017 (the “limited guarantee”), Pamplona Fund has agreed to guarantee the due and punctual payment of the parent termination fee, the Parent Expenses and Recovery Costs payable by Parent to PAREXEL and the reimbursement and indemnification obligations of Parent, in each case, if and when due under the Merger Agreement and subject to the terms, conditions and limitations of the Merger Agreement, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned, “The Merger – Financing of the Merger”.

The obligations (the “obligations”) of Pamplona Fund under the limited guarantee are subject to an aggregate cap (the “cap”) equal to $276 million, plus the Expenses (as defined in the limited guarantee).

Subject to specified exceptions, the limited guarantee will terminate upon the earliest of:

•	the closing of the merger;

•	the indefeasible payment under the limited guarantee to PAREXEL by any combination of Parent, Merger Sub, Pamplona Fund and/or any of their affiliates or any other person at their direction of the full amount of the Obligations or payments under the limited guarantee of an aggregate amount equal to the cap;

•	the valid termination of the Merger Agreement in accordance with its terms other than under circumstances pursuant to which PAREXEL is entitled to payment of any of the obligations, in which case the bullet immediately below will apply; and

•	180 days after the valid termination of the Merger Agreement in accordance with its terms, other than under circumstances pursuant to which PAREXEL is not entitled to payment of any of the obligations, in which case the bullet immediately above will apply, if PAREXEL has not presented a claim for payment of all or any portion of the obligations to Parent or Pamplona Fund by such 180th day, unless prior to the end of such 180-day period PAREXEL will have properly commenced a legal proceeding alleging amounts payable by Pamplona Fund to PAREXEL under the limited guarantee or payable by Parent under the Merger Agreement (in which case the limited guarantee will terminate on the date immediately following the earlier of (x) a final, non-appealable resolution of such legal proceedings and payment of the obligations (subject to the cap), if applicable, and (y) a written agreement signed by each of the parties to the limited guarantee terminating the limited guarantee).

Notwithstanding the foregoing, in the event that we or any of our affiliates asserts in any legal proceeding that any provision of the limited guarantee is illegal, invalid or unenforceable in whole or in part or asserts in any legal proceeding any theory of liability or seeks any remedies against Pamplona Fund or its non-recourse parties, other than in respect of certain claims, then, in each case, (a) all obligations of Pamplona Fund under the limited guarantee will terminate, (b) if Pamplona Fund had previously made any payments under the limited guarantee it will be entitled to have such payments refunded by PAREXEL and (c) neither Pamplona Fund nor its non-recourse parties will have any liability to us or any of our affiliates with respect to the Merger Agreement, the equity commitment letter, the transactions contemplated thereby or under the limited guarantee or otherwise.

Debt Financing

Parent has entered into a debt commitment letter, dated as of June 19, 2017 (the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”), from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. to provide, severally and not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, acquisition debt financing in the aggregate of $3.085 billion, consisting of a senior secured revolving credit facility in an aggregate principal amount of $300 million, a senior secured term facility in an aggregate principal amount of $2.065 billion and a senior unsecured credit facility in an aggregate principal amount of up to $720 million, pursuant to which the debt commitment parties have committed to provide the debt financing to Parent and Merger Sub. Parent may, at its option, issue and sell up to $720 million of aggregate principal amount of senior unsecured notes in a Rule 144A or other private placement on or prior to the closing date of the merger, the gross proceeds of which will be used to reduce any borrowings under, or commitments to provide, the senior unsecured credit facility on a dollar for dollar basis.

The proceeds of the debt financing will be used (1) to finance the consummation of the merger and other transactions contemplated by the merger agreement, including the amounts payable under the merger agreement and any fees and expenses incurred in connection therewith, (2) to repay in full all outstanding indebtedness of the Company and its subsidiaries under its existing credit facility and (3) to fund the prepayment, redemption, repurchase, tender offer, consent solicitation, change of control offer, satisfaction or discharge or other retirement in respect of the 3.11% senior notes due 2020 of the Company.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (i) that since June 19, 2017, there has not been any continuing “Company Material Adverse Effect” as defined in the Merger Agreement, (ii) substantially simultaneous completion of the merger in accordance with the Merger Agreement (without giving effect to any modifications, amendments to the Merger Agreement or any waivers or consents thereof that are materially adverse to the lenders without their waiver or consent), (iii) the equity contribution will have been made, or substantially simultaneously with the initial borrowings under the credit facilities, (iv) the consummation of the refinancing of certain of the Company’s indebtedness prior to, or substantially simultaneously with, the initial borrowings under the debt facilities, (v) delivery of certain audited consolidated balance sheets and related audited consolidated statements of operations, shareholders’ equity and cash flower of the Company, (vi) the commitment parties will have received a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of the Company, (vii) with respect to the bridge facility, one or more investment banks will have been engaged to privately place the Company’s senior notes, (viii) with respect to the initial senior term facility and the initial revolving facility, all documents and instruments required to create and perfect the senior administrative agent’s security interest in the collateral will have been executed and delivered, (ix) receipt by the administrative agents and the lead arrangers of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), (x) the execution and delivery by the borrower and certain guarantors of definitive documentation, consistent with the debt commitment letter, (xi) delivery of certain customary closing documents (including, among others, a customary solvency certificate), (xii) the material accuracy of certain specified representations and warranties and (xiii) the execution of certain documentation consistent with the commitment letter.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will automatically terminate at the earlier of (i) five business days after the end date (as defined in the section entitled “The Merger Agreement – Termination of the Merger Agreement”) if the initial borrowing in respect of the senior secured term facility will not have occurred on or prior to such date and (ii) the valid termination of the Merger Agreement in accordance with the terms thereof prior to the consummation of the merger. Additionally, the commitment of the debt commitment parties with respect to the senior unsecured credit facility will terminate on the date of the consummation of the merger (and payment of the consideration therefor) and the related transactions (but not prior to the consummation thereof) without requiring borrowings under the senior unsecured credit facility.

Parent and Merger Sub are required under the Merger Agreement to use their respective reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable (as they reasonably determine) to arrange, obtain and consummate the debt financing and equity financing on the terms and conditions set forth in the financing commitments. In the event any portion of the debt financing becomes unavailable and such portion is required to pay all amounts required to be paid in connection with the merger and the transactions contemplated by the Merger Agreement (including, without limitation, to fund the aggregate merger consideration, repay or refinance the debt of PAREXEL and its subsidiaries contemplated by the Merger Agreement or the debt commitment letter, and all other fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the surviving corporation pursuant to the Merger Agreement and the debt financing and equity financing), Parent and Merger Sub are required under the Merger Agreement to use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount that when added with Parent and Merger Sub’s existing cash on hand and the equity financing is sufficient to consummate the merger, the debt financing and equity financing and the transactions contemplated by the Merger Agreement, the debt commitment letter and the equity commitment letter (including, without limitation, payment of certain required amounts at closing) with conditions that are not more onerous to comply with by Parent or Merger Sub than the conditions set forth in the debt commitment letter as of June 19, 2017 as promptly as reasonably practicable following the occurrence of such event. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The debt commitment parties may invite other banks, financial institutions and institutional lenders and investors identified by the debt commitment parties in consultation with Parent to participate in the debt financing contemplated by the debt commitment and to undertake a portion of the commitments to provide such debt financing.

Parent and Merger Sub have agreed in the Merger Agreement to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (as they reasonably determine) to arrange and consummate the debt financing and equity financing on the terms and conditions set forth in the financing commitments, including using reasonable best efforts (taking into account the marketing period to the extent reasonably applicable) to (i) maintain in effect the financing commitments, (ii) promptly negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) contained in the debt commitment letter, (iii) promptly prepare the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the debt financing commitment and to commence the marketing and/or syndication activities contemplated by the debt commitment letter as promptly as practicable following the date of the Merger Agreement, (iv) promptly satisfy on a timely basis all conditions to funding in the debt financing commitment letter and such definitive agreements thereto and in the equity commitment letter and to consummate the debt commitment and equity commitment at or prior to the closing of the merger, (v) promptly, diligently and fully enforce their rights under the financing commitment letters including using their reasonable best efforts to enforce their rights under the debt financing to the extent necessary to consummate the transactions contemplated by the Merger Agreement and (vi)  comply with their obligations under the debt commitment letter and equity commitment letter.

Delisting and Deregistration of PAREXEL Common Stock

If the merger is completed, PAREXEL common stock will be removed from listing on NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The summary of the material provisions of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully in its entirety.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the MBCA, at the effective time of the merger, Merger Sub will merge with and into PAREXEL. As a result of the merger, PAREXEL will be the surviving corporation, the separate corporate existence of Merger Sub will cease and PAREXEL will continue as a wholly-owned subsidiary of Parent. As the surviving corporation, PAREXEL will possess the rights, powers, privileges and all property, real, personal and mixed, and be subject to all of the debts, liabilities and duties of PAREXEL and Merger Sub, all in accordance with the provisions of the MBCA.

The closing of the merger will occur as soon as practicable but in any event within three business days after satisfaction or, to the extent permitted by the terms of the Merger Agreement, waiver of all of the conditions set forth in the Merger Agreement and described under the heading “Conditions to the Merger” unless the Merger Agreement is terminated pursuant to its terms; provided that if Parent’s marketing period (described under the heading “Marketing Period and Efforts”) has not ended at such time, Parent will not be required to effect the closing until the earlier to occur of (i) a date during the marketing period to be specified by Parent or Merger Sub on no less than three business days’ prior written notice to PAREXEL and (y) the second business day after the final day of the marketing period (subject in each case to the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions)).

The merger will become effective when the articles of merger have been duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later time as agreed to by the parties and specified in the articles of merger.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, each share of PAREXEL common stock issued and outstanding immediately prior to the effective time of the merger will be automatically canceled and converted into the right to receive $88.10 in cash, without interest and less applicable withholding taxes, other than the following excluded shares:

•	shares of PAREXEL common stock owned by PAREXEL or shares owned by Parent or Merger Sub (or their respective affiliates), which will be automatically canceled, shall cease to exist, and no payment will be made with respect thereto; and

•	shares of PAREXEL common stock held by a shareholder who has properly exercised, and has not failed to perfect, withdrawn, waived or otherwise lost, appraisal rights in accordance with the laws of the Commonwealth of Massachusetts.

The price to be paid for each share of PAREXEL common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of PAREXEL, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, in each case that occurs prior to the effective time of the merger.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be automatically converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Company Equity Awards

Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, and without any action on the part of the holders thereof,

•	each option to purchase PAREXEL common stock, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time of the merger, will be automatically converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the excess, if any, of $88.10 over the per share exercise price of such PAREXEL stock option, by (ii) the aggregate number of shares of PAREXEL common stock that were issuable upon exercise or settlement of such PAREXEL stock option immediately prior to the effective time of the merger. If the exercise price per share of any PAREXEL stock option exceeds $88.10, such PAREXEL stock option will be cancelled without payment of any consideration;

•	each outstanding RSU Award, whether or not vested, will become fully vested, will not be assumed by Parent or Merger Sub in the merger and will be canceled and extinguished as of the effective time and, in exchange therefor, each former holder of any such RSU Award will have the right to receive from Parent or the surviving corporation an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such RSU Award by (ii) $88.10. From and after the effective time, any RSU Award will no longer represent the right to receive shares of PAREXEL common stock by the former holder thereof, but will only entitle such holder to the payment described above, if any;

•	each outstanding PRSU Award will become fully earned but not yet settled at target performance level (regardless of actual achievement of the applicable performance metric), will become fully time-vested, and will not be assumed by Parent or Merger Sub in the merger and will be canceled and extinguished as of the effective time and, in exchange therefor, each former holder of any such PRSU Award will have the right to receive from Parent or the surviving corporation an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such PRSU Award (taking into account the performance achievement and vesting acceleration set forth above) by (ii) $88.10. From and after the effective time, any PRSU Award will no longer represent the right to receive shares of PAREXEL common stock by the former holder thereof, but will only entitle such holder to the payment described above, if any; and

•	each outstanding PAREXEL restricted stock award will become fully vested and the restrictions with respect to such award will lapse. All restricted stock awards will be automatically cancelled and converted into the right to receive $88.10 in cash per share, without interest and less applicable withholding taxes.

Treatment of Company ESPP

Following the date of the Merger Agreement, no new offering periods may commence, nor may any existing offering periods be extended, under our Employee Stock Purchase Plan (the “ESPP”). No new individuals may enroll in the ESPP following the date of the Merger Agreement, nor may any existing participants increase their respective rates of deductions and purchases. Each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of PAREXEL common stock in accordance with the ESPP. The ESPP was terminated on July 31, 2017, and all shares of PAREXEL common stock purchased on or before the final exercise date for the offering period in effect on the date of the Merger Agreement will be cancelled at the effective time and converted into the right to receive $88.10 per share, without interest and less applicable withholding taxes.

Payment Procedures

Prior to the effective time of the merger, Parent will appoint Computershare Trust Company, N.A. as the exchange agent for the purpose of exchanging for the merger consideration the certificated and uncertificated shares of PAREXEL common stock. At or prior to the effective time, except with respect to the per share merger consideration payable pursuant to PAREXEL restricted stock awards, Parent is required to deposit, or cause to be deposited, with the exchange agent the aggregate per share merger consideration (the “payment fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the merger consideration, Parent is required to promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.

Each holder of shares of PAREXEL common stock that have been converted into the right to receive the merger consideration (other than shares of PAREXEL common stock subject to PAREXEL restricted stock awards) will be entitled to receive the merger consideration in respect of their shares of PAREXEL common stock promptly upon (1) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (2) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares of PAREXEL common stock, and, in each case, delivery to the exchange agent of such other documents as may reasonably be requested by the exchange agent. Until so surrendered or transferred, each such certificated or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificated or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (1) if certificated, such certificate is properly endorsed or is otherwise in proper form for transfer, or, if uncertificated, such uncertificated share is in proper form for transfer and (2) the person requesting such payment pays to the exchange agent any transfer tax required as a result of such payment to a person other than the registered holder of such certificated or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

All merger consideration paid upon the surrender of certificated or uncertificated shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of PAREXEL common stock formerly represented by such certificated or uncertificated shares. From and after the effective time of the merger, there will be no further registration of transfers of shares of PAREXEL common stock on the stock transfer books of the surviving corporation. If, after the effective time, certificates of PAREXEL common stock are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration in accordance with the procedures described in the two paragraphs immediately above.

Any portion of the payment fund that remains unclaimed by the holders of shares of PAREXEL common stock 12 months after the effective time of the merger will be delivered to the surviving corporation, upon demand, and any such holder who has not exchanged shares of PAREXEL common stock for the merger consideration in accordance with the Merger Agreement prior to that time will thereafter look only to Parent or the surviving corporation for payment of the merger consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Company Representations and Warranties

The Merger Agreement contains representations and warranties made by PAREXEL to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to PAREXEL. The assertions embodied in those representations and warranties were made in connection with the signing of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement (the “disclosure schedules”). Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact.

In the Merger Agreement, PAREXEL has made representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of PAREXEL;

•	PAREXEL’s power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against PAREXEL;

•	the required vote of PAREXEL’s shareholders to adopt and approve the Merger Agreement (which we refer to as the “shareholder approval”);

•	the approval and recommendation by the Board that approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of conflicts with, violations or breaches of, or defaults under the governing documents of PAREXEL or its material subsidiaries, applicable laws or agreements to which PAREXEL or our subsidiaries are party or by which our or their respective properties or assets or bound, in each case as a result of entering into the Merger Agreement and the consummation of the merger;

•	our capitalization, including the number of outstanding shares of PAREXEL common stock and preferred stock, and the number of shares of common stock issuable upon the exercise of stock options and settlement of RSU Awards and PRSU Awards and the number of shares available for issuance under PAREXEL’s ESPP and stock plans;

•	our subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority and capitalization;

•	PAREXEL’s filings with the SEC since January 1, 2015;

•	PAREXEL’s financial statements and internal controls and procedures;

•	the conduct of PAREXEL and our subsidiaries’ business in the ordinary course consistent with past practice and the absence of any event, condition, change, occurrence or development of a state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PAREXEL;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	compliance with applicable law and having in effect all necessary material governmental authorizations;

•	compliance with the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and comparable anti-corruption laws;

•	matters with respect to our material contracts;

•	tax matters;

•	matters related to our employee benefit plans and labor and employment matters;

•	matters related to our insurance policies;

•	compliance with environmental laws and regulations;

•	matters related to intellectual property, information technology and data privacy;

•	matters related to real property;

•	the Board having taken all necessary and appropriate action to render certain state takeover laws of the Massachusetts General Laws inapplicable to the Merger Agreement and the merger;

•	the absence of brokers’ fees and expenses except for those of Goldman Sachs and Chestnut Securities;

•	receipt by the Board of a fairness opinion from Goldman Sachs;

•	compliance with applicable laws relating to the health care industry; and

•	matters with respect to our government contracts and trade compliance.

Many of the representations and warranties in the Merger Agreement made by PAREXEL are qualified by a “materiality” or “material adverse effect on PAREXEL” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on PAREXEL). For purposes of the Merger Agreement, a “material adverse effect on PAREXEL” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of PAREXEL and our subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent or materially delay PAREXEL from consummating the merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.

With respect to clause (1) above, the definition of “material adverse effect on PAREXEL” excludes such material adverse effect to the extent resulting from or arising out of:

1.	the execution, announcement, pendency or consummation of the merger or the other transactions contemplated by the Merger Agreement (including any loss of or adverse change in the relationship of PAREXEL and our subsidiaries with our respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties to the extent related thereto), provided that such exceptions are not deemed to apply to references to “material adverse effect on PAREXEL” as used in any representation or warranty contained in the Merger Agreement to the extent such representation or warranty expressly addresses the consequences resulting from announcement, pendency or consummation of the merger or the other transactions contemplated by the Merger Agreement;

2.	the identity of Parent or any of its affiliates as the acquirer of PAREXEL or any facts or circumstances concerning Parent or any of its affiliates;

3.	general business, economic or political conditions, or the capital, banking, debt, financial or currency markets, or changes therein;

4.	general conditions in an industry in which PAREXEL or our subsidiaries operate or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world, or changes therein;

5.	any changes or proposed changes in GAAP (or the enforcement or interpretation thereof);

6.	any changes or proposed changes in applicable law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or interpretations thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

7.	the taking of any action at the written direction of Parent or Merger Sub or as required by the Merger Agreement or the taking of any action, or failure to take any action, by Parent or Merger Sub;

8.	any shareholder litigation relating directly or indirectly to the Merger Agreement, the merger or any related transaction or any demand or proceeding for appraisal or the fair value of any shares of PAREXEL common stock pursuant to the MBCA in connection with the Merger Agreement;

9.	any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural or man-made disaster or act of God, or any escalation of any of the foregoing;

10.	the availability or cost of equity, debt or other financing to Parent, Merger Sub or the surviving corporation; or

11.	any failure by PAREXEL to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings or any other financial or performance measures (whether made by PAREXEL or any third parties), or any change in the price or trading volume of shares of PAREXEL common stock, provided that the underlying causes of such failures or changes may be taken into account in determining whether a material adverse effect on PAREXEL has occurred, unless such underlying cause would otherwise be excepted by this definition;

provided that, in the case of (3), (4), (5), (6) and (9) above, such effect may be taken into account in determining whether or not there has been a material adverse effect on PAREXEL to the extent such effect has a disproportionate adverse effect on PAREXEL and our subsidiaries, taken as a whole, as compared to other participants in PAREXEL’s industry, in which case only the incremental disproportionate impacts may be taken into account in determining whether or not there has been a material adverse effect on PAREXEL.

In the Merger Agreement, Parent and Merger Sub made customary representations and warranties to PAREXEL with respect to, among other things:

•	the due incorporation, valid existence and good standing of Parent and Merger Sub;

•	the power and authority of each of Parent and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of Parent and Merger Sub;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of violations or breaches of, or defaults under, Parent’s or Merger Sub’s governing documents, applicable laws or certain agreements to which Parent, Merger Sub or any other subsidiary of Parent is a party, or by which any of their respective properties or assets are bound;

•	the capitalization of Merger Sub, including the number of outstanding shares of Merger Sub common stock;

•	the absence of business activities of Merger Sub other than those solely for the purpose of engaging in the transactions contemplated by the Merger Agreement;

•	no vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent being necessary to adopt the Merger Agreement or to approve the merger or the other transactions contemplated by the Merger Agreement and that the vote and consent of Parent as the sole shareholder of Merger Sub (given immediately following the execution of the Merger Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the merger and adopt the Merger Agreement;

•	the absence of certain litigation;

•	the execution, delivery, enforceability and sufficiency of the commitment letters, and the absence of any event that would cause the conditions to funding under such commitment letters not to be satisfied;

•	the solvency of Parent, the surviving corporation and their respective subsidiaries, taken as a whole, immediately after the consummation of the transactions contemplated by the Merger Agreement (subject to certain identified assumptions);

•	the limited guarantee furnished by Parent in favor of PAREXEL;

•	the absence of certain agreements with PAREXEL’s officers, directors or holders of PAREXEL common stock;

•	the absence of certain agreements between Parent, Merger Sub and/or Pamplona Fund (and/or any of their respective affiliates) and any other person prohibiting or seeking to prohibit such person from providing or seeking to provide debt financing to any person in connection with a transaction involving PAREXEL or any of our subsidiaries in connection with the merger;

•	the absence of ownership of any PAREXEL common stock by Parent or any of its affiliates and neither Parent nor Merger Sub being an “interested shareholder” of PAREXEL as defined in Chapter 110F of the Massachusetts General Laws; and

•	the absence of brokers’ fees and expenses except for those of Perella Weinberg Partners LP.

Certain of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified by a “materiality” or “material adverse effect on Parent” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Parent). For purposes of the Merger Agreement, a “material adverse effect on Parent” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the merger or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under the Merger Agreement.

The representations and warranties contained in the Merger Agreement and in any certificate or other writing delivered pursuant to the Merger Agreement will not survive the effective time of the merger.

Conduct of PAREXEL’s Business During the Pendency of the Merger

Except for matters expressly required by the Merger Agreement, contained in the disclosure schedules, required by applicable law or the rules or regulations of NASDAQ or undertaken with the prior written consent of Parent, from the date of the Merger Agreement until the effective time of the merger, PAREXEL is required to, and to cause each of our subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and to use our commercially reasonable efforts to:

•	preserve substantially intact our governmental authorizations, business organization, assets and material relationships; and

•	maintain the services of our officers and employees.

In addition, and without limiting the generality of the foregoing, except for matters expressly required by the Merger Agreement, contained in the disclosure schedules, required by applicable law or the rules or regulations of NASDAQ or undertaken with the prior written consent of Parent, from the date of the Merger Agreement until the effective time of the merger, PAREXEL is required not to, and to cause each of our subsidiaries not to:

•	amend the articles of incorporation or bylaws of PAREXEL or amend in a manner materially adverse to PAREXEL any certificate of incorporation or bylaws or other comparable charter or organizational documents of our subsidiaries;

•	establish a record date for, declare, set aside or pay any dividends on, or make any other distributions in respect of, or enter into any agreement with respect to the voting of, any capital stock or other equity interests (or securities convertible or exchangeable therefor) of PAREXEL or any of our subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of PAREXEL to its parent;

•	split, combine, subdivide or reclassify any capital stock or other equity interests of PAREXEL or any of our subsidiaries (or securities convertible or exchangeable therefor);

•	purchase, redeem or otherwise acquire any securities of PAREXEL except for acquisitions of shares of PAREXEL common stock in satisfaction by PAREXEL’s equity award holders of the applicable exercise price and/or withholding taxes or in accordance with the terms of the ESPP;

•	except as described in the exceptions to the bullet immediately below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of PAREXEL or any of our subsidiaries (or securities convertible or exchangeable therefor);

•	issue, deliver, sell, announce, pledge, transfer, subject to any lien or grant or otherwise encumber or dispose of any securities of PAREXEL other than (i) the issuance of shares of PAREXEL common stock upon the exercise of PAREXEL stock options or pursuant to the terms of RSU Awards or PRSU Awards that are outstanding as of the date of the Merger Agreement in accordance with the applicable equity award’s terms, (ii) grants or awards of PAREXEL securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements as in effect as of the date of the Merger Agreement, (iii) the issuance of PAREXEL common stock in connection with the ESPP in accordance with the Merger Agreement, or amend any terms of any security of PAREXEL or any outstanding share of capital stock of, or other equity interest in, any of our subsidiaries;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PAREXEL or any of our subsidiaries;

•	increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to current or former directors, employees, independent contractors or executive officers of PAREXEL or any of our subsidiaries, except as permitted by the Merger Agreement;

•	grant or increase any severance or termination pay to current or former directors, employees, independent contractors or executive officers of PAREXEL or any of our subsidiaries, except as required by any existing PAREXEL employee plan;

•	hire or terminate (other than for “cause”) any employee or executive officer of PAREXEL or our subsidiaries, unless such hiring is (i) in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary not to exceed, for each new hire, $325,000 or (ii) in replacement of any employee or executive officer of PAREXEL or its subsidiaries with annual compensation in excess of $325,000 on substantially equivalent economic terms;

•	take any action to accelerate the vesting, payment or funding of compensation or benefits under a PAREXEL employee plan or otherwise, except for any funding in the ordinary course of business consistent with past practice;

•	establish, adopt, amend, enter into, or terminate any material PAREXEL employee plan (other than as required by applicable law or general amendments to any broad-based PAREXEL employee plan made in the ordinary course of business and consistent with past practice);

•	acquire any business, assets or capital stock of, or make any loans, advances or capital contributions to, any person or entity or division of an entity, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise), other than one or more acquisitions in the ordinary course of business that, individually or in the aggregate, involve a purchase price or other consideration of not more than $10,000,000, other than loans, advances or capital contributions to any wholly-owned PAREXEL subsidiary in the ordinary course of business;

•	sell, lease, license, pledge, transfer, abandon, subject to any lien or otherwise dispose of any of our intellectual property, material assets, material properties or other assets or properties with a fair market value of more than $10,000,000, except (i) nonexclusive licenses of intellectual property to customers, contractors, distributors, resellers, partners or suppliers of PAREXEL and our subsidiaries in the ordinary course of business consistent with past practice, (ii) sales of inventory or used equipment or vehicles in the ordinary course of business consistent with past practice or (iii) permitted liens incurred in the ordinary course of business consistent with past practice;

•	agree to any exclusivity, non-competition or similar provision or covenant restricting us or our subsidiaries from competing in any line of business or with any person or in any area or engaging in any activity or business or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging (or which would have any such effect on Parent or any of its affiliates after the effective time of the merger);

•	change any of the accounting methods used by PAREXEL materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in certain PAREXEL public filings made available to Parent;

•	except for extensions of credit under PAREXEL’s current credit facilities in the ordinary course of business and except for intercompany loans between PAREXEL and any of our wholly-owned subsidiaries or between any wholly-owned subsidiaries of PAREXEL, (i) incur, issue, or otherwise become liable for additional indebtedness for borrowed money in excess of $10,000,000 or (ii) assume, guarantee or endorse the obligations of any person (other than PAREXEL or any of our subsidiaries), in each case, in excess of $5,000,000;

•	make any material change to a method of tax accounting;

•	make, revoke or change any material tax election;

•	surrender any claim for a refund of a material amount of taxes;

•	enter into any closing agreement with respect to any material amount of taxes;

•	amend any material tax return;

•	settle or compromise any proceeding with respect to a material amount of taxes;

•	implement or announce any employee layoffs that could implicate the Worker Adjustment Retraining and Notification Act or any similar applicable law;

•	unless required by applicable law, recognize or certify any labor union, labor organization, works council or group of employees of PAREXEL or our subsidiaries as the bargaining representative for any employees of PAREXEL or our subsidiaries;

•	make or authorize any capital expenditures other than (i) capital expenditures consistent with PAREXEL’s capital expenditure budget made available to Parent prior to execution of the Merger

Agreement and (ii) other capital expenditures in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

•	settle or compromise, or propose to settle or compromise, any claim or proceeding involving monetary payment by PAREXEL or any of our subsidiaries in an amount not to exceed $3,000,000 in the aggregate or which otherwise involves material non-monetary relief;

•	except for amendments, renewals or terminations in the ordinary course of business consistent with past practice that would not be adverse in any material respect to PAREXEL and our subsidiaries, modify, amend, waive, fail to enforce (in each case, in any material respect), assign to any third party (except with respect to subcontracting) or terminate certain of PAREXEL’s agreements;

•	enter into certain types of agreements; or

•	authorize, commit or agree to take any of the actions described above.

Company Shareholders Meeting

Pursuant to the terms of the Merger Agreement and in accordance with applicable law and PAREXEL’s governing documents, PAREXEL is required to, as promptly as reasonably practicable following the clearance of this proxy statement by the SEC, duly set a record date for, call, give notice of, convene and, no more than 45 calendar days following the mailing of this proxy statement by the SEC, hold a special meeting of its shareholders for the purpose of considering and taking action upon the approval of the Merger Agreement by PAREXEL shareholders.

Unless the Merger Agreement has been terminated in accordance with its terms, PAREXEL is required to use our commercially reasonable efforts to cause this proxy statement to be mailed to PAREXEL’s shareholders, to solicit from PAREXEL’s shareholders proxies in favor of the approval of the Merger Agreement and to take all other action necessary or advisable to secure the vote of PAREXEL’s shareholders required by applicable law to effect the merger.

PAREXEL may postpone or adjourn the shareholder meeting (i) with the consent of Parent, (ii) if, on the date on which the shareholder meeting is scheduled, PAREXEL has not received proxies representing a sufficient number of shares of PAREXEL common stock to obtain the shareholder approval or represent a quorum therefor or (iii) after consultation with Parent and outside legal counsel, to ensure that any necessary supplement or amendment to this proxy statement is provided to the holders of shares of PAREXEL common stock within a reasonable amount of time in advance of the shareholder meeting.

Unsolicited Proposals

Subject to the terms of the Merger Agreement, until the earlier to occur of the effective time of the merger or the termination of the Merger Agreement in accordance with its terms, PAREXEL is required not to, and to cause our subsidiaries and our and their respective representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub):

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information) any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an acquisition proposal;

•	knowingly engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an acquisition proposal or any inquiries, proposals or offers that could reasonably be expected to lead to an acquisition proposal, or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of PAREXEL or any of our subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating an acquisition proposal or any inquiries, proposals or offers that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or enter into any letter of intent, agreement, commitment or agreement in principle (other than a customary confidentiality agreement satisfying certain conditions entered into in accordance with the terms of the Merger Agreement) or other arrangement with respect to an acquisition proposal or enter into any agreement or commitment or other arrangement requiring PAREXEL to abandon, terminate, breach or fail to consummate the transactions contemplated by the Merger Agreement; or

•	resolve or agree to do any of the foregoing.

PAREXEL is further required to, and to cause our subsidiaries and our and their respective representatives to, immediately cease and terminate any existing solicitations, encouragements, discussions or negotiations with any third party theretofore conducted by PAREXEL, our subsidiaries or our or their respective representatives with respect to an acquisition proposal. PAREXEL is required to promptly (and in any event within 24 hours of the date of the Merger Agreement) request the return or destruction of all non-public information previously provided by or on behalf of PAREXEL or any of our subsidiaries to any such third party, and to use commercially reasonable efforts to cause such return or destruction.

Notwithstanding the foregoing, if at any time prior to receipt of the requisite shareholder approval PAREXEL receives an unsolicited written acquisition proposal from a third party that did not, directly or indirectly, result from or principally arise out of a material breach of the non-solicitation provisions of the Merger Agreement, and the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to lead to a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with our directors’ fiduciary duties under applicable law, then PAREXEL may do the following:

•	furnish information and data with respect to PAREXEL and our subsidiaries to the third party making such acquisition proposal and afford such third party access to the businesses, properties, assets and personnel of PAREXEL and our subsidiaries (subject to the requirements that PAREXEL will not, and will cause our subsidiaries and our and their respective representatives not to, furnish any non-public information except pursuant to a customary confidentiality agreement satisfying certain conditions, and that PAREXEL will promptly (and in any event within 24 hours) provide to Parent any material non-public information or other data or information concerning PAREXEL or our subsidiaries or access provided to such third party, in each case which was not previously provided to Parent); and

•	enter into, maintain and participate in discussions or negotiations with the third party making such acquisition proposal regarding such acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

Following the receipt of an acquisition proposal from a third party, and provided that such acquisition proposal did not, directly or indirectly, result from or principally arise out of a material breach of the terms of the Merger Agreement, PAREXEL may contact such third party solely in order to clarify and understand the terms and conditions of an acquisition proposal made by such third party in order to permit the Board to determine whether such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal and direct any such third parties to the Merger Agreement.

PAREXEL is required to notify Parent as promptly as practicable (and in any event within 24 hours) following PAREXEL’s receipt of any acquisition proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to an acquisition proposal, or of any requests for information or access to the business, properties, assets or personnel of PAREXEL or any of our subsidiaries, in each case in connection with an acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal. PAREXEL must thereafter keep Parent reasonably informed on a reasonably current basis (and in any event within 24 hours) of the status of any material developments, discussions or negotiations regarding any such acquisition proposal or other inquiry, proposal or offer, and the material terms and conditions thereof, including by providing a copy of material documentation setting forth or related to the material terms of such acquisition proposal or other inquiry, proposal or offer that is exchanged with the third party (or its representatives) making such acquisition proposal and PAREXEL or our subsidiaries (or our or their respective representatives) within 24 hours after exchange thereof.

PAREXEL is required not to release or permit the release of any person or entity from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of PAREXEL or any of our subsidiaries is a party, other than to the extent the Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement provides that in the event any of our subsidiaries or representatives takes any action which, if taken by PAREXEL, would constitute a breach by PAREXEL of the provisions described above, then PAREXEL shall be deemed to have so breached such provision.

In this proxy statement, an “acquisition proposal” means any bona fide written proposal or offer from any third party relating to a transaction or series of related transactions involving (i) any acquisition or purchase by such third party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of PAREXEL, or any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of outstanding voting or equity securities of PAREXEL, (ii) any merger, amalgamation, consolidation, share exchange, business combination, acquisition, license, joint venture or other similar transaction involving PAREXEL and/or any of our subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of PAREXEL and our subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or significant corporate reorganization, of PAREXEL or any of our subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of PAREXEL and our subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, acquisition, license, joint venture, recapitalization, reorganization or other similar transaction involving PAREXEL pursuant to which the shareholders of PAREXEL immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

In this proxy statement, a “superior proposal” generally means any bona fide written acquisition proposal that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the acquisition proposal and the third party making the acquisition proposal:

•	would, if consummated, result in a transaction that is more favorable to PAREXEL’s shareholders than the merger (including any revisions to the terms of the Merger Agreement, the guarantee and the financing commitment letters proposed by Parent in writing prior to the time of such determination); and

•	is reasonably capable of being consummated in accordance with its terms.

For purposes of the definition of superior proposal, the references to “20% or more” in the definition of acquisition proposal shall be deemed to be references to “more than 50%”.

Company Board Recommendation

In connection with the Board’s recommendation to PAREXEL’s shareholders of the adoption and approval of the Merger Agreement (the “Company recommendation”), and subject to the provisions described below, the Merger Agreement provides that neither the Board nor any committee of the Board will:

1.	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by the Merger Agreement, Parent or Merger Sub, the Company recommendation;

2.	adopt or recommend, or publicly propose to adopt or recommend, an acquisition proposal;

3.	fail to recommend against acceptance of any third party tender offer or exchange offer for shares of PAREXEL common stock within ten business days after the commencement of such offer;

4.	approve, endorse or enter into any letter of intent, agreement, contract, commitment or agreement in principle (other than certain customary confidentiality agreements entered into in accordance with the terms of the Merger Agreement) or other arrangement with respect to an acquisition proposal or enter into any agreement, contract or commitment or other arrangement requiring PAREXEL to abandon, terminate, breach or fail to consummate the transactions contemplated by the Merger Agreement;

5.	fail to include the Company recommendation in this proxy statement; or

6.	resolve or agree to take any of the foregoing actions.

We refer to the actions listed in (1) through (6) above as an “adverse recommendation change”.

Subject to PAREXEL’s compliance with the provisions of the Merger Agreement described under the headings “Unsolicited Proposals” and “Company Board Recommendation”, prior to the adoption of the Merger Agreement by PAREXEL’s shareholders, the Board may, if it determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (1) make an adverse recommendation change in response to either a superior proposal received after the date of the Merger Agreement or any material fact, event, change, development or circumstance not known or reasonably foreseeable by the Board as of the date of the Merger Agreement (or, if known, the consequences of which were not known nor reasonably foreseeable) and not relating to any acquisition proposal) (an “intervening event”), or (2) cause us to terminate the Merger Agreement and authorize us to enter into a definitive agreement providing for a transaction that constitutes a superior proposal (which agreement will be entered into substantially concurrently with such termination), subject to the provisions described below.

In the case of a superior proposal, the Board may not make an adverse recommendation change or terminate the Merger Agreement:

•	until three business days following written notice from PAREXEL advising Parent that the Board intends to take such action and specifying the reasons for taking such action, including, if applicable, the material terms and conditions of, and the identity of the third party making, such superior proposal, and a copy of any other relevant transaction documents (this same requirement also applies, but with a two business day period, in the event of any amendment to the financial terms or any other material term of such superior proposal);

•	unless during such three business day period (or two business day period, as applicable), PAREXEL and our subsidiaries and our respective representatives negotiate, to the extent requested by Parent, with Parent and its representatives in good faith to make such adjustments in the terms and conditions of the Merger Agreement, the equity commitment letter, the debt commitment letter and the limited guarantee so that the acquisition proposal is no longer a superior proposal; and

•	unless, following the expiration of such three business day period (or two business day period, as applicable), the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to the Merger Agreement, the equity commitment letter, the debt commitment letter and the limited guarantee proposed by Parent, (x) that the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (y) that such acquisition proposal continues to be a superior proposal.

In the case of an intervening event, the Board may not make an adverse recommendation change:

•	until after the third business day following written notice from PAREXEL advising Parent that the Board intends to make an adverse recommendation change and specifies the facts underlying the determination by the Board that an intervening event has occurred and the facts underlying and the reason for the adverse recommendation change in reasonable detail (this same requirement also applies, but with a two business day period, in the event of any material change to the facts and circumstances relating to such intervening event);

•	unless during the three business day period, if requested by Parent, PAREXEL, our subsidiaries and our respective representatives negotiate in good faith with Parent and its representatives to amend the Merger Agreement, the equity commitment letter, the debt commitment letter and the limited guarantee in such a manner that obviates the need for an adverse recommendation change; and

•	unless, following the expiration of such three business day period, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to the Merger Agreement, the equity commitment letter, the debt commitment letter and the limited guarantee proposed by Parent, that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement does not prohibit PAREXEL from (1) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (2) making any disclosure to PAREXEL’s shareholders if, in the good faith judgment of the Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law or any disclosure requirements under applicable law; provided that PAREXEL and the Board may not make an adverse recommendation change except as set forth under the heading “Company Board Recommendation”, or (3) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions will not, in and of themselves, constitute or be deemed to constitute an adverse recommendation change.

Company Employee Compensation and Benefits

Employee Benefits and Severance. With respect to our employees immediately prior to the effective date of the Merger Agreement who continue employment with Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation immediately following the closing date of the merger (“continuing employees”), Parent will use commercially reasonable efforts to cause the service of each such continuing employee to be recognized for purposes of eligibility to participate, vesting and, with respect to any vacation or severance plan only, benefit accrual, under each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the surviving corporation or any of their subsidiaries, but not including any defined benefit pension, retiree medical, long-term incentive or equity or equity-based compensation plans, programs, agreements or arrangements in which any continuing employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable PAREXEL employee plan immediately prior to the closing date of the merger and to the extent such credit would not result in a duplication of benefits.

For a period of not less than 18 months after the closing date of the merger (or if shorter, the period of employment of the relevant continuing employee), Parent will provide each continuing employee with (1) base salary or base hourly rate and annual target cash incentive compensation opportunities (including cash bonuses and commissions) at least equal, in the aggregate, to those provided immediately prior to the closing date of the merger, and (2) employee benefits (other than equity, equity-based, defined benefit plan benefits, retiree welfare or nonqualified deferred compensation benefits) that are substantially comparable in the aggregate to those provided to each such continuing employee immediately prior to the closing date of the merger under the applicable PAREXEL employee plans. Parent has also agreed to assume and honor, and to cause the surviving corporation and their respective subsidiaries to assume and honor, (i) the terms of PAREXEL’s severance guidelines in effect as of the date of the Merger Agreement and to provide the severance compensation and benefits required thereunder to any continuing employee who incurs a qualifying termination during the 18-month period following closing of the merger and (ii) certain contractual obligations of PAREXEL.

Additionally, Parent has agreed that with respect to each health benefit plan of Parent in which any continuing employee is or becomes eligible to participate in the plan year of the effective time of the merger, Parent will use all commercially reasonable efforts to (1) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations, and participation and coverage requirement exclusions that would have been waived under the PAREXEL health benefit plan in which such continuing employee would have been eligible to participate and (2) provide each continuing employee and their eligible dependents with credit for any co-payments and deductibles paid in such plan year that, and prior to the date that such continuing employee commences participation in such Parent benefit plan in satisfying any applicable co-payment or deductible requirements under such Parent benefit plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable PAREXEL benefit plan.

Agreement as to Director and Officer Indemnification and Insurance

For a period of six years following the consummation of the merger, Parent agreed to, or to cause the surviving corporation to, maintain directors’ and officers’ liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous) with respect to acts or omissions occurring prior to the effective time of the merger with respect to each current and former PAREXEL director and officer covered by our current policy; provided, that in no event will Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by us. In lieu of the foregoing, we may purchase, prior to the consummation of the merger, a six-year “tail” prepaid directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the Merger Agreement; provided that the amount paid for such policies does not exceed 300% of the annual premiums currently paid by us. In the event that we purchase such a “tail” policy prior to the consummation of the merger, Parent is required to cause the surviving corporation to maintain such “tail” policy for its full term.

In addition, Parent and the surviving corporation are required to indemnify any individual who is or was a director or officer of PAREXEL prior to the effective time of the merger, respond to claims or threatened claims relating to (i) the fact that such person is or was a director or officer of PAREXEL prior to the effective time or (ii) the Merger Agreement or any transactions related to the Merger Agreement, whether arising prior to or after the effective time. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of any indemnified party as provided in the applicable certificates or articles of incorporation or bylaws (or comparable organizational documents) will survive the merger and will continue in full force and effect.

Financing

Marketing Period and Efforts

Under the Merger Agreement, PAREXEL is required to allow Parent a period of 15 consecutive business days (subject to customary blackout dates) to market the debt financing. This marketing period is a period (A) commencing on or after the later of the date (i) Parent has received certain required financial information and (ii) that the shareholder approval has been obtained and the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been earlier terminated and any required approvals under any other antitrust law of the European Union and the Russian Federation will have been obtained or any applicable waiting period thereunder will have expired or been terminated and (B) throughout which, since June 19, 2017, there will not have occurred and be continuing any material adverse effect on PAREXEL (provided, that such period will not be deemed to have commenced if prior to its expiration (I) the required financial information is not in sufficient form to permit PAREXEL’s independent auditors to issue customary “comfort” letters, (II) PAREXEL’s independent auditors will have withdrawn, or advised PAREXEL and our subsidiaries that it intends to withdraw, its audit opinion with respect to any of the audited financial statements that are part of the required financial information or (III) PAREXEL, its subsidiaries or

PAREXEL’s independent auditors publicly announce an intention to restate any financial statements that are part of the required financial information, in which case the marketing period will not commence unless and until such restatement has been completed or PAREXEL determines no such restatement is required. The marketing period will not be required to be consecutive to the extent it would include July 3, 2017 and November 24, 2017 (which will be excluded for purposes of, but will not reset, the 15 consecutive business day period). If the marketing period is not completed on or before (i) August 11, 2017 then it will not commence until September 5, 2017 or (ii) December 20, 2017, then it will not commence until January 2, 2018; provided that notwithstanding anything described under the heading “Marketing Period and Efforts” to the contrary, the marketing period in any event will end on any earlier date on which the debt financing is consummated.

Parent and Merger Sub are required to use, and will cause their respective affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (as Parent and Merger Sub reasonably determine) to arrange, obtain and consummate the debt financing and equity financing on the terms and conditions set forth in the financing commitments, including using reasonable best efforts to (i) maintain in effect the financing commitments, (ii) promptly negotiate and enter into definitive agreements with respect to the debt financing on terms and conditions described in the debt financing commitments and prepare marketing materials and commencing marketing or syndication activities, (iii) satisfy on a timely basis all conditions to funding in the debt financing commitments and in the equity commitment letter and to consummate the financing at or prior to the closing of the merger, (iv) promptly, diligently and fully enforce their rights under the debt financing commitment letter and equity financing commitment letter including using their reasonable best efforts to enforce their rights under the debt financing to the extent necessary to consummate the transactions and (v) comply with their obligations under the debt commitment letter and equity commitment letter.

Company Cooperation

PAREXEL is required to use, and cause our subsidiaries to use, our respective reasonable best efforts prior to the closing of the merger to provide, and to use reasonable best efforts to cause our respective directors, officers and advisors to use reasonable best efforts to provide, at the sole cost and expense of Parent, all reasonable cooperation reasonably requested by Parent that is necessary and customary, in accordance with the terms of the debt financing, which reasonable best efforts will include:

•	upon reasonable notice, and at reasonable times and locations to be mutually agreed, causing the management teams of PAREXEL and our subsidiaries with appropriate seniority and expertise and external auditors to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions;

•	assisting with the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary in connection with the debt financing and (B) materials for rating agency presentations;

•	executing customary authorization letters or management representation letters, as applicable;

•	furnishing Parent reasonably promptly with the required information as and when it becomes available;

•	assisting with the preparation of any pledge and security documents, guarantees, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of PAREXEL with respect to solvency matters in the form set forth as an annex to the debt commitment letter) and otherwise facilitating the pledging of collateral to the extent required at the closing of the merger by the debt commitment letter (including cooperation in connection with the pay-off at the closing of existing indebtedness (including delivering prepayment or termination notices as required));

•	assisting Parent or Merger Sub in obtaining from PAREXEL and/or our subsidiaries auditors comfort letters (including as to negative assurances) in connection with the debt financing;

•	to the extent requested at least ten business days prior to the closing date of the merger, providing, at least three business days prior to the closing date of the merger, all documentation with respect to PAREXEL and our subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations.

The obligations of Parent and Merger Sub to consummate the merger are not conditioned upon the obtaining of the debt financing or any replacement financing. None of PAREXEL or our subsidiaries or our respective officers, directors, or employees will be required to execute or enter into or perform any agreement with respect to or contemplated by the debt financing that is not contingent upon the closing of the merger or that would be effective prior to the closing of the merger (other than the execution of customary authorization and representation letters referenced above). Parent is required to promptly reimburse us, upon our written request, for all reasonable and documented out-of-pocket costs incurred connection with the cooperation described above and to indemnify and hold harmless us, our subsidiaries and affiliates and representatives against any and all losses suffered or incurred by us or them in connection with the arrangement of the debt financing (including any alternate financing) and performance of obligations thereunder, except for losses arising out of the gross negligence, willful misconduct and/or material breach of the Merger Agreement.

In respect of the 3.11% senior notes due 2020 of PAREXEL, PAREXEL is required to use commercially reasonable efforts to, reasonably promptly after the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent (provided such terms and conditions (i) are in compliance with all applicable terms and conditions of existing indebtedness, contracts or applicable law and (ii) would not reasonably be expected to prevent or materially delay consummation of the merger or prevent or materially delay the ability of PAREXEL to perform its obligations under the Merger Agreement), pursue any combination of the following approaches chosen by Parent (in consultation with PAREXEL): a tender offer, consent solicitation and/or delivery of a redemption notice contemporaneously with the closing of the merger; provided that such approach is contingent upon the closing of the merger. Prior to the closing of the merger, PAREXEL is required to use commercially reasonable efforts to, and to cause our subsidiaries to use commercially reasonable efforts to, cause our respective representatives to provide cooperation and assistance reasonably requested by Parent in connection with such approaches.

Reasonable Best Efforts

PAREXEL and Parent are required to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement including (1) obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all reasonably necessary, proper, or advisable registrations and filings and taking of such steps as may be reasonably necessary, proper or advisable to obtain an approval or waiver from, or to avoid a proceeding by, any governmental authorities, (2) the delivery of notices to, and the obtaining of consents or waivers from, third parties and (3) the execution and delivery of any additional instruments reasonably necessary, proper or advisable to consummate the merger and to fully carry out the purposes of the Merger Agreement.

Parent and PAREXEL (and their respective affiliates, if applicable) are required to (1) promptly, but in no event later than July 3, 2017 file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the merger and the other transactions contemplated by the Merger Agreement and to use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act, (2) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable antitrust laws (to the extent required); (3) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”), or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other governmental authority in connection with the merger and the other transactions contemplated by the Merger Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period, (4) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the merger and the other transactions contemplated by the Merger Agreement; and (5) promptly take, and cause its affiliates to take, all reasonable actions and steps requested or required by any governmental authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other governmental authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the merger and the other transactions contemplated by the Merger Agreement (but, in the case of us and our subsidiaries, only to the extent such action, commitment, agreement, condition or restriction is binding only in the event that the closing of the merger occurs).

Parent is required to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the merger and the other transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than three business days prior to March 19, 2018), including any divestiture action as may be necessary or required, to avoid the entry of, effect the dissolution of, vacate, or lift any governmental order that would prevent consummation of the merger and the other transactions contemplated by the Merger Agreement, and to ensure that no governmental authority with the authority to clear, authorize or otherwise approve consummation of the merger and the other transactions contemplated by the Merger Agreement, fails to do so as promptly as practicable and in any event no later than by March 19, 2018. Parent and PAREXEL are required to cooperate in any proposal, negotiation, or offer to take or offer to commit and to effect (and if such offer is accepted, commit and effect) to take any divestiture action as may be required to resolve any governmental authority’s objections to the merger and the other transactions contemplated by the Merger Agreement.

In the event that any proceeding (including any suit, claim, litigation, arbitration, enforcement, hearing, audit, examination, investigation or other administrative or judicial action) is commenced challenging the merger and the other transactions contemplated by the Merger Agreement and such proceeding seeks or would reasonably be expected to seek to prevent consummation of the merger and the other transactions contemplated by the Merger Agreement, Parent and Merger Sub are required to take any and all action to resolve any such proceeding and each of PAREXEL, Parent and Merger Sub is required to cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger and the other transactions contemplated by the Merger Agreement.

Parent and Merger Sub are required not to, and will not permit their respective subsidiaries and affiliates (including portfolio company affiliates) to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws with respect to the merger and the other transactions contemplated by the Merger Agreement.

Subject to consultation with PAREXEL and its participation rights described above, the Merger Agreement provides that Parent will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances as promptly as practicable, and in any event before March 19, 2018, and will take the lead in all meetings and communications with any governmental authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

Certain Other Covenants and Agreements

Access to Information. Subject to applicable law and certain other exceptions described in the Merger Agreement, PAREXEL and our subsidiaries are required to afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to our respective properties, personnel, books, contracts, records and tax returns.

Notice of Certain Events. Each of PAREXEL and Parent are required to promptly notify the other upon (1) its becoming aware of the occurrence or existence of any fact, event or circumstance that either has had or would reasonably be expected to have a material adverse effect on it or is reasonably likely to result in any of the closing conditions for the merger not being able to be satisfied prior to the end date and (2) receipt of any written communication alleging that consent is or may be required in connection with consummation of the transactions contemplated by the Merger Agreement.

State Takeover Laws. Each party and its board of directors is required to (1) use reasonable best efforts to ensure that no state takeover law or similar applicable law is or becomes applicable to the Merger Agreement, and (2) if any state takeover applicable law or similar applicable law becomes applicable to the Merger Agreement, use reasonable best efforts to ensure that the merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such applicable law on the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Voting of Shares. Parent and Merger Sub are required to vote any shares of PAREXEL common stock beneficially owned by them in favor of adoption of the Merger Agreement at the shareholder meeting.

Public Announcements. Parent and PAREXEL are required to consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Parent and PAREXEL are required not to issue any such press release or make any such public statement without the consent of the other party, which will not be unreasonably withheld or delayed, provided that (1) any party to the Merger Agreement may issue such press release or make such public statement as may be required by applicable law or order to the applicable rules of NASDAQ if it has used its commercially reasonable efforts to consult with the other parties and to obtain such parties’ consent, but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, and (2) PAREXEL will not be obligated to engage in such consultation with respect to communications that are principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or relate to any acquisition proposal, adverse recommendation change effected in accordance with the Merger Agreement or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and permitted by the Merger Agreement.

Litigation. PAREXEL is required to, within two business days, notify Parent in writing of, and to give Parent the opportunity to review and comment on all material filings and responses to be made by PAREXEL in connection with (which comments PAREXEL will in good faith take into account), and participate and consult in the defense and settlement of, any shareholder litigation, and no such settlement, or other compromise or arrangement, of any such shareholder litigation will be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). PAREXEL is required to keep the Parent reasonably informed with respect to the status of any such shareholder litigation. PAREXEL is required to reasonably promptly (and in any event within two business days) notify Parent of any derivative demand made pursuant to Section 7.42 of the MBCA related to the Merger Agreement or the transactions contemplated by the Merger Agreement, and to consult with Parent in connection with, and prior to, any determination made by the independent directors of the Board or any committee of independent directors pursuant to Section 7.44 of the MBCA.

Conditions to the Merger

The obligations of PAREXEL, Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, at or prior to the closing of the merger, of the following conditions:

•	adoption of the Merger Agreement by an affirmative vote of the holders of a majority of the outstanding shares of PAREXEL’s common stock;

•	no governmental authority with jurisdiction over any party having issued any order, injunction, judgment, decree or ruling or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no applicable law or regulation having been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•	the applicable waiting period (and any extension thereof, subject to the description under the heading “Reasonable Best Efforts” above) applicable to the merger under the HSR Act having expired or having been terminated, and all consents required under any other antitrust law of the European Union and the Russian Federation having been obtained or any applicable waiting period thereunder having expired or having been terminated.

The obligations of Parent and Merger Sub to consummate the merger are further subject to the satisfaction, at or prior to the closing of the merger, of the additional following conditions:

•	the representations and warranties of PAREXEL set forth in the Merger Agreement relating to corporate existence and power, corporate authorization, brokers’ fees, Goldman Sachs’ opinion and state takeover laws being true and correct in all material respects (without giving effect to any materiality or material adverse effect on PAREXEL qualifications set forth therein) as of the date of the Merger Agreement and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date);

•	the representations and warranties of PAREXEL set forth in the Merger Agreement relating to capitalization being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, increase the aggregate consideration payable pursuant to the Merger Agreement by more than a de minimis amount;

•	the representations and warranties of PAREXEL set forth in the Merger Agreement relating to the absence of a material adverse effect on PAREXEL being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger as if made at and as of the closing date of the merger;

•	the other representations and warranties of PAREXEL set forth in the Merger Agreement (other than those described in the preceding three bullets) being true and correct (without giving effect to any materiality or material adverse effect on PAREXEL qualifications set forth therein) as of the date of the Merger Agreement and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on PAREXEL;

•	PAREXEL having performed or complied in all material respects with all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the merger;

•	since the date of the Merger Agreement, there having not occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on PAREXEL; and

•	Parent having received at the closing of the merger a certificate signed on PAREXEL’s behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions described in the preceding six bullets have been satisfied.

The obligation of PAREXEL to consummate the merger is subject to the satisfaction, at or prior to the closing of the merger, of the additional following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the merger or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under the Merger Agreement;

•	Parent and Merger Sub each having performed or complied in all material respects with all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the merger; and

•	PAREXEL having received at the closing of the merger a certificate signed on Parent’s behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions described in the preceding two bullets have been satisfied.

Frustration of Closing Conditions

Neither Parent nor Merger Sub, on the one hand, nor PAREXEL, on the other hand, may rely on the failure of any condition described under the heading “Conditions to the Merger” to be satisfied (or to be able to be satisfied) to excuse it from its obligations to effect the merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time before the consummation of the merger, if:

•	PAREXEL and Parent mutually agree in writing;

•	the merger has not been consummated on or before the end date; provided that a party will not be permitted to terminate the Merger Agreement pursuant to this provision if such party has breached in any material respects its obligations under the Merger Agreement and such breach is the proximate cause of the failure of the merger to be consummated by the end date (for the avoidance of doubt, Parent’s and Merger Sub’s failure to consummate the merger as a result of all, or any portion, of the debt financing (or any alternative financing) to be funded at the closing of the merger for any reason will not limit such of Parent’s termination rights;

•	any governmental authority of competent jurisdiction has issued a final and non-appealable order, decree, injunction or ruling or takes any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; provided that the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to have such order lifted if and to the extent described under the heading “Reasonable Best Efforts”; or

•	the approval of the Merger Agreement by PAREXEL’s shareholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the shareholder meeting.

Parent may also terminate the Merger Agreement if:

•	PAREXEL has breached any of its representations, warranties or covenants contained in the Merger Agreement that (1) would result in any of PAREXEL’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following Parent’s delivery of written notice describing such breach to PAREXEL; provided that neither Parent nor Merger Sub is in breach of its obligations under the Merger Agreement such that PAREXEL would be entitled to terminate the Merger Agreement pursuant to the first bullet under the following paragraph; or

•	prior to the adoption of the Merger Agreement by PAREXEL’s shareholders, the Board has effected an adverse recommendation change.

PAREXEL may also terminate the Merger Agreement if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement that (1) would result in any of Parent or Merger Sub’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following PAREXEL’s delivery of written notice describing such breach to Parent; provided that PAREXEL is not in breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement pursuant to the first bullet under the preceding paragraph; or

•	prior to the adoption of the Merger Agreement by PAREXEL shareholders, the Board has effected an adverse recommendation change in respect of a superior proposal and substantially concurrently with such termination, PAREXEL enters into a definitive agreement with respect to such superior proposal and pays the PAREXEL termination fee as described below; or

•	(i) the closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger; provided that each such condition is then capable of being satisfied at a closing on such date) have been satisfied or waived, (ii) Parent and Merger Sub fail to consummate the merger on or prior to the time the closing of the merger should have occurred pursuant to the Merger Agreement and (iii) PAREXEL will have given Parent written notice following the satisfaction of such conditions to the extent specified in the foregoing clause (i) that PAREXEL stood and continues to stand ready, willing and able to consummate the merger and (iv) Parent and Merger Sub fail to consummate the merger on or prior to the date that is three business days after delivery of the notice described in clause (iii).

Termination Fees and Expenses

PAREXEL is required to pay Parent a termination fee under the following circumstances:

•	if Parent terminates the Merger Agreement because the Board has made an adverse recommendation change;

•	if PAREXEL terminates the Merger Agreement in order to enter into an alternative acquisition agreement providing for a superior proposal;

•

if (1) either party terminates because of a failed shareholder vote, or if Parent terminates because of a Company breach, (2) prior to the shareholder meeting an acquisition proposal will have been made directly to our shareholders or will have been otherwise publicly disclosed and, in each case, not withdrawn before the receipt of the approval of PAREXEL’s shareholders and (3) within 12 months after the date the Merger Agreement is terminated, PAREXEL consummates or enters into a definitive agreement providing for a transaction that constitutes an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal described in (2) above), which is subsequently consummated; provided that for purposes of this provision, each reference to “20% or more” in the definition of acquisition proposal will be deemed to be references to “more than 50%.”

The termination fee payable by PAREXEL in the circumstances above is $138.0 million (representing approximately 3.0% of our equity value based on the merger consideration).

Parent is required to pay PAREXEL a $276.0 million termination fee (representing approximately 6.0% of our equity value based on the merger consideration) under the following circumstances:

•	(i) the closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger; provided that each such condition is then capable of being satisfied at a closing on such date) having been satisfied or waived, (ii) Parent and Merger Sub failing to consummate the merger on or prior to the time the closing should have occurred pursuant to the Merger Agreement and (iii) PAREXEL having given Parent written notice following the satisfaction of such conditions to the extent specified in the foregoing clause (i) PAREXEL having stood and continuing to stand ready, willing and able to consummate the merger and (iv) Parent and Merger Sub failing to consummate the merger on or prior to the date that is three business days after delivery of the notice described in clause (iii); or

•	Parent or Merger Sub breaching any representation, warranty, covenant or other agreement contained in the Merger Agreement that (1) would result in any of Parent or Merger Sub’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following PAREXEL’s delivery of written notice describing such breach to Parent; provided that PAREXEL is not in breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement due to PAREXEL’s breach of any of its representations, warranties or obligations contained in the Merger Agreement.

If Parent or Merger Sub breaches the Merger Agreement (whether willfully intentionally, unintentionally or otherwise, including with respect to any allegation of fraud) or fails to perform under the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise, other than with respect to fraud), then except for the right to seek specific performance in accordance with the terms of the Merger Agreement and except for PAREXEL’s rights under the limited guarantee and equity commitment letter, the sole and exclusive remedies against Parent, Merger Sub, any non-recourse party or any debt financing related party for any breach, loss, damage or failure to perform under the Merger Agreement or in respect of any oral representation made or alleged to have been made in connection therewith will be for PAREXEL to terminate the Merger Agreement as described under the heading “Termination of the Merger Agreement” and receive payment of the parent termination fee plus certain costs and expenses, or terminate the Merger Agreement and seek to recover monetary damages from Parent and/or Merger Sub. Under the Merger Agreement, PAREXEL will not, however, under any circumstances be entitled to monetary damages from Parent in excess of an amount equal to $276.0 million (plus reimbursement of certain costs and expenses).

Parent is required to reimburse PAREXEL for expenses we incur in connection with our debt cooperation efforts and any collection costs associated with those expenses or with payment of the parent termination fee. Except as expressly set forth in the Merger Agreement, all other costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses. However, Parent is required to pay all filing fees payable pursuant to the HSR Act or any other applicable antitrust laws.

Parent Guarantee

Parent is required to cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement. As a material inducement to PAREXEL’s willingness to enter into the Merger Agreement and perform our obligations thereunder, Parent unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under the Merger Agreement and the transactions contemplated thereby, subject to all terms, conditions and limitations contained in the Merger Agreement, and represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub will also be deemed to be a breach or default of Parent, provided that for purposes of this provision, references to “Merger Sub” shall also include the surviving corporation following the effective time of the merger.

Amendment and Waiver of the Merger Agreement

The Merger Agreement may be amended or waived by the parties at any time prior to the effective time of the merger, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of our shareholders, no such amendment or waiver will be made or given after the required PAREXEL shareholder approval that requires the approval of our shareholders under applicable law unless the required further approval is obtained. Certain sections of the Merger Agreement may not be amended, modified, waived or terminated in a manner that is materially adverse to a debt financing related party without the prior written consent of the debt financing sources or any of Parent, Merger Sub or any non-recourse party.

Specific Performance

The parties agreed in the Merger Agreement that irreparable harm would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties agreed in the Merger Agreement that, subject to the provisions described in the following sentence, unless and until the Merger Agreement is validly terminated as described under the heading “Termination of the Merger Agreement” and any dispute over the right to termination has been finally resolved, they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to certain provisions of the Merger Agreement. Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, PAREXEL will be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to effect the closing of the merger on the terms and conditions set forth in the Merger Agreement if and only if each of the following conditions has been satisfied:

•	the conditions to the obligations of each party to consummate the merger and the conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied or waived at the time the closing of the merger would have occurred but for the failure of the equity financing to be funded;

•	the debt financing (or alternative financing with respect thereto) is available to be funded at the closing of the merger and has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and

•	PAREXEL has irrevocably confirmed in writing to Parent that, if specific performance is granted and the equity financing and the debt financing (or any alternative debt financing) are funded, then PAREXEL will take such actions as are within our control to effect the closing of the merger.

The parties further agreed in the Merger Agreement that (i) subject to certain Merger Agreement provisions regarding PAREXEL’s payment of the PAREXEL termination fee (as described under the heading “Termination

Fees and Expenses”), by seeking the remedies described above, a party will not waive its right to seek any other form of relief that may be available to it under the Merger Agreement (including monetary damages) for breach of any of the provisions of the Merger Agreement or in the event that the Merger Agreement has been terminated or in the event that the remedies described above are not available or otherwise are not granted and (ii) nothing set forth above requires any party to the Merger Agreement to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance prior or as a condition to exercising any termination right as described under the heading “Marketing Period and Efforts” (and pursuing damages after such termination), nor will the commencement of any proceeding pursuant to the foregoing restrict or limit any party’s right to terminate the Merger Agreement in accordance with the terms described under the heading “Termination of the Merger Agreement” or pursue any other remedies under the Merger Agreement that may be available at any time.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state. Each party to the Merger Agreement acknowledges and irrevocably agreed that any proceeding, whether in contract, or tort, at law or in equity or otherwise, involving any debt financing related party arising out of, or relating to, the transactions contemplated by the Merger Agreement or the transactions contemplated by the debt financing will be governed by, and construed in accordance with, the laws of the State of New York.

Treatment of Company Equity Awards

Stock Options. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, each PAREXEL stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically converted into the right to receive from Parent or the surviving corporation an amount in cash (subject to any applicable withholding tax) equal to the product obtained by multiplying (i) the excess, if any, of $88.10 over the per share exercise price of such PAREXEL stock option, by (ii) the aggregate number of shares of PAREXEL common stock that were issuable upon exercise or settlement of such PAREXEL stock option immediately prior to the effective time, less applicable withholding taxes. Any PAREXEL stock option with a per share exercise price in excess of $88.10 will be cancelled immediately prior to the effective time of the merger without payment of any consideration.

Restricted Stock. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, each PAREXEL restricted stock award will become fully vested and the restrictions with respect thereto will lapse. All PAREXEL restricted stock awards, including shares that become fully vested and with respect to which the restrictions will lapse immediately prior to the effective time, will automatically be cancelled and converted into the right to receive $88.10 per share, less applicable withholding taxes and will be treated in the merger in the same manner as the other shares of PAREXEL common stock.

Restricted Stock Unit Awards. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, each RSU Award, whether or not vested, that is outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such RSU Award by (ii) $88.10, less applicable withholding taxes.

Performance Restricted Stock Unit Awards. Except as otherwise agreed upon with Parent, immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereto, each outstanding PRSU Award shall be deemed fully earned but not yet settled at the target performance level regardless of the actual achievement of the applicable performance metric as of the effective time, any time-based restrictions thereon shall lapse, and such PRSU Awards will be cancelled as of the effective time in exchange for the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of PAREXEL common stock subject to such PRSU Award (taking into account the achievement and acceleration described above) by (ii) $88.10, less applicable withholding taxes.

Treatment of PAREXEL’s ESPP

Pursuant to the Merger Agreement, with respect to the ESPP, our Board adopted resolutions and took other actions to provide that, (i) no new offering periods will commence, nor will any existing periods be extended, following the date of the Merger Agreement, (ii) no individuals will be permitted to enroll in the ESPP following the date of the Merger Agreement, (iii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date of the Merger Agreement, (iv) the final exercise date for all offering periods will be such date as the Company determines in its sole discretion (provided that such date will be no later than five days prior to the effective time of the merger (the “Final Exercise Date”), (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of PAREXEL common stock in accordance with the terms of the ESPP as of the Final Exercise Date, and (vi) the ESPP will terminate on the date immediately prior to the date of the effective time of the merger, less applicable withholding taxes. The Company did terminate the ESPP on July 31, 2017. All shares of PAREXEL common stock purchased on or prior to the Final Exercise Date will be cancelled at the effective time of the merger and converted into the right to receive $88.10 per share in accordance with the terms of the Merger Agreement.

Employee Matters

Pursuant to the Merger Agreement, for a period of not less than 18 months after the closing of the merger (or if shorter, the period of employment of the relevant “continuing employee” (as defined below)) (the “Continuation Period”), Parent will provide to those employees of PAREXEL who continue employment with Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation following the closing of the merger (whom we refer to as “continuing employees”), (i) base salaries or base hourly rates and annual target cash incentive compensation opportunities (including cash bonuses and commissions) at least equal, in the aggregate, to those provided immediately prior to the closing of the merger, (ii) employee benefits (other than equity, equity-based or nonqualified deferred compensation benefits, defined benefit plan benefits and retiree welfare benefits) that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the closing of the merger under the applicable PAREXEL benefit plans. In addition, during the Continuation Period, Parent will assume and honor, and cause the surviving corporation and their respective subsidiaries to assume and honor, the terms of PAREXEL’s existing severance guidelines and provide compensation and benefits required thereunder to be provided to any continuing employee who incurs a qualifying termination during such Continuation Period.

From and after the closing of the merger, Parent will use commercially reasonable efforts to cause the service of each continuing employee to be recognized for purposes of eligibility to participate, vesting and, with respect to any vacation or severance plan only, benefit accrual, under each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the surviving corporation or any of their subsidiaries, but not including any equity or equity-based compensation plans, programs, agreements or arrangements, long-term incentive plans, defined benefit pension plans or retiree medical plans (collectively, the “Parent Benefit Plans”) in which any continuing employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company employee plan immediately prior to the closing of the merger and to the extent such credit would not result in a duplication of benefits. To the extent reflected on financial statements of the Company, Parent will assume any and all vacation and paid time off balances of continuing employees.

With respect to each Parent Benefit Plan in which any continuing employee is or becomes eligible to participate, Parent will: (i) use commercially reasonable efforts to cause to be waived any limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such continuing employees and their eligible dependents to the same extent such limitations and exclusions would not have applied under the corresponding Company employee plan in which such continuing employees were participants immediately prior to commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, subject to the terms and conditions of Parent’s applicable insurance contracts in effect as of the closing of the merger; and (ii) in the plan year in which the closing of the merger occurs, provide each continuing employee and their eligible dependents with credit for any co-payments and deductibles paid in such plan year that, and prior to the date that, such continuing employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company employee plan.

From and after the closing of the merger, Parent will honor, and will cause the surviving corporation and their respective subsidiaries to honor, in accordance with its terms, (i) each existing (as of the date of the Merger Agreement) employment, change in control, retention, severance and termination protection plan, policy or agreement of or between PAREXEL or any of its subsidiaries and any current or former officer, director or employee of PAREXEL, in each case, which has been made available to Parent, and (ii) all obligations in effect as of the effective time of the merger under any equity-based, bonus or compensation deferral plans, programs or agreements of PAREXEL or its subsidiaries, in each case, that has been made available to Parent. Additionally, Parent has acknowledged that the merger would constitute a “change in control” within the meaning PAREXEL’s employee plans that use such term or a similar term.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations of the merger that are generally applicable to “U.S. Holders” and “Non-U.S. Holders” (in each case, as defined below, and, collectively, the “holders”) of PAREXEL common stock whose shares of PAREXEL common stock are converted into the right to receive the merger consideration in the merger. This discussion is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable Treasury Regulations, and existing administrative rulings and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. There can be no assurance that the Internal Revenue Service, which we refer to as the “IRS”, will not challenge one or more of the tax considerations described herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes the Medicare tax on net investment income or the U.S. federal estate or gift tax rules. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax rules applicable to particular holders, such as holders that are: financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, holders that have elected to use the mark-to-market method of accounting with respect to their PAREXEL common stock, shareholders who acquired their shares of PAREXEL common stock pursuant to the exercise of compensatory stock options or otherwise in connection with the performance of services, U.S. Holders whose functional currency other than the U.S. dollar, qualified retirement plans, individual retirement accounts, and other tax-deferred accounts, certain former citizens or residents, controlled foreign corporations, any person who receives consideration other than cash in the merger (or any transaction related thereto), classified as a partnership for U.S. federal income tax purposes, and shareholders who hold their shares of PAREXEL common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction. This discussion assumes the shares of PAREXEL common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the following discussion does not address the treatment of PAREXEL common stock as qualified small business stock for purposes of Section 1045 and/or Section 1202 of the Code, tax considerations related to the alternative minimum tax, any non-income tax consequences or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger). Finally, this discussion assumes that PAREXEL is not a U.S. real property holding corporation within the meaning of the Code.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of PAREXEL common stock that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code. A “Non-U.S. Holder” is any beneficial owner of PAREXEL common stock that is an individual or a corporation (or entity taxable as a corporation) for U.S. federal income tax purposes and is neither (i) a U.S. Holder nor (ii) a nonresident alien individual who is present in the United States for 183 days in a taxable year or has a “tax home in the United States”.

If a partnership or other entity that is classified as a partnership for U.S. federal income tax purposes is the owner of shares of PAREXEL common stock, the U.S. federal income tax treatment of the partner or owner of such entity will generally depend upon the status of the partner or owner and the activities of the partnership or other entity. Accordingly, partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes that hold shares of PAREXEL common stock and partners or owners of such partnerships or other entities, as applicable, should consult their own tax advisors to discuss the specific tax consequences of the merger to them.

HOLDERS OF SHARES OF THE COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO THEM.

U.S. Holders

In General

The receipt of cash for shares of PAREXEL common stock in the merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder whose shares of PAREXEL common stock are converted into the right to receive cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and their adjusted tax basis in the surrendered shares of PAREXEL common stock. A U.S. Holder’s adjusted tax basis in the shares of PAREXEL common stock is generally the amount paid for such shares of PAREXEL common stock. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of PAREXEL common stock is greater than one year at the time the merger is consummated. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

The gain or loss on the disposition of the shares of PAREXEL common stock must be calculated separately for each block of shares of PAREXEL common stock (i.e., shares of PAREXEL common stock acquired at the same cost in a single transaction). U.S. Holders who own separate blocks of shares of PAREXEL common stock should consult their tax advisors with respect to these rules.

Backup Withholding and Information Reporting

Payments made in exchange for shares of PAREXEL common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. In order to avoid backup withholding, each U.S. Holder must provide such U.S. Holder’s correct taxpayer identification number (“TIN”) on a properly completed IRS Form W-9 (or substitute or successor form) included with the letter of transmittal and certify under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to any U.S. federal income tax on payments made to them for shares of PAREXEL common stock unless the gain, if any, on such shares of PAREXEL common stock is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder, in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, may be also subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding

A Non-U.S. Holder is generally not subject to backup withholding as described above under “U.S. Holders –Backup Withholding and Information Reporting”, provided such Non-U.S. Holder properly certifies its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS MENTIONED ABOVE. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH HOLDER IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

REGULATORY MATTERS

U.S. Antitrust

Under the HSR Act and the rules promulgated under that Act by the FTC, the transaction may not be completed until notifications have been given to the United States Department of Justice Antitrust Division (which we refer to as the “Antitrust Division”) and the FTC and until the specified waiting period has been terminated or has expired. PAREXEL and Parent each filed a Premerger Notification and Report Form with the U.S. antitrust authorities pursuant to the HSR Act on June 30, 2017. The FTC terminated the applicable waiting period on July 18, 2017.

Other Regulatory Notifications

The parties have also agreed to file notifications with the European Commission and the FAS. Notifications were submitted to the European Commission on August 1, 2017 and to the FAS August 10, 2017. The obligation of the parties to the Merger Agreement to consummate the merger is subject to receipt of such regulatory consents.

Bylaw Amendment

On June 19, 2017, the Board determined that it was in the best interests of the Company and its shareholders to adopt, and did adopt, a bylaw amendment (the “Bylaw Amendment”) entitled “Forum for Adjudication of Disputes.” The Bylaw Amendment designates Business Litigation Session of the Superior Court of Suffolk County, Massachusetts as the sole and exclusive forum, unless the Company consents in writing to the selection of an alternative forum, for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer, employee or shareholder (including a beneficial owner of shares) of the Company, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or shareholder (including a beneficial owner of shares) of the Company arising pursuant to any provision of the MBCA or the Company’s Articles of Organization or Bylaws or (iv) any action asserting a claim against the Company or any current or former director, officer, employee or shareholder (including a beneficial owner of shares) of the Company governed by the internal affairs doctrine. If such court lacks jurisdiction, the Bylaw Amendment provides that another state or federal court in Massachusetts will be the forum for any such proceedings. A copy of the Bylaw Amendment is attached as Annex D to this proxy statement and is incorporated herein by reference.

APPRAISAL RIGHTS

We do not believe our shareholders will be entitled to appraisal rights under the MBCA, in connection with the merger. The MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration they receive consists of cash so long as no director, officer or controlling shareholder of the corporation has a direct or indirect material financial interest in the merger other than in:

(i) his, her or its capacity as a shareholder of the corporation;

(ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate; or

(iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

PAREXEL believes that this exception applies to the merger and that PAREXEL shareholders will not be entitled to appraisal rights in connection with the merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that PAREXEL shareholders are entitled to appraisal rights under Massachusetts law, in connection with the merger.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to PAREXEL, before the vote to approve the Merger Agreement and the transactions contemplated thereby is taken, written notice of your intent to demand payment for your shares if the merger is consummated; (ii) not vote your shares in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the merger; and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby, including the merger, and “FOR” the adjournment of the shareholder meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker, bank or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Since PAREXEL does not believe that our shareholders are entitled to appraisal rights in the merger, PAREXEL intends to take the position that any of our shareholders who seek appraisal for their shares of common stock are not entitled to do so under the MBCA and PAREXEL does not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any of our shareholders seeking appraisal. Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. A shareholder who elects to exercise appraisal rights under Part 13 of the MBCA should mail or deliver a written demand to:

PAREXEL International Corporation

195 West Street

Waltham, MA 02421

Attention: Douglas A. Batt, Senior Vice President, General Counsel and Corporate Secretary

Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled in connection with the merger. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with seeking appraisal. The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to Part 13 of the MBCA.

SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

FAILURE TO FOLLOW THE STEPS REQUIRED BY PART 13 OF THE MBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF PART 13 OF THE MBCA, IF YOU ARE A PAREXEL SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE MBCA, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

LITIGATION RELATED TO THE MERGER

On July 24, 2017, a putative class action lawsuit was filed in the United States District Court of Massachusetts by a shareholder of PAREXEL against the Company, members of the Board of Directors, Pamplona, Parent and Merger Sub, captioned Louis Scarantino v. PAREXEL International Corporation, et al., 1:17-cv-11360. On July 25, 2017, a second putative class action lawsuit was filed in the United States District Court of Massachusetts by a shareholder of PAREXEL against the Company and members of the Board of Directors, captioned Catherine Fischer v. PAREXEL International Corporation, et al., 1:17-cv-11364. On July 27, 2017, a third putative class action lawsuit was filed in the United States District Court of Massachusetts by another shareholder of PAREXEL against the Company and members of the Board of Directors, captioned Peter Manning v. PAREXEL International Corporation, et al., 1:17-cv-11376. All three complaints allege that the preliminary proxy statement violates Section 14(a) and Section 20(a) of the Securities Exchange Act by materially omitting material information related to the Company’s projections and the explanation of the analysis of the Company’s financial advisor, among other claims. All of the complaints seek, among other things, equitable relief to enjoin the consummation of the merger, rescission of the merger or rescissory damages, compensatory damages, and attorneys’ fees and costs. The Company, the Board of Directors, Pamplona, Parent and Merger Sub believe that the claims asserted against them are without merit and intend to vigorously defend against these lawsuits.

CURRENT MARKET PRICE OF COMMON STOCK

PAREXEL common stock has been listed on NASDAQ under the trading symbol “PRXL” since November 22, 1995. The following table sets forth the high and low closing prices of PAREXEL common stock, as reported on NASDAQ, for each of the periods listed.

	Common Stock
	High	Low
Fiscal Year Ending June 30, 2015
First Quarter	$64.26	$52.97
Second Quarter	$64.01	$52.86
Third Quarter	$70.12	$55.94
Fourth Quarter	$72.57	$63.58
Fiscal Year Ending June 30, 2016
First Quarter	$74.01	$61.42
Second Quarter	$68.99	$58.00
Third Quarter	$69.30	$57.43
Fourth Quarter	$67.64	$57.11
Fiscal Year Ending June 30, 2017
First Quarter	$71.11	$62.89
Second Quarter	$70.40	$55.73
Third Quarter	$71.44	$61.25
Fourth Quarter	$87.25	$61.10
Fiscal Year Ending June 30, 2018
First Quarter (through August 14, 2017)	$87.67	$86.94

The following table sets forth the closing sale prices per share of PAREXEL common stock, as reported on NASDAQ on June 16, 2017, the last full trading day before the public announcement of the proposed merger, and on August 14, 2017, the latest practicable date before the printing of this proxy statement:

June 16, 2017	$83.50
August 14, 2017	$87.67

If the merger is consummated, each share of PAREXEL common stock will be converted into the right to receive $88.10 in cash, without interest and less any applicable withholding taxes, and PAREXEL common stock will be removed from quotation on NASDAQ and there will be no further public market for shares of PAREXEL common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of July 10, 2017, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 51,091,275 shares of common stock outstanding as of July 10, 2017. Options to purchase shares of our common stock that are exercisable within 60 days of July 10, 2017 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o PAREXEL International Corporation, 195 West Street, Waltham, MA 02451.

Name of Beneficial Owner	Shares Beneficially Owned
	Number of Shares of Common Stock	Percent of Class (%)
5% Shareholders:
BlackRock Institutional Trust Company, N.A.(1)	5,415,395	10.6%
The Vanguard Group, Inc.(2)	4,310,745	8.44%
UBS Group AG(3)	3,182,376	6.23%

Directors and Executive Officers:
Josef H. von Rickenbach(4)	781,813	1.5%
A. Dana Callow, Jr.	36,441	0.1%
Patrick J. Fortune, Ph.D.	25,539	*
Maykin Ho, Ph.D.	4,789	*
Eduard E. Holdener, M.D.	14,840	*
Christopher J. Lindop	20,624	*
Richard L. Love	86,479	0.2%
Ellen M. Zane(5)	47,711	0.1%
Douglas A. Batt(6)	136,904	0.3%
Mark A. Goldberg, M.D.(7)	188,889	0.4%
Simon Harford	10,736	*
Gadi Saarony(8)	21,158	*
All executive officers and directors as a group (19 persons)	1,540,055	3.0%

(1)	The mailing address for this entity is 55 East 52nd Street, New York, New York 10055. Shares are beneficially owned by subsidiaries of this entity and are stated as of December 31, 2016, based on a Schedule 13G filed with the SEC on January 9, 2017. These entities have sole voting authority with regard to 5,296,626 of these shares and no voting authority with respect to 118,769 of these shares.
(2)

The mailing address for this entity is 100 Vanguard Blvd., Malvern, PA 19355. Shares are beneficially owned by subsidiaries of this entity and are stated as of December 31, 2016, based on a Schedule 13G filed with the SEC on February 10, 2017. These entities have sole voting authority with regard to 104,373 of these shares and no voting authority with respect to 4,200,253 of these shares.
(3)	The mailing address for this entity is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland. Shares are beneficially owned by subsidiaries of this entity and are stated as of December 30, 2016, based on a Schedule 13G filed with the SEC on February 7, 2017.
(4)	Includes 245,050 shares of common stock issuable pursuant to PAREXEL stock options.
(5)	Includes 15,200 shares held indirectly in charitable remainder trust.
(6)	Includes 75,425 shares of common stock issuable pursuant to PAREXEL stock options.
(7)	Includes 79,430 shares of common stock issuable pursuant to PAREXEL stock options.
(8)	Includes 9,275 shares of common stock issuable pursuant to PAREXEL stock options.

There are no material legal proceedings to which any of our directors or named executive officers is a party adverse to us or any of our subsidiaries or in which any of our directors or named executive officers has a material interest adverse to us or any of our subsidiaries.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of PAREXEL. However, if the merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of shareholders, a shareholder must give written notice to be received by our Secretary at PAREXEL International Corporation, 195 West Street, Waltham, MA 02451 not less than 60 days and not more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days after such anniversary date, notice must be received no earlier than 90 days prior to such annual meeting and no later than (i) 60 days prior to such annual meeting and (ii) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of pursuant to Regulation 14A of the Exchange Act, the person’s written consent to serve as a director if elected, the class and number of PAREXEL shares that are, directly or indirectly, owned beneficially or of record by such person and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest of such shareholder (and the beneficial owner) in the proposal and certain additional information. The proposal must be a proper subject for shareholder action. In addition, to make a nomination or proposal, the shareholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the shareholder proposing such business, the class and number of PAREXEL shares are, directly or indirectly, owned beneficially or of record by the shareholder proposing such business, a description of all arrangements and understandings between such person and the proposed nominee and any other person pursuant to which the nomination(s) are to be made by such shareholder and certain additional information.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any shareholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and we must have received such proposals no later than June 28, 2017. Where a shareholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in PAREXEL’s bylaws. If the date of the 2017 annual meeting is changed by more than 30 days from the previous year’s meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials for the annual meeting. Such proposals must be delivered to our Senior Vice President, General Counsel and Secretary, c/o PAREXEL International Corporation, 195 West Street, Waltham, MA 02451.

A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to Douglas A. Batt, Senior Vice President, General Counsel and Secretary, PAREXEL International Corporation, 195 West Street, Waltham, MA 02451.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of this proxy statement to you if you contact us at the following address: PAREXEL International Corporation, 195 West Street, Waltham, MA 02451, Attention: Douglas A. Batt, Senior Vice President, General Counsel and Secretary, Telephone: (781) 487-9900. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

If you have any questions about this proxy statement, the shareholder meeting or the acquisition by affiliates of Pamplona after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: 800-322-2885

Call collect: 212-929-5500

Email: proxy@mackenziepartners.com

This proxy statement contains references to the availability of certain information from our website, www.parexel.com. By making such references, we do not incorporate into this document the information included on our website.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SHAREHOLDER MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 15, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PAREXEL INTERNATIONAL CORPORATION,

WEST STREET PARENT, LLC

and

WEST STREET MERGER SUB, INC.

JUNE 19, 2017

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of West Street Parent, LLC (“Parent”) or PAREXEL International Corporation (“PAREXEL”), or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Parent or PAREXEL.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 19, 2017, is entered into by and among PAREXEL INTERNATIONAL CORPORATION, a Massachusetts corporation (the “Company”), WEST STREET PARENT, LLC, a Delaware limited liability company (“Parent”), and WEST STREET MERGER SUB, INC., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Massachusetts Business Corporation Act (the “MBCA”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Pamplona Investment Partners I, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Guarantee”) with respect to the obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, Pamplona Investment Partners I, L.P. (the “Sponsor”) is entering into an equity financing commitment letter in favor of Parent (together with all exhibits, schedules and attachments thereto, the “Equity Commitment Letter”), pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and

WHEREAS, (i) the Boards of Directors of each of the Company, Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective shareholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has (A) recommended that the shareholders of the Company adopt this Agreement and (B) directed that the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to a vote of the shareholders of the Company at the Shareholder Meeting.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that (i) such confidentiality agreement shall contain provisions that permit the Company to comply with the provisions of Section 6.02 and (ii) such confidentially agreement shall not include an obligation of the Company to reimburse such Person’s expenses.

“Acquisition Proposal” means any bona fide written offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by such Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, acquisition, license, joint venture or other similar transaction involving the Company and/or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, acquisition, license, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration (including with respect to Company Restricted Stock Awards), plus the aggregate Option Cash Amount, plus the aggregate RSU Award Payments, plus the aggregate PRSU Award Payments.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, including any Health Care Law, that is binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2017 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2017.

“Company Balance Sheet Date” means March 31, 2017.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Awards, the Company RSU Awards and the Company PRSU Awards.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the Company from consummating the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, excluding in the case of clause (i), such material adverse effect to the extent resulting from or arising out of: (A) the execution, announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other Third Parties to the extent related thereto) (provided that exceptions in this clause (A) shall not be deemed to apply to references to “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or any of its Affiliates; (C) general business, economic or political conditions, or the capital, banking, debt, financial or currency markets, or changes therein; (D) general conditions in an industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, or changes therein; (E) any changes or proposed changes in GAAP (or the enforcement or interpretation thereof); (F) any changes or proposed changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or interpretations thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby; (G) the taking of any action at the written direction of Parent or Merger Sub or as required by this Agreement or the taking of any action, or failure to take any action, by Parent or Merger Sub; (H) any Shareholder Litigation or any demand or Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the MBCA in connection herewith; (I) any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural or man-made disaster or act of God, or any escalation of any of the foregoing; or (J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation; (K) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); provided that in the case of clauses (C), (D), (E), (F) and (I) such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company PRSU Awards” means the outstanding restricted stock unit awards under the Company Stock Plans or otherwise that are subject to performance-based vesting.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Stock Plan or otherwise that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting, including awards under the Company’s management incentive plan.

“Company RSU Awards” means the outstanding restricted stock unit awards under the Company Stock Plans or otherwise that are not subject to performance-based vesting.

“Company Stock Option” means each option to purchase shares of Company Common Stock (whether vested or unvested) outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means any stock option, stock incentive, stock award, management incentive or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company, other than the ESPP.

“Company Termination Fee” means an amount equal to $138,000,000.

“Compliant” means, with respect to the Required Information, that (i) the financial statements delivered to Parent pursuant to clause (i) of the definition of Required Information are in sufficient form to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements to the financing sources providing the portion of the Financing consisting of debt securities (including customary “negative assurance” comfort) in order to consummate any offering of 144A-for-life high yield debt securities as is customary for Rule 144A-for-life underwritten offerings of 144A-for-life high-yield debt securities on any day of the Marketing Period, and which such auditors have confirmed they are prepared to issue upon completion of customary procedures and with sufficient notice to allow such auditors to bring down such customary procedures, (ii) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (ii) if such restatement is completed or the Company has determined no such restatement is required), and (iii) the Company, its Subsidiaries, or the Company’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iii) if such restatement is completed or the Company has determined no such restatement is required).

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements related to the Debt Financing, their Affiliates and their and their Affiliates’ respective Representatives and their respective successors and permitted assigns.

“Debt Financing Sources” means the lenders, arrangers and bookrunners (including the lenders) (or any of their Affiliates) party from time to time to the Debt Commitment Letter and Fee Letter.

“Environmental Law” means any Applicable Law or Order concerning pollution, public or worker health or safety or protection of the environment, including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of, or exposure to, any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued or required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 2000 Employee Stock Purchase Plan, as amended on September 21, 2002 and May 9, 2005, and December 1, 2008.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, registration, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals and clearances issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated (or any other substance, material or waste for which liability or standards of conduct may be imposed) under any Environmental Law.

“Health Care Laws” means any Applicable Law related to clinical research, testing, and medical product development activities; the manufacture, packaging, labeling, storage, distribution, promotion, sale, handling and possession of pharmaceuticals, biologics, medical devices; the preparation, submission and maintenance of records, reports, applications and other materials to Governmental Authorities with authority over medical products and their use; physician self-referral; financial relationships and interactions with health care providers; the provision of health care services; and other health regulatory matters, including: (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301, et seq.); (ii) the International Conference on Harmonisation (ICH) Guidelines applicable to the Company’s services, including Good Clinical Practice E6; (iii) the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578 as contained in 42 CFR Part 493; (iv) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (v) 42 U.S.C. § 1320a-7, 7a and 7b; (vi) 42 U.S.C. § 1320a-7h; (vii) 42 U.S.C. § 1395nn; (viii) the False Claims Act (31 U.S.C. §§ 3729-3733); (ix) FDA’s Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or, with respect to any of the Applicable Laws described above any related or similar foreign, state or local statutes or regulations.

“Health Care Permits” means any Governmental Authorizations issued under any Health Care Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to the Company and its Subsidiaries, all (a) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of its Subsidiaries under leases required to be capitalized in accordance with GAAP, (d) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (e) obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or its Subsidiaries; provided that, for clarification, Indebtedness shall not include “trade payables”.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of each of the individuals identified in Schedule 1.01.

“Leased Real Property” means the real property leased, subleased or licensed by the Company or any Subsidiary, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or any Subsidiary, all items of personal property and other assets of every kind, nature and description of the Company or any Subsidiary located at or attached or appurtenant thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset.

“Made Available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database no later than 5:00 p.m. on the day prior to the execution of this Agreement; (b) delivered to Parent or Parent’s Representatives via electronic mail, in hard copy form no later than 5:00 p.m. on the day prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s Representatives no later than 5:00 p.m. on the day prior to the execution of this Agreement in the virtual data room hosted by Merrill Corporation and maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement commencing on the date Parent shall have received the Required Information and (i) such Required Information is Compliant (provided, that if the Company shall in good faith reasonably believes it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and within two (2) Business Days after the delivery of such notice by the Company and delivers a written notice to the Company to that effect (setting forth with specificity which portion of the Required Information the Company has not delivered); provided, that delivery of such written notice from the Parent to the Company will not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered), (for avoidance of doubt, if at any time during such 15 consecutive Business Day period the Required Information provided at the commencement of such period ceases to be Required Information or such Required Information ceases to be Compliant, then such 15 consecutive Business Day period shall be deemed not to have commenced until Parent shall have received Required Information that is Compliant); provided, that, (x) July 3, 2017 and November 24, 2017 shall not be counted as a Business Day for such 15 consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such 15 consecutive Business Day period), (y) such 15 consecutive Business Day period shall end on or prior to August 11, 2017, or if such 15 consecutive Business Day period has not ended on or prior to such date, then such period will commence no earlier than September 5, 2017 and (z) such 15 consecutive Business Day period shall end on or prior to December 20, 2017, or if such 15 consecutive Business Day period has not ended on or prior to such date, then such period will commerce no earlier than January 2, 2018 and (ii) throughout which the conditions set forth in Section 7.01 and Section 7.02(d) (other than those conditions that by their terms are satisfied at Closing, but subject to the satisfaction or waiver or such conditions at Closing) shall have been satisfied or waived and throughout which nothing shall have occurred and no condition shall have existed that would cause any of the conditions set forth in Section 7.01 or Section 7.02(d) to fail to be satisfied (other than those conditions therein that by their terms or nature are to be satisfied at the Closing). Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Merger or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent Termination Fee” means an amount equal to $276,000,000.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (iii) the interests of lessors and sublessors of any leased properties, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens or other similar encumbrances arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, and (viii) with respect to Leased Real Property only, Liens (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company or any Subsidiary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding, (including any civil, criminal, administrative, investigative or appellate proceeding), enforcement, hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Required Information” means (i) the financial statements, which are necessary to satisfy the conditions set forth in paragraph 5 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement), in customary form for offering memoranda used in “Rule 144A-for-life high yield note offerings” and, with respect to any quarterly financial statements (other than with respect to the fourth quarter of any fiscal year), such quarterly financial statements have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-C930, Interim Financial Information; (ii) such other customary financial information and data regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent no later than five days prior to the start of the Marketing Period and necessary to permit Parent to prepare the pro forma financial statements that are prepared in accordance with Regulation S-K, which are necessary to satisfy the condition set forth in paragraph 6 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement), in customary form for offering memoranda used in “Rule 144A-for-life high yield note offerings”; and (iii) such other customary financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably and timely requested in writing by Parent and necessary to permit Parent to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a customary “144A-for-life high-yield note road show” relating to the Financing; provided, that in no event shall the Required Information require the Company, its Subsidiaries or its Affiliates to deliver (a) pro forma financial statements or projections, (b) separate consolidating financial statements in respect of the Company’s Subsidiaries, (c) financial information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, other than, in each case of clauses (b) and (c), to the extent applicable, a customary summary of such information customarily included in an offering memorandum for the private placement of unsecured debt securities in a “144A-for-life high yield note offering,” (d) any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (e) information required by Item 302 of Regulation S-K, (f) information that would customarily be provided by the underwriters or initial purchasers of a customary “144A-for-life high yield note offering”, (g) description of all or any portion of the Financing, including any “description of notes” or (h) risk factors relating to all or any component of the Debt Financing.

“Sanctions” means any U.S. or non-U.S. economic or trade sanctions Applicable Laws and Orders, including, without limitation, those administered and enforced by the U.S. Department of Treasury Office of Foreign Assets Control, the United Nations Security Council, the European Union, HM Treasury, and any European Union member state.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Litigation” means any claim or Proceeding (including any class action or derivative litigation and any derivative demand made pursuant to Section 7.42 of the MBCA) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Software” means all software (including assemblers, applets, compilers, source code, object code, executable code, software-related specifications, algorithms, tools, user interfaces, data, databases (including scripts required to build and/or maintain such databases), firmware, and related documentation), together with any error corrections, updates, modifications or enhancements thereto.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the

Third Party making the Acquisition Proposal, (a) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the Merger (including any revisions to the terms of this Agreement, the Guarantee and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination) and (b) is reasonably capable of being consummated in accordance with its terms; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%.”

“Tax” means any income, profits, franchise, gross receipts, customs duty, severance, stamp, payroll, sales, employment, unemployment, use, property, withholding, value added or other charge in the nature of a tax or other like governmental assessment or charge imposed by a Taxing Authority, whether disputed or not, together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, or similar written statement filed or required to be filed with a Taxing Authority with respect to any Tax, including information returns, claims for refund, and any document accompanying payments of estimated Taxes and any attachments to or amendment of any of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Articles of Merger	2.02(b)
Capitalization Date	4.05(a)
Certificates	Section 2.04(a)
Closing	2.01
Company	Preamble
Company Articles	3.01
Company Bylaws	3.02
Company Common Stock	4.05(a)
Company Employee Plan	4.16(a)
Company Intellectual Property Assets	4.20(i)(i)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Software	4.20(h)
Company Systems	4.20(i)(ii)
Confidential Information	4.20(i)(iii)(C)
Confidentiality Agreement	6.18
Continuing Employees	6.07(a)
Copyrights	4.20(i)(iii)(C)
Current Premium	6.11(a)
Debt Commitment Letter	5.08
Debt Financing	5.08
Debt Transaction	6.17(g)

Term	Section
Dissenting Shares	2.05(a)
Divestiture Action	6.12(d)
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Commitment Letter	Recitals
Equity Financing	5.08
Evaluation Material	6.05
Exchange Agent	2.04(a)
FDA	1.01
Federal Anti-Kickback Statute	1.01
Fee Letter	5.08
Final Exercise Date	2.06(e)
Financing	5.08
Financing Commitment Letters	5.08
Financing Indemnitees	6.17(e)
FTC	6.12(b)
Guarantee	Recitals
Guarantor	Recitals
Health Care Laws	1.01
Indemnified Party	6.11(b)
Indemnified Party Proceeding	6.11(b)
Intellectual Property Assets	4.20(i)(i)
Intervening Event	6.03(b)(i)
Marks	4.20(i)(iii)(B)
Material Contract	4.14(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Open Source Software	4.20(i)(iv)
Option Cash Amount	2.06(a)
Parent	Preamble
Parent Benefit Plans	6.07(a)
Parent Expenses	9.04(c)
Parent Related Parties	Section 8.03
Patents	4.20(i)(iii)(A)
Payment Fund	2.04(a)
Personal Information	0
Proxy Statement	6.04(a)
PRSU Award Payments	2.06(d)
Recovery Costs	9.04(c)
Required Amounts	5.08
RSU Award Payments	2.06(c)
Shareholder Approval	4.02(a)
Shareholder Meeting	6.04(b)
Solvent	5.09
Specific Performance Conditions	9.09(a)
Sponsor	Recitals
Surviving Corporation	2.02(a)
Third Party Rights	4.20(c)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except in the case of the Company Disclosure Schedule, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Boston, Massachusetts is located.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms; provided that, notwithstanding the foregoing, Parent shall not be required to effect the Closing until the earlier to occur of (x) a date during the Marketing Period to be specified by Parent or Merger Sub on no less than three Business Days’ prior written notice to the Company and (y) the second Business Day after the final day of the Marketing Period (unless another time or date is agreed to in writing by the parties hereto) (subject in each case to the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)). The Closing shall be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, 02210, unless another place is agreed to in writing by the parties hereto.

Section 2.02 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of the MBCA, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving entity in the Merger (the “Surviving Corporation”) and shall continue its existence under the MBCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (A) all rights, privileges and powers and all property, real, personal and mixed, and all debts due to Merger Sub and the Company, as well as all other things and causes of action belonging to Merger Sub and the Company, shall be vested in the Surviving Corporation and shall thereafter be the property of the Surviving Corporation and (B) all debts, liabilities and duties of Merger Sub and the Company shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

(b) At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including an appropriate articles of merger in form and substance reasonably acceptable to Parent (the “Articles of Merger”), with the Secretary of State of the Commonwealth of Massachusetts as provided in the relevant provisions of the MBCA. The Merger shall become effective at the time that the Articles of Merger are duly submitted for filing with, and approved for filing by, the Secretary of State of the Commonwealth of Massachusetts, or such later time as is agreed upon by the parties hereto and specified in the Articles of Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $88.10 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b) each share of Company Common Stock owned by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties hereto) (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. At or prior to the Effective Time, and except with respect to per share Merger Consideration payable pursuant to Company Restricted Stock Awards (which are governed by Section 2.06(b)), Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the aggregate per share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and

(iii) such investments shall be in short-term obligations of the United States with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund, and any amounts in excess of the amounts payable hereunder shall be promptly returned to either Parent or the Surviving Corporation, as directed by Parent. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b) Promptly after the Effective Time, and in any event no later than three Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) (other than shares of Company Common Stock subject to Company Restricted Stock Awards) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.08) to the Exchange Agent) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration (other than shares of Company Common Stock subject to Company Restricted Stock Awards) shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate promptly upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.05 Dissenting Shares.

(a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted such shares in favor of this Agreement and who are entitled to appraisal rights and have properly exercised such rights in accordance with Part 13 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.03, and the holders thereof shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Part 13 of the MBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Part 13 of the MBCA or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided by Part 13 of the MBCA, such shareholder’s shares of Company Common Stock shall thereupon cease to be Dissenting Shares (including for purposes of Section 2.03(a)), and shall be deemed to have been converted, at the Effective Time into the right to receive the Merger Consideration (payable without any interest thereon) upon surrender of the certificates or book-entry shares formerly representing such shares of Company Common Stock and related documents, as compensation for such cancellation. At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence.

(b) The Company shall give Parent (A) prompt written notice of any notice received by the Company of intent to demand appraisal of the fair value of any shares of Company Common Stock, withdrawals of such notices or demands and any other instruments or notices served pursuant to the MBCA and (B) if taking place prior to the Effective Time, the opportunity and right to participate in all negotiations and Proceedings with respect to such instruments, notices and demands and the exercise of appraisal rights under the MBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, including any agreement or acknowledgement that any shareholder is entitled to appraisal rights under Part 13 of the MBCA, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MBCA.

Section 2.06 Company Equity Awards; ESPP.

(a) Except as otherwise agreed upon with Parent, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Cash Amount”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Cash Amount to an account identified by the Company prior to the Effective Time. Payments of the Option Cash Amount shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with applicable Tax law. Any Company Stock Option with a per share exercise price in excess of the Merger Consideration will be cancelled immediately prior to the Effective Time without payment of any consideration.

(b) Except as otherwise agreed upon with Parent, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Stock Award shall become fully vested and the restrictions with respect thereto shall lapse. All Company Restricted Stock Awards, including shares that become fully vested and with respect to which the restrictions shall lapse immediately prior to the Effective Time, shall automatically be canceled and converted into the right to receive the per share Merger Consideration and shall be treated in the Merger in the same manner as the other shares of

Company Common Stock in accordance with Section 2.03(a). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate Company Restricted Stock Award consideration to an account identified by the Company prior to the Effective Time. The Company Restricted Stock Award payments described in this Section 2.06(b) shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest. All payments provided pursua’nt to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with applicable Tax law. In no event shall this Section 2.06 and Section 2.04 result in a duplication of benefits with respect to any Company Restricted Stock Awards.

(c) Except as otherwise agreed upon with Parent, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company RSU Award, whether or not vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Effective Time, the holder of any canceled Company RSU Award shall only be entitled to receive the RSU Award Payment in respect of such canceled Company RSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate RSU Award Payments to an account identified by the Company prior to the Effective Time. The RSU Award Payments described in this Section 2.06(c) shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(c) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with applicable Tax law.

(d) Except as otherwise agreed upon with Parent, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company PRSU Award shall be deemed fully earned but not yet settled at the target performance level regardless of the actual achievement of the applicable performance metric as of the Effective Time, any time-based restrictions thereon shall lapse, and such Company PRSU Awards shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company PRSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PRSU Award (taking into account the achievement and acceleration contemplated by this Section 2.06(d)) by (ii) the Merger Consideration (such amounts payable hereunder, the “PRSU Award Payments”). From and after the Effective Time, the holder of any canceled Company PRSU Award shall only be entitled to receive the PRSU Award Payment in respect of such canceled Company PRSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate PRSU Award Payments to an account identified by the Company prior to the Effective Time. The PRSU Award Payments described in this Section 2.06(d) shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company PRSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(d) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with applicable Tax law.

(e) As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take such other actions as may be required (including providing notice to the ESPP participants) to provide that, with respect to the ESPP: (i) no new offering periods will commence, nor will any existing offering periods be extended, following the date hereof, (ii) no individuals will be permitted to enroll in the ESPP following the date hereof, (iii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date hereof, (iv) the final exercise date for all offering periods shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five days prior to the Effective Time (the “Final Exercise Date”)), (v) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, and (vi) the ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on or prior to the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(f) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee(s) administering the Company Stock Plans or the ESPP) shall adopt such resolutions and take such other actions as are necessary for the treatment of the Company Equity Awards and the ESPP pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards and the Company Stock Plans shall terminate conditioned upon, and effective immediately after, the Effective Time.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.09 Withholding. Each of Parent, Merger Sub, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any such amounts as it is required to deduct and withhold under applicable Tax law and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent such amounts are remitted to the applicable Taxing Authority. Except with respect to amounts payable in respect of Company Equity Awards, Parent shall use commercially reasonable efforts to notify the Exchange Agent prior to making any such deductions or withholdings.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Articles of Organization. The articles of organization of the Company (the “Company Articles”) shall be amended at the Effective Time in a form to be agreed upon by the Company and Parent, and as so amended shall be the articles of organization of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time in a form to be agreed upon by the Company and Parent, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (other than information that is (i) contained solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any (A) cautionary, (B) predictive or (C) forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments) or (b) as set forth in the Company Disclosure Schedule (it being agreed that (x) nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.05 (Capitalization) or Section 4.08(a) (Financial Statements; Internal Controls) and (y) disclosure of any item in any Part or sub-Part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Part or sub-Part of the Company Disclosure Schedule (other than Part 4.09(b) of the Company Disclosure Schedule) to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and authority to own, lease and operate its properties and assets and that are required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the Company Articles and Company Bylaws as currently in effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The only vote of holders of any class of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the transactions contemplated by this Agreement is adoption and approval of this Agreement by the affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (such vote, the “Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are, advisable and in the best interests of the Company’s shareholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) recommending adoption of this Agreement to the shareholders of the Company and (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to a vote of the shareholders of the Company at the Shareholder Meeting (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities Applicable Laws, or the rules or regulations of Nasdaq, and (iv) any actions, approvals, permits, consents, declarations, registrations, authorizations or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with or result in any violation or breach of any provision of the Company Articles or Company Bylaws or any organizational documents of the Company’s material Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Shareholder Approval is obtained, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order; (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment or acceleration of any material benefit under, in each case, with or without notice, the lapse of time or both, any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets are bound; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company Articles. At the close of business on June 15, 2017 (the “Capitalization Date”): (A) 51,049,576 shares of Company Common Stock were issued and outstanding (including 429,604 shares of Company Common Stock subject to Company Restricted Stock Awards); (B) Company Stock Options to purchase an aggregate of 2,417,645 shares of Company Common Stock were issued and outstanding, with a weighted average exercise price of $53.36 per share; (C) an aggregate of 50,055 shares of Company Common Stock were subject to outstanding Company RSU Awards; (D) an aggregate of (x) 17,087 shares of Company Common Stock were subject to outstanding Company PRSU Awards (which have been fully earned) and (y) 50,067 shares of Company Common Stock were subject to outstanding Company PRSU Awards (assuming achievement at the target performance level); (E) an aggregate of 149,505 shares of Company Common Stock were available for issuance under the ESPP; (F) 2,787,577 shares of Company Common Stock were available for issuance of future awards under the Company Stock Plans; and (G) zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has

(1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b) Part 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the expiration date, the vesting schedule, and the exercise or purchase price per share, (ii) all outstanding Company RSU Awards, including the respective name of the holder, the grant date, the vesting schedule, and the number of shares of Company Common Stock subject to each Company RSU Award, (iii) all outstanding Company PRSU Awards, including the respective name of the holder, the grant date, the performance period, and the maximum number of shares of Company Common Stock subject to each Company PRSU Award, and (iv) all outstanding Company Restricted Stock Awards, including the respective name of the holder, the grant date, the vesting schedule and the number of shares of Company Common Stock subject to each Company Restricted Stock Award.

(c) Except as set forth in this Section 4.05 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(c) or resulting from the ESPP (as permitted under Section 2.06(e)), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character, including those restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options, Company Restricted Stock Awards, Company RSU Awards, Company PRSU Awards and rights under the ESPP were granted in accordance with the applicable Company Stock Plans and the ESPP and may, by their existing terms, be treated in accordance with Section 2.06. All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been Made Available to Parent. No Subsidiary of the Company owns any Company Securities.

Section 4.06 Subsidiaries.

(a) Part 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Except as set forth on Part 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, or has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to, any other Person.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other organizational and governing documents, as applicable) of each of the Company’s material Subsidiaries as in effect as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws (or other organizational and governing documents, as applicable) in any material respect.

(c) Except as set forth in Part 4.06(c) of the Company Disclosure Schedule, each outstanding share of capital stock of, or other equity interest or voting security in, each Subsidiary of the Company is (i) owned, directly or indirectly, beneficially and of record, by the Company, (ii) to the extent required by Applicable Law, duly authorized, validly issued, fully paid and non-assessable, (iii) free and clear of all Liens (other than Permitted Liens), and (iv) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of Applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended June 30, 2016 and June 30, 2015, (ii) its proxy or information statements relating to meetings of the shareholders of the Company since January 1, 2015 and (iii) all of its other reports, statements, schedules and registration statements filed with or furnished to the SEC since January 1, 2015 (the documents referred to in this Section 4.07(a), together with all amendments thereto and information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to as the “Company SEC Documents”).

(b) Since January 1, 2015, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has Made Available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review, outstanding comment or outstanding investigation by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or furnished to the SEC by the Company since January 1, 2015 through the date hereof was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes, none of which, if presented, would materially differ from those in the audited financial statements), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management, and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. Since January 1, 2015, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of any (i) material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls, (ii) material illegal act or material fraud that involves the management or other employees of the Company or any of its Subsidiaries; or (iii) claim or allegation regarding any of the foregoing.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.09 Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have (i) conducted their business in the ordinary course consistent with past practice and (ii) not taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to Section 6.01(d), (f), (g), (i), (n) or, with respect to any of the foregoing, (p) and (b) there has not been any event, condition, change, occurrence or development of a state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto) or otherwise, other than:

(a) liabilities or obligations specifically and adequately disclosed or provided for in the Company Balance Sheet;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice;

(c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) liabilities or obligations incurred in connection with the negotiations of the transactions contemplated by this Agreement or as a result of actions expressly required by this Agreement.

Section 4.11 Litigation. Except as (i) identified on Part 4.11 of the Company Disclosure Schedule or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015: (a) there have been no Proceedings pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is or has been subject to any outstanding Order. To the Knowledge of the Company, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay, or would reasonably be expected to have the effect of preventing, impairing or materially delaying, consummation of the Merger.

Section 4.12 Compliance with Applicable Law.

(a) Except as (i) identified on Part 4.12 of the Company Disclosure Schedule or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since January 1, 2015, has been, in compliance with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any notice since January 1, 2015 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law or Order, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) (i) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations (including all Health Care Permits) necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such material Governmental Authorizations (including all Health Care Permits). The material Governmental Authorizations and all Health Care Permits are valid and in full force and effect. There are no pending or, to the Knowledge of the Company, threatened claims, actions, suits or other Proceedings at law or in equity or investigations, in each case, before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any Governmental Authorization that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted (including any Health Care Permit).

Section 4.13 Certain Business Practices. Since January 1, 2015, none of the Company nor any of its Subsidiaries, nor any of their respective officers, directors and, to the Knowledge of the Company, none of their Representatives on their behalf, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the UK Bribery Act of 2010 or any comparable foreign Applicable Law.

Section 4.14 Material Contracts.

(a) Except (i) for this Agreement and (ii) as set forth in Part 4.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is party to (nor are any of their respective assets or properties bound by) any Contract that:

(i) contains covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries to engage in any business or compete in any business or with any Person or operate in any geographic area or that prevents the Company or any of its Subsidiaries from entering into any new territory, market or field or freely engaging in business anywhere in the world, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(ii) is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement (other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries or is a strategic partnership with one of the ten largest customers of the Company as determined by total payments in the prior fiscal year);

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any Indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case other than notes with an aggregate outstanding principal amount less than or equal to $10,000,000, or any such Contract between or among any of the Company and any of its wholly-owned Subsidiaries;

(iv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(v) is with the ten largest suppliers and customers of the Company or any of its Subsidiaries (as determined by total payments in the prior fiscal year);

(vi) has resulted or is expected to result in payments to or by the Company and its Subsidiaries of more than $60,000,000 in the aggregate for the prior or current fiscal year;

(vii) with respect to any acquisition and divestiture of assets or capital stock or other equity interests, is a Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(viii) is a settlement, conciliation, or similar Contract with (x) any Governmental Authority or (y) pursuant to which the Company or any of its Subsidiaries has continuing obligations that materially restricts the operations of the Company, or such Subsidiary or Affiliate party thereto or that requires or would reasonably be likely to require the payment of more than $500,000 after the date of this Agreement;

(ix) is a Contract for the employment of any executive officer (other than on an at-will basis);

(x) is a change in control, transaction bonus, retention or similar Contract triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xi) is a collective bargaining or other Contract with any labor union, works council, or other labor organization;

(xii) requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $1,000,000;

(xiii) (i) contains “most favored nation” pricing provisions from the Company or any of its Subsidiaries or its Affiliates in favor of or (ii) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any customer;

(xiv) is for any real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries;

(xv) is a Government Contract;

(xvi) contains a commitment by the Company or any of its Subsidiaries to make any capital expenditure in excess of $1,500,000;

(xvii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any contract that is of the type that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xviii) is between the Company or any of its Subsidiaries or Affiliates, on the one hand, and any director or officer of the Company or any of its Subsidiaries or Affiliates or any Person beneficially owning 5% or more of the outstanding shares of Company Common Stock, on the other hand, except for any Company Stock Plan;

(xix) requires or permits the Company or any of its Subsidiaries or Affiliates, or any successor to, or acquirer of the Company or any of its Subsidiaries or Affiliates, to make any payment to another Person as a result of a change of control of such party or gives another Person a right to receive or elect to receive such a payment;

(xx) is a Contract (i) granting to Company or any of its Subsidiaries license rights to any Intellectual Property Assets owned by a Third Party that are material to the Company and its Subsidiaries taken as a whole, excluding Contracts for commercially available Software involving annual payments of less than $500,000 in the aggregate or (ii) granting to a Third Party rights to any Intellectual Property Assets owned by Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, excluding Software as a Service agreements and non-exclusive licenses entered into in the ordinary course of business consistent with past practices; or

(xxi) containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person.

(b) Each contract, arrangement, commitment or understanding of the type described above in Section 4.14(a), whether or not set forth in Part 4.14(a) of the Company Disclosure Schedule and whether or not entered into prior to or following the date of this Agreement, is referred to herein as a “Material Contract.” As of the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Person that such Person intends to terminate, not renew, or materially adversely change the amount of business under, any Material Contract. As of the date hereof, all of the Material Contracts are (A) valid and binding on the Company or any Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any Subsidiary of the Company has, and to the Knowledge of the Company as of the date hereof, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

Section 4.15 Taxes. Other than with respect to Sections 4.15(e) and 4.15(f), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) All Tax Returns of the Company and its Subsidiaries required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions), (ii) all such Tax Returns are true, correct, complete and prepared in compliance with Applicable Laws, and (iii) the Company and each of its

Subsidiaries have timely paid (or have had paid on their behalf) all Taxes (including withholding Taxes) due and owing.

(b) Neither the Company nor any of its Subsidiaries has granted or is subject to any currently effective extension or waiver of the statute of limitations period applicable to any Tax assessment of deficiency.

(c) (i) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved and (ii) there is no Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is the common parent); (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), operation of law, as a transferee or successor, or by contract (other than customary commercial or financial arrangements entered into the ordinary course of business); and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (or any similar agreement or contract with respect to any obligation incurred in connection with any reduction of Taxes of any Person) or has been a party to any such agreement for which the Company or any of its Subsidiaries may become liable (other than customary commercial agreements entered into in the ordinary course of business a principal purpose of which is not Taxes).

Section 4.16 Employee Benefit Plans.

(a) Part 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. For purposes of this Agreement, the term “Company Employee Plan” shall mean, (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance, change in control, retention or similar contract, plan, arrangement or policy and (iii) each other employee benefit Contract, plan, policy or arrangement including a plan, policy or arrangement providing for bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than any such contract, plan, arrangement or policy that is terminable “at will” (or following a notice period imposed by Applicable Law) and without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or other similar payment, which, in each case, is maintained, administered or contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company may have any liability; provided that the term “Company Employee Plan” shall not include any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute under the laws of a country other than the United States and which such plan is maintained by a Governmental Authority.

(b) Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes or is obligated to contribute to, or has in the past three years sponsored, maintained or contributed or has been obligated to contribute to, or has any liability or potential liability with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA and the Code; (ii) no events have occurred and, to the Knowledge of the Company, and no conditions exist with respect to any Company Employee Plan that would result in a payment or assessment by or against the Company of any material excise Taxes, fines, penalties or other liabilities under the Code, ERISA or Applicable Law; (iii) no litigation has commenced with respect to any Company Employee Plan and, to the Knowledge of the Company, no such litigation is threatened in writing and (iv) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Employee Plan.

(d) Except as set forth on Part 4.16(d) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any severance pay or other compensation or benefits under any Company Employee Plan or otherwise; (ii) accelerate the time of payment, funding or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment (whether in cash, property or the vesting of property) or benefit, increase the amount payable or trigger any other obligation pursuant to any Company Employee Plan or otherwise.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes, including those imposed pursuant to Sections 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(g) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any Subsidiary of the Company, each Company Employee Plan that is mandated by a government other than the United States or subject to the Applicable Laws of a jurisdiction outside of the United States has been maintained, funded and operated in all material respects in accordance with the applicable plan document and all Applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

Section 4.17 Labor and Employment Matters.

(a) Except as (i) identified on Part 4.12(a) of the Company Disclosure Schedule, or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all Applicable Laws respecting labor and employment matters, including those respecting labor and employment practices, terms and conditions of employment, mass layoffs and plant closings, withholding and payment of payroll Taxes, classification of workers and employees, immigration (including the verification of I-9s for all employees and the proper confirmation of employee visas, where required by Applicable Law), equal opportunity (including compliance with any affirmative action plan obligations), workers’ compensation, unemployment insurance and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay

Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. Except as (i) identified on Part 4.11(a) of the Company Disclosure Schedule, or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company (A) the Company has not received notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the labor and employment practices of the Company or any Subsidiary of the Company and (B) no complaints relating to labor and employment practices of the Company or any Subsidiary of the Company have been made to any Governmental Authority or submitted to the Company or any Subsidiary of the Company.

(b) Except as identified in Part 4.14(a)(xi) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining or other Contract with any labor union, works council, or other labor organization. Neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it or any of them to bargain with any labor union or labor organization. Since January 1, 2015, there has not been any pending or, to the Knowledge of the Company, threatened labor strike, lockout, work stoppage, material grievance, material labor-related arbitration or other material labor dispute involving or affecting the Company or any Subsidiary of the Company. To the Knowledge of the Company, since January 1, 2015, there have been no labor organizing activities with respect to any employees of the Company or any Subsidiary of the Company.

Section 4.18 Insurance. Part 4.18 of the Company Disclosure Schedule lists all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers of directors of the Company and its Subsidiaries as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all such insurance policies are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (c) since January 1, 2015, neither the Company nor any of its Subsidiaries has received any notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) since January 1, 2015, the Company and its Subsidiaries have been in compliance with all Environmental Laws;

(ii) since January 1, 2015, the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and have been in compliance with the terms and conditions of such Environmental Permits;

(iii) since January 1, 2015, no claim or written notice has been pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law; and

(iv) to the Knowledge of the Company, during the three years immediately prior to the date hereof, no Hazardous Substance has been released or exposed to any Person, or has contaminated any property or facility, so as to give rise to any liability for the Company or any of its Subsidiaries under any Environmental Law.

Section 4.20 Intellectual Property.

(a) Part 4.20(a) of the Company Disclosure Schedule contains a complete list of all Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, in each such case that are included in the Company Intellectual Property Assets. The Company and its Subsidiaries (i) solely and exclusively own the Company Intellectual Property Assets listed on Part 4.20(a), all of which are subsisting and, to the Knowledge of the Company, valid and enforceable; and (ii) own, or have the right to use, all other Intellectual Property Assets used in, or necessary for, the conduct of their business, free and clear of all Liens, other than Permitted Liens, except (A) that the representation in this clause (ii) is made to the Knowledge of the Company with respect to any Patents owned by a Third Party and (B) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material Company Intellectual Property Asset is subject to any outstanding Order restricting the use or ownership thereof.

(b) All Patents, Marks and Copyrights included in the Company Intellectual Property Assets that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) In the three years immediately prior to the date hereof, there have been, and as of the date hereof there are, no legal disputes or claims pending, or, to the Knowledge of the Company, threatened in writing, alleging infringement or misappropriation or other violation of any Intellectual Property Assets of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries, or contesting the validity, ownership, enforceability, registrability, use, or scope of any Company Intellectual Property Asset, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) In the three years immediately prior to the date hereof, the operation of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Third Party Right, except (i) that the representation in this clause (d) is made to the Knowledge of the Company with respect to any Patents owned by a Third Party and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there is no infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property Assets, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) All former and current employees, consultants and independent contractors of the Company or its Subsidiaries who have contributed to the development of any material product, service or Intellectual Property Asset owned or purported to be owned by the Company or its Subsidiaries did so either (i) within the scope of his or her employment such that, subject to and in accordance with Applicable Law, all right, title and interest in and to such products, services or Intellectual Property Assets became the exclusive property of the Company or the applicable Subsidiary or (ii) pursuant to written agreements assigning to the Company or the applicable Subsidiary all right, title and interest in and to such products, services or Intellectual Property Assets.

(g) The Company and its Subsidiaries have taken reasonable security measures to protect the (i) confidentiality of Confidential Information included in the Company Intellectual Property Assets, and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Systems, including protecting against unauthorized use, access, interruption, modification or corruption, and implementing and complying with, commercially reasonable data backup, disaster avoidance, recovery, and business continuity policies and procedures. There has not occurred any material failure, breakdown, outage, continued substandard performance, breach, unauthorized use, or other adverse event affecting any Company Systems.

(h) No Software owned or purported to be owned by the Company (“Company Software”) or its Subsidiaries contains, incorporates, links or is otherwise used in connection with any Open Source Software in a manner that obligates the Company or its applicable Subsidiary to disclose, make available, offer or deliver any portion of the source code of such Company Software or component thereof to any Third Party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Part 4.20(h) of the Company Disclosure Schedule, no material Company Software source code has been made available to any Person and the Company and its Subsidiaries are not subject to any such obligation (contingent or otherwise).

(i) For purposes of this Agreement:

(i) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company and its Subsidiaries.

(ii) “Company Systems” means the Software, network and other computer systems owned, licensed or leased by the Company or any of its Subsidiaries, including all data stored thereon or transmitted thereby.

(iii) “Intellectual Property Assets” means all intellectual property and proprietary rights worldwide, including:

(A) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, reissues, revisions, extensions and re-examinations (collectively, “Patents”);

(B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, trade dress and related registrations and applications for registration, any other indicia of origin, and all goodwill related thereto (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); know-how and confidential information, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Confidential Information”); and

(D) Software.

(iv) “Open Source Software” means any Software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

Section 4.21 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted. Part 4.21 of the Company Disclosure Schedule, sets forth a list of the real property owned by the Company and its Subsidiaries.

Section 4.22 Data Privacy. The Company and each of its Subsidiaries have in all material respects implemented the controls required to preserve the confidentiality of personally identifiable information of any natural persons, individually identifiable health information defined as “protected health information” under 45 C.F.R 160.103 obtained from employees, customers, contractors and research subjects that the Company and its Subsidiaries are obligated to maintain in confidence (collectively, “Personal Information”) that is owned or held by the Company and each Subsidiary. Since January 1, 2015, the Company and its Subsidiaries are and have been in material compliance with the Company’s and its Subsidiaries’ privacy and security policies, the requirements of any Contract to which the Company or its Subsidiary is a party, and the consents and authorizations pursuant to which Personal Information was disclosed to the Company or its Subsidiaries, in each case in connection with the Company’s and its Subsidiaries’ collection, processing, storage, transfer, disclosure and/or use of Personal Information. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place, which are communicated to employees with access to Personal Information, to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure. Since January 1, 2015, there has been (i) no material security or privacy breach of any Personal Information and (ii) no material unauthorized access to or use of any Personal Information.

Section 4.23 State Takeover Laws. As of the date hereof and as of the Effective Time and assuming the accuracy of each of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.12, the Company Board has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.24 Brokers’ Fees. Except for Goldman Sachs & Co. and Chestnut Securities, Inc., there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. A true and correct copy of the engagement letter between the Company and each of (i) Goldman Sachs & Co. LLC and (ii) Chestnut Securities Inc., in each case pursuant to which such fees and expenses are to be paid has been delivered to Parent prior to the date of this Agreement, and as of the date hereof such engagement letter has not been modified, amended supplemented or waived.

Section 4.25 Opinion of Financial Advisor. Goldman Sachs & Co. LLC has delivered to the Company Board an oral opinion (to be confirmed by delivery of a written opinion) to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, matters and limitations set forth in the written opinion of Goldman Sachs & Co. LLC, the Merger Consideration to paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A signed copy of the written opinion of Goldman Sachs & Co. LLC shall be delivered to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.

Section 4.26 Compliance with Health Care Laws.

(a) Except as set forth on Part 4.26 of the Company Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since January 1, 2015, has been, in compliance with all applicable Health Care Laws.

(b) Except as set forth on Part 4.26 of the Company Disclosure Schedule, since January 1, 2015, neither the Company nor any of its Subsidiaries has received any notice or communication from any Governmental Authority, and there is no pending or, to the Knowledge of the Company, threatened Proceeding or other action from any Governmental Authority, of or asserting any noncompliance by, or liability of, the Company or its Subsidiaries under any Health Care Law.

(c) None of the Company, its Subsidiaries, or their respective directors, officers, employees and, to the Knowledge of the Company, agents, has been debarred, disqualified, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program or under any Health Care Law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or, to the Company’s knowledge, agents, has been prosecuted or convicted of any crime for which debarment is mandated or authorized under any Health Care Law.

(d) Except as set forth on Part 4.26 of the Company Disclosure Schedule, all laboratory facilities owned, leased, or employed by the Company or its Subsidiaries are, to the extent required by Applicable Law, being operated in compliance with the FDA’s current good laboratory practices regulations, the FDA’s current good manufacturing practices regulations, the Clinical Laboratory Improvement Amendments of 1988, as amended, and the equivalent applicable requirements of any state or local law or any foreign jurisdiction.

(e) Except as set forth on Part 4.26 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the clinical trial services performed by the Company and its Subsidiaries have since January 1, 2015 been performed in accordance with, in all material respects, the standards established by Health Care Laws, the applicable clinical trial protocols, and any Contract governing the performance of such services. Except as set forth on Part 4.25 of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any written notice since January 1, 2015 claiming that a clinical trial with respect to which the Company or its Subsidiary provided services was closed or suspended, or that the data from any clinical trial will not be accepted by the FDA or similar regulatory authorities in other jurisdictions, as a result of any action or failure to act on the part of the Company or any of its Subsidiaries in material contravention of the relevant Contract or Applicable Law.

(f) The Company and each of its Subsidiaries has since January 1, 2015 obtained and maintained all Institutional Review Board (“IRB”), ethics committee or other required approvals of clinical trials conducted, supervised or monitored by the Company and its Subsidiaries to the extent required by Health Care Law or its customer Contracts and no such IRB, ethics committee or other required approval has ever been suspended or terminated due to acts or omissions of the Company or any of its Subsidiaries. Since January 1, 2015, to the extent the Company and its Subsidiaries conducted, supervised or monitored clinical trials, the Company and its Subsidiaries have operated in accordance with the requirements of, and any limitations imposed by, the approving IRB or ethics committee.

Section 4.27 Government Contracts; Trade Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, the Company and its Subsidiaries have established and maintain adequate internal controls for compliance with each of their Government Contracts and, since January 1, 2015, all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, neither the Company nor any of its Subsidiaries has (i) been suspended or debarred from Government Contracts by any Governmental Authority; (ii) been audited or investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Authority any notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority for default or failure to perform. Since January 1, 2015, none of the Company nor any of its Subsidiaries, nor any of their respective officers and directors and to the Knowledge of the Company, none of their Representatives acting on their behalf, has been (i) the subject or target of Sanctions or (ii) in violation of applicable Sanctions, import or export Applicable Laws or Orders or U.S. anti-boycott Applicable Laws or Orders.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a limited liability company or corporation, as applicable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company or corporate powers, as applicable required to carry on its business as now conducted.

Section 5.02 Corporate Authorization. Each of Parent and Merger Sub has all requisite limited liability company or corporate, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this

Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of Parent and Merger Sub, subject to Parent delivering the consent of the sole stockholder referred to in Section 5.06. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts (and the payment of related filing fees) and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any other Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact or circumstance relating to its or any of its Affiliates’ (including any portfolio company Affiliate) respective businesses, assets, liabilities, operations or legal status that would reasonably be expected to impair the ability of the parties to obtain, on a timely basis, any expiration of any waiting period or any authorization, consent, order, declaration or approval of any Governmental Authority necessary and, as of the date of this Agreement, required under Applicable Law for the consummation of the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the articles of organization or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under, or result in termination or give to others any right of termination, of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation. As of the date hereof, (i) there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Available Funds. Parent has delivered to the Company true, correct and complete fully executed copies of (i) the Equity Commitment Letter from the Sponsor to invest, on the terms and subject only to the conditions expressly stated therein, cash in the aggregate amount set forth therein (the “Equity Financing”), (ii) a commitment letter (together with all exhibits, schedules, and annexes thereto) from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”) and (iii) all fee letters (subject to redactions of fee amounts and pricing terms, including in any “market flex” and/or “securities demand” provisions, so long as such redaction does not cover terms that could affect the conditionality, amount, timing, availability or termination of the Financing) in connection therewith (collectively, the “Fee Letter”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitment Letters due and payable as of the date hereof. The net proceeds contemplated by the Equity Commitment Letter and the Debt Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Fee Letter) will, in the aggregate be sufficient for Parent and Merger Sub and the Surviving Corporation to pay all amounts required to be paid in connection with the Merger and the transactions contemplated in this Agreement and Financing Commitment Letters (including, without limitation, payment of the Aggregate Merger Consideration, repayment or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and payment of any other fees and expenses and obligations required to be paid or satisfied by Parent or Merger Sub in connection with the transactions contemplated by this Agreement and the Financing (collectively, the “Required Amounts”)). The Financing Commitment Letters are, as to Parent, Merger Sub and, to the knowledge of Parent and Merger Sub, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub (as applicable), and to the knowledge of Parent and Merger Sub, the other parties thereto; and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any of the Financing Commitment Letters or the Fee Letter. Parent does not have any reason to believe (both before and after giving effect to any “flex” provisions contained in the Fee Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the amount of the Financing necessary to fund the Required Amounts will not be available to Parent or Merger Sub on the date of the Closing, assuming the conditions set forth in Sections 7.01 and 7.02 are satisfied at Closing. Neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in any Financing Commitment Letters misleading or inaccurate in any material respect. The Financing Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein. Other than the Debt Commitment Letter, the Equity Commitment Letter, the Fee Letter and related engagement letter, there are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Financing other than as expressly set forth in the Financing Commitment Letters. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing.

Section 5.09 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the Aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and (e) payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Guarantee. Parent has furnished the Company with a duly executed, true, complete and correct copy of the Guarantee. As of the date hereof, the Guarantee is in full force and effect. As of the date hereof, the Guarantee is (i) a legal, valid and binding obligation of the Guarantor and (ii) to the knowledge of Parent and Merger Sub, enforceable in accordance with its respective terms against such Guarantor. (i) There is no breach or default under the Guarantee by the Guarantor, and (ii) no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Guarantor.

Section 5.11 Absence of Certain Agreements. As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any shareholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any shareholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of Parent, Merger Sub, the Guarantor, the Sponsor (or any of their respective Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger.

Section 5.12 Stock Ownership. Neither Parent nor Merger Sub is, or at any time for the past three years has been, an “interested shareholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

Section 5.13 Brokers’ Fees. Except for Perella Weinberg Partners LP, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company. Except for matters (i) expressly required by this Agreement, (ii) set forth on Part 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to preserve substantially intact its Governmental Authorizations, business organization, assets and material relationships and maintain the services of its officers and employees, and (y) without limiting the generality of the foregoing, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Company Articles or Company Bylaws, or amend in a manner materially adverse to the Company, any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(b) (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any capital stock or other equity interests (or securities convertible or exchangeable therefor) of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine, subdivide or reclassify any capital stock or other equity interests of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), (iii) except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), or (iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price and/or withholding taxes or in accordance with the terms of the ESPP;

(c) (x) issue, deliver, sell, announce, pledge, transfer, subject to any Lien or grant or otherwise encumber or dispose of any Company Securities or incur any obligation to make any payments to any Person based on the price or value of any Company Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of Company RSU Awards or Company PRSU Awards that are outstanding on the date hereof, in each case in accordance with the applicable equity award’s terms as in effect on the date hereof, (ii) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements as in effect as of the date hereof or (iii) the issuance of shares of Company Common Stock in connection with the ESPP in accordance with Section 2.06(e) or (y) amend any term of any Company Security or any outstanding share of capital stock of, or other equity interest in, any Subsidiary of the Company;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s or its Subsidiaries’ current or former directors, employees, independent contractors or executive officers, except for (A) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements as in effect as of the date hereof or (B) increases required under the existing terms of any Company Employee Plan; (ii) grant or increase any severance or termination pay to the Company’s or its Subsidiaries’ current or former directors, employees, independent contractors or executive officers, except as required under the existing terms of a Company Employee Plan; (iii) establish, adopt, amend, enter into or terminate any material Company Employee Plan (including any plan, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof), other than as required under Applicable Law or general amendments to any broad-based Company Employee Plan made in the ordinary course of business consistent with past practice; (iv) take any action to accelerate the vesting, payment or funding of compensation or benefits under a Company Employee Plan or otherwise, except for any funding in the ordinary course of business consistent with past practice; or (v) hire or terminate (other than for “cause”) any employee or executive officer of the Company or its Subsidiaries with annual compensation in excess of $325,000, except for any hires made in replacement of any employee or executive officer of the Company or its Subsidiaries with annual compensation in excess of $325,000 on substantially equivalent economic terms;

(f) acquire any business, assets or capital stock of, or make any loans, advances or capital contributions to, any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise), or make any loans, advances or capital other than one or more acquisitions in the ordinary course of business that, individually or in the aggregate, involve a purchase price or other consideration of not more than $10,000,000, other than loans, advance or capital to any wholly-owned Subsidiary of the Company in the ordinary course of business;

(g) sell, lease, license, pledge, transfer, abandon, subject to any Lien or otherwise dispose of any Company Intellectual Property Assets, material assets, material properties or other assets or properties with a fair market value of more than $10,000,000, except (i) non-exclusive licenses of Company Intellectual Property Assets to customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(h) agree to any exclusivity, non-competition or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(i) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(j) except for extensions of credit under the Company’s current credit facilities in the ordinary course of business and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur, issue, or otherwise become liable for additional Indebtedness for borrowed money in excess of $10,000,000 or (ii) assume, guarantee or endorse the obligations of any Person (other than the Company or any of its Subsidiaries), in each case, in excess of $5,000,000;

(k) (i) make any material change to a method of Tax accounting, (ii) make, revoke or change any material Tax election, (iii) surrender any claim for a refund of a material amount of Taxes, (iv) enter into any closing agreement with respect to any material amount of Taxes, (v) amend any material Tax Return or (vi) settle or compromise any Proceeding with respect to a material amount of Taxes;

(l) (i) implement or announce any employee layoffs that could implicate the Worker Adjustment Retraining and Notification Act or any similar Applicable Law or (ii) unless required by Applicable Law, recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(m) make or authorize any capital expenditures, other than (i) capital expenditures consistent with the Company’s capital expenditure budget Made Available to Parent and (ii) other capital expenditures in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(n) settle or compromise, or propose to settle or compromise, any claim or Proceeding involving the Company or any of its Subsidiaries involving monetary payment by the Company or any of its Subsidiaries in excess of $3,000,000 in the aggregate or which otherwise involves material non-monetary relief;

(o) (i) except for amendments, renewals or terminations in the ordinary course of business consistent with past practice that would not be adverse in any material respect to the Company and its Subsidiaries, modify, amend, waive, fail to enforce (in each case, in any material respect), assign to any Third Party (except with respect to subcontracting) or terminate any Material Contract or (ii) enter into a Contract that would be a Material Contract if entered into prior to the date hereof; or

(p) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement (i) exclusively among the Company and its wholly-owned Subsidiaries or (ii) in respect of interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products in the ordinary course of business consistent with past practice and which such transaction or agreement can be terminated at Closing without incurring any penalties, breakage fees or other similar costs.

Section 6.02 Unsolicited Proposals.

(a) Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by this Section 6.02, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01:

(i) the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information) any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse or enter into any letter of intent, agreement, Contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)) or other arrangement with respect to an Acquisition Proposal or enter into any agreement, Contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement or (D) resolve or agree to do any of the foregoing; and

(ii) the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing solicitations, encouragements, discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or its or their respective Representatives with respect to an Acquisition Proposal, and promptly (and, in any event, within 24 hours) following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed and shall use commercially reasonable efforts to cause the return or destruction thereof.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), if, at any time on or after the date hereof, but prior to obtaining the Shareholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from or principally arise out of a material breach of this Section 6.02, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (iv) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, however, that the Company (1) will not, and will cause its Subsidiaries and its or their respective Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (and in any event within 24 hours) provide to Parent any material non-public information or other data or information concerning the Company or its Subsidiaries or access provided to such Third Party, in each case which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 6.02(a), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, and provided that such Acquisition Proposal did not, directly or indirectly, result from or principally arise out of a material breach of this Section 6.02, contact such Third Party solely in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party in order to permit the Company Board to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions of this Section 6.02.

(c) The Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of the Company’s receipt of any Acquisition Proposal, or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or of any requests for information or access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal or other inquiry, proposal or offer (or, if oral, the material terms and conditions of such Acquisition Proposal or other inquiry, proposal or offer) and (ii) the identity of the Third Party making such Acquisition Proposal, inquiry, proposal, offer or information or access request. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis (and in any event within 24 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or other inquiry, proposal or offer, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation setting forth or related to the material terms of such Acquisition Proposal or other inquiry, proposal or offer that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company or its Subsidiaries (or its or their respective Representatives) within 24 hours after exchange thereof.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(e) Notwithstanding anything to the contrary in this Section 6.02, the Company agrees that in the event any Subsidiary or Representative takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 6.02, then the Company shall be deemed to have so breached this Section 6.02.

Section 6.03 Company Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), the Company Board shall not (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, the Company Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer, (iv) approve, endorse or enter into, or publicly propose to approve, endorse or enter into, or cause or permit the Company or any Subsidiary of the Company to execute, or enter into, any letter of intent, agreement, Contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)) or other arrangement constituting or that would reasonably be expected to lead to an Acquisition Proposal or enter into any agreement, Contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, (v) fail to include the Company Recommendation in the Proxy Statement or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).

(b) (i) Subject to the Company’s compliance with Sections 6.02 and 6.03, at any time prior to obtaining the Shareholder Approval, the Company Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal received after the date hereof or (2) any material fact, event, change, development or circumstance not known or reasonably foreseeable by the Company Board as of the date hereof (or, if known, the consequences of which were not known nor reasonably foreseeable) and not relating to any Acquisition Proposal (such fact, event, change, development, circumstance or consequences thereof, an “Intervening Event”) or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made, in either case:

(A) until after the third Business Day following written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(B) unless during such three Business Day period (or two Business Day period following an amended proposal), the Company and its Subsidiaries shall, and shall cause their respective Representatives to, to the extent requested by Parent, negotiate with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantee and the Financing Commitment Letters as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C) unless, following the expiration of such three Business Day period (or two Business Day period following an amended proposal), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to this Agreement, the Guarantee and the Financing Commitment Letters proposed by Parent, (x) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law and (y) that such Acquisition Proposal continues to be a Superior Proposal.

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:

(A) until after the third Business Day following written notice from the Company advising Parent that the Company Board intends to take such action and specifying the facts underlying the determination by the Company Board that an Intervening Event has occurred, and the facts underlying and the reason for the Adverse Recommendation Change, in each case in reasonable detail (a “Notice of Intervening Event”);

(B) unless during such three Business Day period, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, to the extent requested by Parent, negotiate with Parent and its Representatives in good faith to enable Parent to amend this Agreement, the Guarantee and the Financing Commitment Letters in such a manner that obviates the need for an Adverse Recommendation Change; and

(C) unless, following the expiration of such three Business Day period, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to this Agreement, the Guarantee and the Financing Commitment Letters proposed by Parent, that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii), except that any reference to three Business Days shall instead be to two Business Days.

(c) Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law or any disclosure requirements under Applicable Law; provided that (x) the Company and the Company Board may not effect an Adverse Recommendation Change except as permitted by Section 6.03(b)(ii); and (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not, in and of themselves, constitute or be deemed to constitute an Adverse Recommendation Change.

Section 6.04 Approval of Merger Agreement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Shareholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, including the form of proxy, the “Proxy Statement”). Subject to the receipt from Parent and Merger Sub of the information regarding Parent, Merger Sub and their Affiliates, as applicable, described below in this Section 6.04(a), the Company shall file the Proxy Statement with the SEC as promptly as reasonably practicable (and no later than 20 Business Days) after the date hereof. The Company shall use commercially reasonable efforts to respond to and resolve as promptly as reasonably practicable any comments received from the SEC or its staff concerning the Proxy Statement, and shall cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Parent and Merger Sub promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including using reasonable best efforts to promptly furnish to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Shareholder Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to shareholders of the Company and at the time of the Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

(b) Subject to Section 6.04(a), as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (including by running broker searches sufficiently in advance of the earliest possible record date on which the Proxy Statement can be mailed to avoid any delays in mailing the Proxy Statement), the Company shall, in accordance with Applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and, no more than 45 calendar days following the mailing of the Proxy Statement by the SEC, hold a special meeting of the Company’s shareholders (including any adjournments and postponements thereof, the “Shareholder Meeting”) for the purpose of considering and taking action upon the matters requiring Shareholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Shareholder Meeting (A) with the consent of Parent, (B) if, on a date on which the Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Shareholder Approval or to represent a quorum therefor or (C) after consultation with Parent and outside legal counsel, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Shareholder Meeting. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders and to solicit from shareholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger.

Section 6.05 Access to Information. Subject to Applicable Law, Section 6.12, Section 6.18 and applicable contractual restrictions, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts, personnel, Tax Returns and records. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, (1) in the case of clauses (a), (b) and (d), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (2) in the case of clause (a), the Company shall use commercially reasonable efforts to obtain any consents of Third Parties that are necessary to permit such access), (c) to provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could reasonably be expected to in the judgment of the Company based on advice of counsel violate any Applicable Law. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any customer, partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for information made pursuant to this Section 6.05 shall be directed to the Senior Vice President, General Counsel and Secretary or other Person designated by the Company. All such information shall be deemed “Evaluation Material” (as defined in the Confidentiality Agreement) under and be governed by the terms of the Confidentiality Agreement.

Section 6.06 Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon (a) its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected have a Company Material Adverse Effect and (y) with respect to Parent or Merger Sub, had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date and (b) receipt of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with consummation of the transactions contemplated by this Agreement. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07 Employee Benefit Plan Matters.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), Parent shall use commercially reasonable efforts to cause the service of each such Continuing Employee to be recognized for purposes of eligibility to participate, vesting and, with respect to any vacation or severance plan only, benefit accrual, under each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries, but not including any equity or equity-based compensation plans, programs, agreements or arrangements, long-term incentive plans, defined benefit pension plans or retiree medical plans (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits. To the extent reflected on financial statements of the Company, Parent shall assume any and all vacation and paid time off balances of Continuing Employees.

(b) For a period of not less than 18 months after the Closing Date (or if shorter, the period of employment of the relevant Continuing Employee) (the “Continuation Period”), Parent shall provide each Continuing Employee with (i) (A) base salaries or base hourly rates and (B) annual target cash incentive compensation opportunities (including cash bonuses and commissions) at least equal, in the aggregate, to those provided immediately prior to the Closing Date, and (ii) employee benefits (other than equity, equity-based or nonqualified deferred compensation benefits, defined benefit plan benefits and retiree welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date under the applicable Company Employee Plans. In addition, during the Continuation Period, Parent shall assume and honor, and shall cause the Surviving Corporation and their respective Subsidiaries to assume and honor, the terms of the Company’s severance guidelines outlined in Schedule 6.07(b) and provide the severance compensation and benefits required thereunder to be provided to any Continuing Employee who incurs a qualifying termination during such Continuation Period.

(c) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) during the plan year in which the Closing Date occurs, provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in such plan year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) From and after the Closing Date, Parent shall honor, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing (as of the date hereof) employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee of the Company Made Available to Parent, and (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or compensation deferral plans, programs or agreements of the Company or its Subsidiaries Made Available to Parent. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Company Employee Plan that uses such term or a similar term.

(e) Following the Closing Date, Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, comply with the federal Worker Adjustment and Retraining Notification Act, including any notice or filing requirements thereunder, and any similar Applicable Law affecting any site of employment of the Parent, Surviving Corporation and their respective Subsidiaries.

(f) This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.07, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 6.07. No provision of this Section 6.07 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Parent, Company or any of their Subsidiaries in respect of continued employment (or resumed employment) or any other matter, except with respect to Section 6.11. Nothing contained in this Section 6.07 or any other provision of this Agreement, express or implied, is intended to confer upon any Continuing Employee any right to employment or continued

employment for any period or continued receipt of any specific benefit or compensation, shall constitute an establishment of or amendment to or any other modification of, or shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company or any of its Subsidiaries) from amending or terminating, any benefit or compensation plan, program, agreement, contract or arrangement.

Section 6.08 State Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover law (including Chapters 110C, 110D and 110F of the Massachusetts General Laws) or similar Applicable Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Applicable Law or similar Applicable Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Applicable Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.09 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement, including its obligations to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

Section 6.10 Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Shareholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11 Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each such individual an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.11(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise)

imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party subject to the undertaking in this Section 6.11 to repay advanced amounts), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party as set forth in Part 6.11(b) of the Company Disclosure Schedule; and (y) any indemnification provision (including advancement of expenses subject to the undertaking in this Section 6.11 to repay advanced amounts) and any exculpation provision set forth in the Company Articles or Company Bylaws as in effect on the date hereof. To the extent that an Indemnified Party is a witness or participant other than as a named party in an Indemnified Party Proceeding, the Indemnified Party will also be compensated by Parent at the rate of $2,000 per day (or partial day); provided that the Indemnified Party will not be entitled to such per diem compensation if he or she is employed as an officer of Parent or the Surviving Corporation when such cooperation is sought. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.11. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal Representatives, including any executor or trustee and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any articles of organization or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.11; provided, however, that such rights of the Indemnified Parties as third party beneficiaries under this Section 6.11 shall not arise unless and until the Effective Time).

Section 6.12 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all reasonably necessary, proper or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of such steps as may be reasonably necessary, proper or advisable to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) the delivery of notices to, and the obtaining of consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary, proper or advisable to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; and (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement; and (v) promptly take, and cause its Affiliates to take, all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries, only in the event the Closing occurs. Parent shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(c) Without limiting the generality of anything contained in this Section 6.12, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any substantive communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all substantive written communications; and (iv) pull and re-file any notice under the HSR Act only if the other parties hereto agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all substantive information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall give due consideration to all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party). In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(d) In furtherance and not in limitation of the foregoing, Parent agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than three Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Parent or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Parent or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement) (each a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Merger and the other transactions contemplated by this Agreement, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Merger and the other transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three Business Days prior to the End Date. Parent and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement.

(e) In the event that any Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall take any and all action to resolve any such Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(f) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries and Affiliates (including portfolio company Affiliates) to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s consultation and participation rights described above, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances as promptly as practicable, and in any event prior to the End Date, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

Section 6.13 Shareholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to review and timely comment on all filings and responses to be made by the Company in connection therewith (which comments the Company shall in good faith take into account), and participate and consult in the defense and settlement of, any Shareholder Litigation, and shall keep Parent reasonably informed with respect to the status of any Shareholder Litigation. Without limiting the foregoing, the Company shall not agree to such settlement or other compromise or arrangement without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, the Company will give the Parent reasonably prompt (and no later than two Business Days) of any derivative demand made pursuant to Section 7.42 of the MBCA related to this Agreement or the transactions contemplated hereby, and shall consult with the Parent in connection with, and prior to, any determination made by the independent directors of the Company Board or any committee of independent directors pursuant to Section 7.44 of the MBCA. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Shareholder Litigation.

Section 6.14 Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Applicable Law or Order or the applicable rules of Nasdaq if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communication that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements jointly by the parties (or individually, if approved the other party), or (2) relating to an Acquisition Proposal, Adverse Recommendation Change effected in accordance with Section 6.03 or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and permitted by Section 6.03(c).

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.16. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of

Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by Parent and Merger Sub) to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions contained in the Fee Letter) described in the Financing Commitment Letters, and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters or the Fee Letter if such amendment, supplement, modification or waiver, (A) with respect to the Financing Commitment Letters or Fee Letter, reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available at Closing to fund such fees or original issue discount and (y) after giving effect to such reduction and any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 5.09 shall be true and correct), or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or imposes new or additional conditions or otherwise expands, amends or modifies any other provision of the Financing Commitment Letters or the Fee Letter, in each case of clauses (A) and (B), in a manner that would (x) reasonably be expected to prevent or make less likely the funding of the Financing in an amount necessary to fund the Required Amounts on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Commitment Letters or the definitive agreements with respect thereto (provided that, subject to compliance with the other provisions of this Section 6.17(a), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the Debt Commitment Letter (other than an amendment to add additional lenders, arrangers, bookrunners and agents) and the Fee Letter. Parent and Merger Sub shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Debt Financing, and shall not release or consent to the termination of the obligations of the financing sources under the Debt Commitment Letter, in each case, without the prior written consent of the Company, to the extent such withdrawal, termination, repudiation, reduction or rescission is in an amount such that the net proceeds of the Financing would not be in an amount sufficient to fund the Required Amounts at Closing or the Parent would not be able to make the representation set forth in Section 5.08 hereof as of the date of such withdrawal, termination, repudiation, reduction or rescission after giving effect thereto. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Agreement, (i) references to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.17(a), (ii) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.17(a) and (iii) references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.17(a).

(b) Each of Parent and Merger Sub shall, taking into account the Marketing Period, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by Parent and Merger Sub) to arrange and obtain the Financing on the terms (including the market “flex” provisions contained in the Fee Letter) and subject only to the conditions set forth in the Financing Commitment Letters, including using reasonable best efforts (taking into account the Marketing Period to the extent reasonably applicable) (A) to maintain in effect the Financing Commitment Letters, (B) to promptly negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) contained in the Debt Commitment Letter and the Fee Letter; (C) to promptly prepare the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the Debt Financing and to commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable following the date of this Agreement; (D) to promptly satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter and to consummate the Financing at or prior to the Closing and (E) to promptly, diligently and fully enforce its rights under the Financing Commitment Letters including using its reasonable best efforts to enforce their rights under the Debt Financing to the extent necessary to consummate the transactions contemplated by this Agreement and (F) to comply with its obligations under the Financing Commitment Letters and the Fee Letter. Promptly upon written request, Parent shall inform the Company in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing and any material developments in respect thereof. Parent shall provide the Company promptly upon written request with such information regarding the Debt Financing and any syndication efforts as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice of (x) any actual breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) the receipt of (A) any written notice or (B) other communication in writing, in each case from any Financing source with respect to any actual breach, default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters or definitive agreements related to the Financing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence or the status of the Debt Financing. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is required to pay all amounts required to be paid in connection with the Merger and the transactions contemplated by this Agreement (including, without limitation, to fund the Aggregate Merger Consideration, repay or refinance the debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and all other fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement and the Financings), Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Merger, the Financing and the transactions contemplated by this Agreement and the Financing Commitment Letters (including, without limitation, payment of the Required Amounts at Closing) with conditions not more onerous to comply with in any material respect than the conditions set forth in the Debt Commitment Letter as of the date hereof as promptly as reasonably practicable following the occurrence of such event. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

(c) Prior to the Closing Date, the Company shall use, and shall cause each of its Subsidiaries to use, and shall use reasonable best efforts to have each of its and its Subsidiaries’ respective directors, officers and advisors to use, in each case, their respective reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of the Debt Financing (solely for the purposes of this Section 6.17, the term “Debt Financing” shall be deemed to include customary Rule 144A-for-life high-yield non-convertible debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions of the Fee Letter or any other document associated with the Debt Commitment Letter) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), which reasonable best efforts shall include (i) upon reasonable notice, and at reasonable times and locations to be mutually agreed, causing the management teams of the Company and its Subsidiaries with appropriate seniority and expertise and external auditors to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) assisting with the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary in connection with the Debt Financing and (B) materials for rating agency presentations, provided, however, that any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents or rating agency presentations shall not contain disclosure reflecting the Parent as the obligor(s) other than as set forth in the customary authorization letters or representation letters as contemplated by clause (iii) below, (iii) executing customary authorization letters or management representation letters, as applicable, (iv) furnishing Parent reasonably promptly with the Required Information as and when it becomes available, (v) assisting with the preparation of any pledge and security documents, guarantees, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter) and otherwise facilitating the pledging of collateral to the extent required at Closing by the Debt Commitment Letter (including cooperation in connection with the pay-off at Closing of existing Indebtedness to the extent expressly contemplated by this Agreement and the release, following such repayment, of related Liens and termination, following such repayment, of security interests (including delivering prepayment or termination notices as required), (vi) assisting Parent or Merger Sub in obtaining from the Company and/or its Subsidiaries’ auditors comfort letters (including as to negative assurances) in connection with the Debt Financing and (vii) to the extent requested at least ten Business Days prior to the Closing Date, providing, at least three Business Days prior to the Closing Date, all documentation with respect to the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering Applicable Laws, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; provided, however, that the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 6.17(c) or (g) below that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached or otherwise causes the breach of this Agreement or any Contract to which the any of the Company or its Subsidiaries is a party, in each case, in a manner that would cause any closing condition set forth in Section 7.02 to fail to be satisfied; (C) requires the Company or its Subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing (other than the authorization letters and management representation letters referenced above) prior to, or that are not conditioned upon, the Closing; (D) requires the Company or its Subsidiaries or their respective directors, officers, managers or employees (other than execution and delivery into escrow by those officers that will act in a similar capacity after the Closing) to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to the authorization letters and management representation letters referenced above and the redemption notice referred to below) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (E) requires the Company or its Subsidiaries to give any legal opinion or other opinion of counsel; (F) requires the Company or its Subsidiaries to provide any information that is prohibited or restricted by Applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product, to the extent the Company and its Subsidiaries uses reasonable best efforts to provide such information in a manner that does not breach such undertaking, obligation or privilege; (G) requires the Company or any of its Subsidiaries to prepare or deliver any financial statements or other financial information other than the Required Information; or (H) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents or would result in a violation or breach of, or default under, any agreement or Contract to which the Company or any of its Subsidiaries is a party (except to the extent such action is conditioned upon and subject to, the Closing). In no event shall the Company be in breach of this Agreement because of the failure to deliver any historical financials that is not currently readily available to the Company and its Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent.

In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing (other than with respect to the authorization letters and management representation letters referenced above) to the extent such expenses are not subject to reimbursement in accordance with the terms hereof or such indemnity or liability is not otherwise subject to indemnification pursuant to the terms of this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.17(c) represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates with respect to cooperation in connection with the Debt Financing. Parent and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the Debt Financing shall be subject to the prior review of the Company. From the date on which Parent receives the Required Information until the Closing, the Company and its Subsidiaries shall (i) periodically update any Required Information provided by them or on their behalf as may be necessary so that such Required Information is (A) Compliant and (B) would not result in a restart of the Marketing Period as set forth in the definition thereof and (ii) promptly notify Parent in writing if (1) the Company determines that it must restate any financial statements included in the Required Information or (2) the applicable independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) Parent shall promptly, upon Parent’s receipt of written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ (of one firm of outside counsel and reasonably necessary regulatory counsel) and accountants’ fees) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.17 or otherwise in connection with the Financing and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (including any alternate financing) and any information used in connection therewith, except to the extent such losses result from the gross negligence, willful misconduct and/or material breach of this Agreement by such Financing Indemnitee (as determined by a final and non-appealable judgment of a court of competent jurisdiction). This Section 6.17(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal Representatives, successors and assigns who are each third party beneficiaries of this Section 6.17(e).

(f) In no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any agreement, contract or arrangement prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement.

(g) The Company shall use its commercially reasonable efforts to, reasonably promptly after the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent (provided such terms and conditions (i) are in compliance with all applicable terms and conditions of any existing Indebtedness, Contract and Applicable Law and (ii) would not reasonably be expected to prevent or materially delay consummation of the Merger or prevent or materially delay the ability of the Company to perform its obligations hereunder) (including the timing of the delivery of any prepayment notice), pursue any combination of the following approaches chosen by Parent (in consultation with the Company): a tender offer, consent solicitation and/or delivery of a redemption notice contemporaneously with Closing, in each case, in respect of the 3.11% senior notes due 2020 of the Company, provided that such approach is contingent upon the Closing (any such transaction, a “Debt Transaction”). Prior to the Closing Date, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions.

Section 6.18 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of April 6, 2017 between L1 Health LLC and the Company (the “Confidentiality Agreement”). All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement, provided, however, that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources that may become parties to the Debt Financing and/or ratings agencies (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings substantially consistent with the terms of the Confidentiality Agreement.

Section 6.19 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.20 Merger Sub Expenditure; Parent Distributions. From the date hereof until the Effective Time, (i) Parent shall cause Merger Sub to not expend funds other than in connection with the Merger and the transactions contemplated by this Agreement and the payment of related expenses and (ii) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a) the Shareholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.12) applicable to the Merger under the HSR Act shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Schedule 7.01(c) shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) Other than the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.09(b) (Absence of Company Material Adverse Effect), Section 4.24 (Brokers’ Fees), Section 4.25 (Opinion of Financial Advisor) and Section 4.23 (State Takeover Laws), the representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.24 (Brokers; Fees), Section 4.25 (Opinion of Financial Advisor) and Section 4.23 (State Takeover Laws) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the representations and warranties set forth in Section 4.05 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount and (iv) the representations and warranties set forth in Section 4.09(b) (Absence of Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date;

(b) the Company shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing;

(c) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date); except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall each have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the shareholders of the Company);

(b) by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before March 19, 2018 (the “End Date”) (notwithstanding any approval of this Agreement by the shareholders of the Company) provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by the End Date (for the avoidance of doubt, Parent’s and Merger Sub’s failure to close as a result of the failure of all, or any portion of, the Debt Financing (or any alternative financing) to be funded at Closing for any reason shall not in any way limit its termination right pursuant to this Section 8.01(b));

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the shareholders of the Company); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.12;

(d) by either Parent or the Company, upon written notice to the other party, if the Shareholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, upon written notice to the Company, if prior to the Shareholder Approval the Company Board shall have effected an Adverse Recommendation Change;

(h) by the Company, upon written notice to Parent, if prior to the Shareholder Approval the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.02 and Section 6.03, and substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal and pays the Company Termination Fee to Parent (or its designee) in accordance with Section 9.04; or

(i) by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Parent’s failure to effect the Closing) have been satisfied or waived, (B) Parent and Merger Sub fail to consummate the Merger on or prior to the time that the Closing should have occurred pursuant to Section 2.01, (C) the Company shall have given Parent written notice following the satisfaction of such conditions to the extent specified in the foregoing clause (A) that the Company stood and continues to stand ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub fail to consummate the Merger on or prior to the date that is three Business Days after delivery of the notice described in clause (C).

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.04(a), (iii) the last sentence of Section 6.05, (iv) Section 6.17(e), (v) Section 6.18, (vi) Section 8.03 and (vii) Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the termination of this Agreement, but subject in the case of Parent and Merger Sub to the limitations set forth in Section 8.03, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Aggregate Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, subject only to Section 9.04(b). For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02, nothing shall relieve any party for fraud.

Section 8.03 Parent and Related Parties Liability. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries agree on behalf of themselves and their respective current and future Affiliates that (a) if Parent and/or Merger Sub breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any allegation of fraud) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, other than with respect to fraud), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.09 and except for the Company’s rights under the Guarantee and the Equity Commitment Letter, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, any Non-Recourse Party (as defined in the Limited Guarantee, the “Parent Related Parties”) or any Debt Financing Related Party for any breach, loss, damage or failure to perform under, this Agreement or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) terminate this Agreement pursuant to Section 8.01(f) or Section 8.01(i) and receive payment of the Parent Termination Fee plus the Parent Expenses and Recovery Costs or (y) terminate this agreement pursuant to Section 8.01(f) and seek to recover monetary damages from Parent and/or Merger Sub; provided, that in no event shall Parent and Merger Sub be subject to monetary damages in the aggregate in excess of the amount of the Parent Termination Fee plus the Parent Expenses and the Recovery Costs; and (b) other than as provided by Section 9.04 and Section 9.09 and as expressly provided by and subject to the terms of the Equity Commitment Letter and the Guarantee, neither the Company, its Subsidiaries nor any of their respective current and future

Affiliates will have or assert any rights or claims against any of the Debt Financing Related Parties or Parent Related Parties relating to this Agreement or any of the transactions contemplated herein. This Section 8.03 is intended to benefit, and may be enforced by, Parent, Merger Sub, the Parent Related Parties and the Debt Financing Sources providing Financing Commitment Letters (and each such Person shall be a third party beneficiary of this Section 8.03) and shall be binding on all the respective successors and permitted assigns of the Company, its Subsidiaries and their respective current and future Affiliates.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

c/o Pamplona Capital Management

375 Park Avenue, 23rd Floor

New York, New York 10152

Attn:                  Jeremy Gelber

Facsimile:         (212) 207-8821

Email:               jgelber@pamplonafunds.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:                Peter Martelli, P.C.

                         Jonathan Davis, P.C.

Facsimile:       (212) 446-4900

Email:             peter.martelli@kirkland.com

                         jonathan.davis@kirkland.com

if to the Company, to:

PAREXEL International Corporation

195 West Street

Waltham, Massachusetts 02451

Attn:                Douglas A. Batt, Senior Vice President, General Counsel and Secretary

Facsimile:       (781) 768-5512

Email:             douglas.batt@parexel.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:     Stuart M. Cable

                     Andrew H. Goodman

Facsimile:    (617) 523-1231

E-Mail:        scable@goodwinlaw.com

                      agoodman@goodwinlaw.com

Section 9.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s shareholders, no such amendment or waiver shall be made or given after the Shareholder Approval that requires the approval of the shareholders of the Company under Applicable Law unless the required further approval is obtained; provided, further, that notwithstanding anything to the contrary contained herein, Section 8.03, this Section 9.03, Section 9.04(c), Section 9.05, Section 9.06, Section 9.07 and Section 9.08 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to (i) a Debt Financing Related Party without the prior written consent of the Debt Financing Sources or (ii) any Parent Related Party without the prior written consent of such Parent Related Party.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Expenses.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.01(g);

(ii) this Agreement is terminated pursuant to Section 8.01(h); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(e) and (B) an Acquisition Proposal shall have been made directly to the Company’s shareholders or shall have been otherwise publicly disclosed and, in each case, not withdrawn before receipt of the Shareholder Approval and (C) within 12 months after the date of such termination, the Company consummates or enters into a definitive agreement providing for a transaction that constitutes an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (B) above), which is subsequently consummated (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within two Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the consummation of the Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to Section 9.04(b) and not in duplication, even though such payment may be payable under one or both provisions hereof. In the event that Parent shall become entitled to receive full payment pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the

Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) In the event that this Agreement is terminated pursuant to Section 8.01(i) or Section 8.01(f), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the first Business Day following such termination. In the event that the Company shall become entitled to receive full payment pursuant to this Section 9.04(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for the obligations of Parent and Merger Sub pursuant to Section 6.17(e) and this Section 9.04(c) (collectively, the “Parent Expenses”) together with any Recovery Costs, neither Parent nor Merger Sub nor any of their Affiliates or Representatives (including any Debt Financing Related Parties and Parent Related Parties) shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any Proceeding against Parent, Merger Sub or any of their respective Affiliates or Representatives (including any Debt Financing Related Party or Parent Related Party) for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company its reasonable, documented, out-of-pocket costs and expenses (including reasonable, documented, out-of-pocket attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.04 are an integral part of the Agreement, (ii) the damages under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and difficult to ascertain as of the date of this Agreement and therefore, the amounts payable pursuant to this Section 9.04 are not a penalty but rather constitute liquidated damages in a reasonable amount to compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Agreement, and (iii) without the agreements contained in this Section 9.04, the parties hereto would not have entered into this Agreement.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that

(i) prior to the Closing, Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement (in whole but not in part) to any Affiliate of Parent, provided such assignment shall not impair, delay or prevent the consummation of the Merger, (ii) at or after the Effective Time, Parent and Merger Sub may assign this Agreement for collateral security purposes to any lender providing financing to Parent and (iii) after the Effective Time, Parent or the Surviving Corporation may assign this Agreement, including any or all rights, interests or obligations hereunder, to any Person, including in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration, Section 6.11 and Section 6.17(e), which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who following the Closing may enforce the covenants contained therein; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the Company’s equity holders pursuant to Article 2 concerning payment of the Aggregate Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s equity holders (including holders of Company Equity Awards); provided, further that the Debt Financing Sources may enforce (solely as such provision relates to such Debt Financing Sources and Debt Financing Related Parties in such capacity as third party beneficiary) on behalf of the Debt Financing Related Parties (and each is an intended third party beneficiary of) the provisions of Section 8.03, Section 9.03, Section 9.04(c), this Section 9.05, Section 9.06, Section 9.07 and Section 9.08; provided, further, that the Parent may enforce on behalf of the Parent Related Parties the provisions of Section 8.03, Section 9.03, Section 9.04(c) and this Section 9.05.

Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such State. Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees that any Proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Related Party arising out of, or relating to, the transactions contemplated hereby or the transactions contemplated by the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.07 Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding brought by any party to this Agreement with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (or if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction, then any federal court of the United States located within the Commonwealth of Massachusetts). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party to this Agreement with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.07, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) waives, to the fullest extent permitted by the Applicable Law, any claim that (A) such suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.01.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTER OR DEBT FINANCING OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOURTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND THE APPELLATE COURTS THEREOF, AND THE PROVISIONS OF SECTION 9.08 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE DEBT FINANCING).

Section 9.09 Specific Performance.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Parent’s and Merger Sub’s obligation to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 8.02, Section 8.03 or Section 9.04 and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Notwithstanding the foregoing or anything else to the contrary herein, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein if and only if each of the following conditions has been satisfied: (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the Debt Financing (or any alternative debt financing contemplated by Section 6.17(b)) is available to be funded at the Closing and has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or any alternative debt financing contemplated by Section 6.17(b)) are funded, then the Company will take such actions as are within its control to effect the

Closing (such clauses (A), (B) and (C), together, the “Specific Performance Conditions”). For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger unless either the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing, Parent and Merger Sub may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The parties hereto further agree that (x) following the Company’s valid termination of this Agreement in accordance with Section 8.01, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically Parent’s and Merger Sub’s surviving obligations herein, including with respect to the payment of monetary damages under Section 8.02 or the payments of the Parent Termination Fee and/or any Parent Expenses and/or any Recovery Costs to which the Company is entitled under Section 9.04(c), and (y) following Parent’s valid termination of this Agreement in accordance with Section 8.01, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of monetary damages under Section 8.02 or the payments of the Company Termination Fee to which Parent is entitled under Section 9.04(b).

(b) The parties hereto further agree that (i) subject to Section 9.04(b) and Section 9.04(c), by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time. In any Proceeding seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable and documented attorneys’ fees and disbursements) in connection with such Proceeding.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Entire Agreement; No Reliance; Access to Information.

(a) This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Financing Commitment Letters and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent nor Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or Made Available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c) Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 9.13 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAREXEL INTERNATIONAL CORPORATION

By:	/s/ Josef H. von Rickenbach
Name:	Josef H. von Rickenbach
Title:	Chairman and Chief Executive Officer

WEST STREET PARENT, LLC

By:	/s/ Jeremy Gelber
Name:	Jeremy Gelber
Title:	President

WEST STREET MERGER SUB, INC.

By:	/s/ Jeremy Gelber
Name:	Jeremy Gelber
Title:	President

ANNEX B

[Letterhead of Goldman Sachs & Co. LLC]

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 19, 2017

Board of Directors

PAREXEL International Corporation

195 West Street

Waltham, Massachusetts 02451

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than West Street Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of PAREXEL International Corporation (the “Company”) of the $88.10 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017 (the “Agreement”), by and among Parent, West Street Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Pamplona Capital Management LLP (“Pamplona”), an affiliate of Parent, and its affiliates and their respective portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Pamplona, its affiliates and/or their respective portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-lead arranger and as a joint bookrunner with respect to a senior secured term loan (aggregate principal amount $700,000,000 to Alvogen Pharma US Inc., a subsidiary of Alvogen, Inc., a portfolio company of Pamplona, in September 2015; as a joint bookrunner with respect to a senior secured term loan (aggregate principal amount $717,000,000) to Omnium de Gestion et de Financement S.A. (“OGF”), a portfolio company of Pamplona, in November 2016; and as financial advisor to Pamplona with respect to the sale by an affiliate of Pamplona of such affiliate’s holdings in OGF in April 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates and to Pamplona, its affiliates and their respective portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Pamplona and its affiliates from time to time and may have invested in limited partnership units of affiliates of Pamplona from time to time and may do so in the future.

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

PAREXEL International Corporation

June 19, 2017

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2016; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical outsourcing services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $88.10 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $88.10 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors

PAREXEL International Corporation

June 19, 2017

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $88.10 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

Massachusetts Business Corporation Act

Part 13

Appraisal Rights

§  13.01. Definitions.

In this part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)	listed on a national securities exchange,

(b)	designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c)	listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

§  13.02. Right to Appraisal.

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)

consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive

ALM GL ch. 156D, § 13.31

upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)	consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)	in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non–cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

ALM GL ch. 156D, § 13.31

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)	an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre–existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)	any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)	Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)	Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)	the proposed action is abandoned or rescinded; or

(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)	A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§  13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a)

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the

ALM GL ch. 156D, § 13.31

corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§  13.20. Notice of Appraisal Rights.

(a)	If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)	In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§  13.21. Notice of Intent to Demand Payment.

(a)	If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§  13.22. Appraisal Notice and Form.

(a)	If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

ALM GL ch. 156D, § 13.31

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)	supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

§  13.23. Perfection of Rights; Right to Withdraw.

(a)	A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after–acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

ALM GL ch. 156D, § 13.31

§  13.24. Payment.

(a)	Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§  13.25. After-Acquired Shares.

(a)	A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)	If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24:

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)	Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)	Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

ALM GL ch. 156D, § 13.31

§  13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.

(a)	A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§  13.30. Court Action.

(a)	If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60–day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)	The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§  13.31. Court Costs and Counsel Fees.

(a)	The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

ALM GL ch. 156D, § 13.31

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)	against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)	To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

ANNEX D

AMENDMENT

TO

SECOND AMENDED AND RESTATED BY-LAWS

OF

PAREXEL INTERNATIONAL CORPORATION

Pursuant to Article VI, Section 7 of the Second Amended and Restated By-Laws of Parexel International Corporation, a Massachusetts corporation, (the “Bylaws”) and Massachusetts General Laws Chapter 156D, Section 10.20, the Bylaws are hereby amended by inserting the following new Article VI Section 9 in its entirety:

“9. Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer, employee, or stockholder (including a beneficial owner of stock) of the corporation to the corporation or the corporation’s stockholders (including beneficial owners of stock), (iii) any action asserting a claim against the corporation or any current or former director, officer, employee, or stockholder (including a beneficial owner of stock) of the corporation arising pursuant to any provision of the Massachusetts Business Corporation Act or the corporation’s Articles of Organization or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any current or former director, officer, employee or stockholder (including a beneficial owner of stock) of the corporation governed by the internal affairs doctrine shall, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants, be the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts (or, if and only if the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts lacks jurisdiction, another Massachusetts state court located in Suffolk County, or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Massachusetts, Eastern Division, or, if and only if the federal district court for the District of Massachusetts, Eastern Division is an inappropriate division, then another division of the federal district court for the District of Massachusetts).”

Adopted: June 19, 2017

/s/ Douglas Batt
Douglas Batt, General Counsel and Secretary

D-1

VOTE BY INTERNET Go to www.proxyvoting.com/prxl Follow steps outlined on the secure website. VOTE BY TELEPHONE Call toll free (800) 660-7809 within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MacKenzie Partners, Inc., 105 Madison Avenue, 17th Floor, New York, NY 10017. Proxies Submitted By the Internet or Telephone Must Be Received by 11:59 P.M., Eastern Time, on September 14, 2017. PAREXEL International Corporation Meeting of Shareholders This proxy is solicited by PAREXEL’s board of directors The undersigned(s) hereby appoint(s) Simon Harford, Senior Vice President and Chief Financial Officer, and Douglas A. Batt, Senior Vice President, General Counsel and Secretary, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the meeting of shareholders of PAREXEL International Corporation, to be held on September 15, 2017, at 10:00 A.M., Eastern Time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, and any and all adjournments or other delays thereof (the “shareholder meeting”), in the manner directed, with respect to all shares of common stock of PAREXEL International Corporation that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the shareholder meeting. This proxy is solicited by the board of directors of PAREXEL International Corporation and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3. Continued, and to be signed, on the reverse side PAREXEL YOUR JOURNEY, OUR MISSION

For address change/comments, mark here. (see reverse for instructions) Dated: , 2017 Signature Signature (Title) DETACH AND RETURN THIS PORTION ONLY . THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED Keep this portion for your records To vote, mark blocks below in blue or black ink as follows: The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. For Against Abstain 1. To approve the Agreement and Plan of Merger, dated as of June 19, 2017, by and among PAREXEL International Corporation, West Street Parent, LLC and West Street Merger Sub, Inc., as it may be amended from time to time (the “Merger Agreement”). 2. To approve, by non-binding, advisory vote, compensation that will or may become payable by PAREXEL International Corporation to its named executive officers in connection with the merger. 3. To approve one or more adjournments of the shareholder meeting, if necessary and to the extent permitted by the Merger Agreement, to solicit additional proxies if PAREXEL International Corporation has not obtained sufficient affirmative shareholder votes to adopt the Merger Agreement. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.